                       Securities and Exchange Commission
                            Washington, D.C.  20549
                                    Form 8-K
                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported):  June 13, 1996


                           CoreStates Financial Corp
              ---------------------------------------------------
              (Exact name of registrant specified in its Charter)

             Pennsylvania           0-6879              23-1899716
            -----------------       ------              ----------
           (State or other         (Commission         (IRS Employee
           jurisdiction of         File Number)        identification No.)
           incorporation)

                     Centre Square West, 1500 Market Street
                        Philadelphia, Pennsylvania  19101
               -------------------------------------------------
               (Address of principal executive offices-zip code)

          Registrant's telephone, including area code:  (215) 973-3806
                                                        --------------


- --------------------------------------------------------------
(Former name and former address, if changed since last report)

Item 7.  Financial Statements and Exhibits
         ---------------------------------

                                                                                                                    PAGE
                                                                                                                    ----
(A)  Consolidated Financial Statements of CoreStates
          Financial Corp and Subsidiaries

     (1)  Consolidated Statements of Income for the years ended December 31,
          1995, 1994, and 1993.....................................................................                    4

     (2)  Consolidated Balance Sheets as of December 31, 1995 and 1994.............................                    5

     (3)  Consolidated Statements of Changes in Shareholders' Equity for the
          years ended December 31, 1995, 1994, and 1993............................................                  6-7

     (4)  Consolidated Statements of Cash Flows for the years ended December 31,
          1995, 1994, and 1993.....................................................................                  8-9

     (5)  Notes to the Consolidated Financial Statements...........................................                10-42

     (6)  Report of Independent Auditors...........................................................                   43

     (7)  Management's Discussion and Analysis of Financial Condition and Results of
          Operations...............................................................................                44-83

     (8)  Supplemental Financial Data

          (a)  Three Year Average Balance Sheet, Five Year Statement of Income and Balance Sheet...                84-87
          (b)  Rate/Volume Analysis................................................................                   88
          (c)  Loan Portfolio, Risk Elements and Allowance for Loan Losses Data....................                89-92
          (d)  Selected Maturity and Interest Sensitivity Data.....................................                93-95

(B)  Exhibits

     Computation of Ratio of Earnings from Continuing Operations to Fixed Charges of Continuing Operations
          12.1 Consolidated
          12.2  Combined CoreStates (Parent Only) and CoreStates Capital Corporation

     23.1 Consent of Ernst & Young LLP
     23.2 Consent of KPMG Peat Marwick LLP
     23.3 Consent of Coopers & Lybrand LLP
     27   Financial Data Schedule
     99.1 Report of Independent Auditors - KPMG Peat Marwick LLP
     99.2 Report of Independent Auditors - KPMG Peat Marwick LLP
     99.3 Report of Independent Auditors - KPMG Peat Marwick LLP
     99.4 Report of Independent Auditors - Coopers & Lybrand LLP

Item 7.  Financial Statements and Exhibits
         ---------------------------------


                                 Exhibit Index
                                 -------------
Exhibit No.
- -----------
Computation of Ratio of Earnings from Continuing Operations to Fixed Charges of Continuing Operations:
     12.1 Consolidated
     12.2  Combined CoreStates (Parent Only) and CoreStates Capital Corporation

23.1  Consent of Ernst & Young LLP
23.2  Consent of KPMG Peat Marwick LLP
23.3  Consent of Coopers & Lybrand LLP
27   Financial Data Schedule
99.1 Report of Independent Auditors - KPMG Peat Marwick LLP
99.2 Report of Independent Auditors - KPMG Peat Marwick LLP
99.3 Report of Independent Auditors - KPMG Peat Marwick LLP
99.4 Report of Independent Auditors - Coopers & Lybrand LLP

                                   SIGNATURE
                                   ---------


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    CORESTATES FINANCIAL CORP
                                           (Registrant)



                                    By /s/Christopher J. Carey
                                       -----------------------
                                    Christopher J. Carey
                                    Senior Vice President and
                                    Principal Accounting Officer

Dated: June 13, 1996

CoreStates Financial Corp and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)

                                                                      Year Ended December 31,
                                                             ----------------------------------------
INTEREST INCOME                                                 1995           1994           1993
                                                             ----------     ----------     ----------
Interest and fees on loans:
 Taxable income............................................  $2,902,265     $2,484,660     $2,313,118
 Tax exempt income.........................................      30,390         34,023         45,861
Interest on investment securities:
 Taxable income............................................     349,138        365,298        432,446
 Tax exempt income.........................................      31,018         38,180         44,437
Interest on time deposits in banks.........................     121,993         70,996         48,214
Interest on Federal funds sold, securities purchased
 under agreements to resell and other......................      40,276         21,402         20,873
                                                             ----------     ----------     ----------
 Total interest income.....................................   3,475,080      3,014,559      2,904,949
                                                             ----------     ----------     ----------
INTEREST EXPENSE
Interest on deposits:
 Domestic savings..........................................     396,176        280,532        275,518
 Domestic time.............................................     492,610        370,373        401,316
 Overseas branches and subsidiaries........................      52,261         29,602         18,453
                                                             ----------     ----------     ----------
     Total interest on deposits............................     941,047        680,507        695,287
Interest on short-term funds borrowed......................     214,119        149,618         98,689
Interest on long-term debt.................................     152,989        116,419         99,837
                                                             ----------     ----------     ----------
     Total interest expense................................   1,308,155        946,544        893,813
                                                             ----------     ----------     ----------
 Net interest income.......................................   2,166,925      2,068,015      2,011,136
Provision for losses on loans..............................     144,002        279,195        189,372
                                                             ----------     ----------     ----------
 Net interest income after provisions for losses on loans..   2,022,923      1,788,820      1,821,764
                                                             ----------     ----------     ----------
NON-INTEREST INCOME
Service charges on deposit accounts........................     244,439        239,811        236,535
Trust income...............................................     162,776        153,214        144,573
Fees for international services............................      94,396         87,364         75,879
Debit and credit card fees.................................      83,812         80,482         74,975
Income from investment in EPS, Inc.........................      30,114         31,800         13,159
Trading gains..............................................      35,403         23,360         44,496
Securities gains...........................................      31,475         18,283         43,264
Other gains................................................      26,400          1,900         11,663
Other operating income.....................................     173,407        152,273        188,176
                                                             ----------     ----------     ----------
 Total non-interest income.................................     882,222        788,487        832,720
                                                             ----------     ----------     ----------
NON-FINANCIAL EXPENSES
Salaries, wages and benefits...............................     904,377        947,903        938,594
Net occupancy..............................................     159,530        162,003        159,432
Equipment expenses.........................................     118,532        117,659        114,783
Restructuring and merger-related charges...................     138,600        107,119         17,500
Other operating expenses...................................     564,489        583,558        639,235
                                                             ----------     ----------     ----------
 Total non-financial expenses..............................   1,885,528      1,918,242      1,869,544
                                                             ----------     ----------     ----------
INCOME BEFORE INCOME TAXES.................................   1,019,617        659,065        784,940
Provision for income taxes.................................     364,441        225,859        246,854
                                                             ----------     ----------     ----------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
 IN ACCOUNTING PRINCIPLE...................................     655,176        433,206        538,086
Cumulative effect of a change in accounting principle, net
 of income tax benefit of $8,475...........................           -              -        (15,740)
                                                             ----------     ----------     ----------
NET INCOME.................................................  $  655,176     $  433,206     $  522,346
                                                             ==========     ==========     ==========
PER COMMON SHARE DATA (Based on weighted average shares
 outstanding of 222.268 million in 1995, 226.234 million
 in 1994 and 228.580 million in 1993)
Income before cumulative effect of a change in accounting
 principle.................................................       $2.95          $1.91          $2.35
Net income.................................................       $2.95          $1.91          $2.29
Cash dividends declared....................................       $1.44          $1.24          $1.14


See accompanying notes to the financial statements.

CoreStates Financial Corp and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in thousands)

                                                   December 31,
                                           --------------------------
                                               1995          1994
                                           -----------    -----------
ASSETS
Cash and due from banks..................  $ 3,662,143    $ 3,024,589
Time deposits, principally Eurodollars...    1,909,260      1,874,066
Federal funds sold and securities
 purchased under agreements to resell....      719,937        923,630
Trading account assets...................      147,218        347,376
Investment securities available-for-sale.    2,572,315        963,666
Investment securities held-to-maturity
 (market value: 1995-$3,075,964;
 1994-$6,114,773)........................    3,059,917      6,298,239
Total loans, net of unearned discounts of
 $232,077 in 1995 and $258,630 in 1994...   31,714,152     30,755,394
 Less: Allowance for loan losses.........     (670,265)      (681,124)
                                           -----------    ------------
     Net loans...........................   31,043,887     30,074,270
Due from customers on acceptances........      560,707        352,347
Premises and equipment...................      664,279        699,169
Other assets.............................    1,657,579      1,490,721
                                           -----------    -----------
     Total assets........................  $45,997,242    $46,048,073
                                           ===========    ===========

LIABILITIES
Deposits:
 Domestic:
      Non-interest bearing...............  $ 8,937,147    $ 8,625,125
      Interest bearing...................   23,883,726     25,023,283
 Overseas branches and subsidiaries......    1,142,947      1,125,997
                                           -----------    -----------
      Total deposits.....................   33,963,820     34,774,405
Short-term funds borrowed................    3,677,013      3,461,249
Bank acceptances outstanding.............      549,048        346,239
Other liabilities........................    1,719,697      1,571,985
Long-term debt...........................    2,212,099      2,163,263
                                           -----------    -----------
      Total liabilities..................   42,121,677     42,317,141
                                           -----------    -----------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY
Preferred stock: authorized 10.0 million
 shares; no shares issued................            -              -
Common stock: $1 par value;  issued
 230.2 million shares in 1995 and
 229.8 million shares in 1994
 (including treasury shares of  7.8
 million in 1995 and 1.0 million
 in 1994, and unallocated shares
 held by Employee Stock Ownership
 Plan (ESOP) of 2.3 million
 in 1995 and 1.6 million in 1994)........      230,231        229,827
Other common shareholders' equity, net...    3,645,334      3,501,105
                                           -----------    ----------
      Total shareholders' equity.........    3,875,565      3,730,932
                                           -----------    ----------
      Total liabilities and shareholders'
       equity............................  $45,997,242    $46,048,073
                                           ===========    ===========

See accompanying notes to the financial statements.

CoreStates Financial Corp and  Subsidiaries                          Page 1 of 2
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(in thousands)

                                                                                       Common         Capital       Retained
                                                                                        stock         surplus       earnings
                                                                                     -----------    ----------     ----------
Balances at December 31, 1992, as previously reported..........................      $    86,387    $  817,391     $1,194,662
Impact of Meridian Bancorp, Inc. acquisition...................................           82,389       387,383        719,590
                                                                                     -----------    ----------     ----------
Balances at December 31, 1992 - Restated.......................................          168,776     1,204,774      1,914,252

Net income.....................................................................                                       522,346
Issuance of shares in connection with a 100% common stock dividend.............           58,929       (58,929)

Net unrealized gain on investments available-for-sale, net of tax
  at December 31, 1993.........................................................                                        77,162
Stock issued in acquisitions (1,276 new shares;  640 treasury shares)..........            1,276        15,619          2,955

Treasury shares acquired (1,060 shares)........................................
Repurchase and retirement of common stock (573 shares).........................             (573)       (4,805)        (5,808)
Common stock issued under employee benefit
  plans (1,624 new shares; 175 treasury shares)................................            1,279        28,190         (1,510)
Common stock issued under dividend reinvestment
  plan (427 new shares; 111 treasury shares)...................................              363        10,023           (101)
Foreign currency translation adjustments.......................................                                        (1,758)
Common dividends declared......................................................                                      (220,132)
                                                                                     -----------    ----------     ----------
Balances at December 31, 1993..................................................          230,050     1,194,872      2,287,406

Net income.....................................................................                                       433,206
Net change in unrealized gain on investments available-for-sale, net of tax....                                       (66,095)
Acquisition of Germantown Savings Bank (5,880 treasury shares).................                                        (8,605)
Stock issued in other acquisitions (190 new shares)............................              190         6,782

Treasury shares acquired (8,598 shares)........................................
Repurchase and retirement of common stock (1,016 shares).......................           (1,016)       (6,646)       (17,226)
Common stock issued under employee benefit
  plans (567 new shares; 688 treasury shares)..................................              567         6,097         (6,410)
Common stock issued under dividend reinvestment
  plan (450 treasury shares)...................................................                           (447)          (483)
Purchase of shares for Employee Stock Ownership Plan (1,574 shares)............
Conversion of subordinated debt (36 new shares;
  909 treasury shares).........................................................               36                       (2,001)
Cash paid for fractional shares................................................                                           (83)
Foreign currency translation adjustments.......................................                                            52
Common dividends declared......................................................                                      (259,449)
                                                                                     -----------    ----------     ----------
Balances at December 31, 1994..................................................          229,827     1,200,658      2,360,312

                                                                                        Treasury    Unallocated
                                                                                         stock      ESOP Shares      Total
                                                                                      -----------   -----------   -----------
Balances at December 31, 1992, as previously reported..........................         $  (3,881)                 $2,094,559
Impact of Meridian Bancorp, Inc. acquisition...................................                 -                   1,189,362
                                                                                      -----------                  ----------
Balances at December 31, 1992 - Restated.......................................            (3,881)                  3,283,921

Net income.....................................................................                                       522,346
Issuance of shares in connection with a 100% common stock dividend.............                                             -
Net unrealized gain on investments available-for-sale, net of tax
  at December 31, 1993.........................................................                                        77,162
Stock issued in acquisitions (1,276 new shares;  640 treasury shares)..........            17,459                      37,309
Treasury shares acquired (1,060 shares)........................................           (29,449)                    (29,449)
Repurchase and retirement of common stock (573 shares).........................                                       (11,186)
Common stock issued under employee benefit
  plans (1,624 new shares; 175 treasury shares)................................             4,871                      32,830
Common stock issued under dividend reinvestment
  plan (427 new shares; 111 treasury shares)...................................             3,181                      13,466
Foreign currency translation adjustments.......................................                                        (1,758)
Common dividends declared......................................................                                      (220,132)
                                                                                      -----------                  ----------
Balances at December 31, 1993..................................................            (7,819)                  3,704,509

Net income.....................................................................                                       433,206
Net change in unrealized gain on investments available-for-sale, net of tax....                                       (66,095)
Acquisition of Germantown Savings Bank (5,880 treasury shares).................           156,361                     147,756
Stock issued in other acquisitions (190 new shares)............................                                         6,972
Treasury shares acquired (8,598 shares)........................................          (228,963)                   (228,963)
Repurchase and retirement of common stock (1,016 shares).......................                                       (24,888)
Common stock issued under employee benefit
  plans (567 new shares; 688 treasury shares)..................................            18,456                      18,710
Common stock issued under dividend reinvestment
  plan (450 treasury shares)...................................................            12,306                      11,376
Purchase of shares for Employee Stock Ownership Plan (1,574 shares)............                        $(35,568)      (35,568)
Conversion of subordinated debt (36 new shares;
  909 treasury shares).........................................................            25,362                      23,397
Cash paid for fractional shares................................................                                           (83)
Foreign currency translation adjustments.......................................                                            52
Common dividends declared......................................................                                      (259,449)
                                                                                      -----------   -----------     ----------
Balances at December 31, 1994..................................................           (24,297)      (35,568)     3,730,932

(continued)

CoreStates Financial Corp and Subsidiaries                           Page 2 of 2
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(in thousands)

                                                                                       Common        Capital       Retained
                                                                                        stock        surplus       earnings
                                                                                     -----------   -----------   ------------
Net income.....................................................................                                       655,176
Net change in unrealized gain on investments available-for-sale, net of tax....                                        41,187
Treasury shares acquired (10,307 shares).......................................
Repurchase and retirement of common stock (595 shares).........................             (595)       (4,093)       (12,446)
Common stock issued under employee benefit plans (1,002 new shares;
   3,089 treasury shares)......................................................              999        26,825        (25,483)
Common stock issued under dividend reinvestment plan
  (417 treasury shares)........................................................                             (9)            (2)
Purchase of shares for Employee Stock Ownership Plan (876 shares)..............
Employee Stock Ownership Plan shares committed for release (123 shares)........                           1,786
Cash paid for fractional shares................................................                                           (24)
Foreign currency translation adjustments.......................................                                           (29)
Common dividends declared......................................................                                      (294,393)
                                                                                     -----------    ----------     ----------
Balances at December 31, 1995..................................................      $   230,231    $1,225,167     $2,724,298
                                                                                     ===========    ==========     ==========
                                                                                       Treasury     Unallocated
                                                                                       stock        ESOP Shares   Total
                                                                                     ------------   -----------   -----------
Net income.....................................................................                                       655,176
Net change in unrealized gain on investments available-for-sale, net of tax....                                        41,187
Treasury shares acquired (10,307 shares).......................................          (335,528)                   (335,528)
Repurchase and retirement of common stock (595 shares).........................                                       (17,134)
Common stock issued under employee benefit plans (1,002 new shares;
   3,089 treasury shares)......................................................            96,670                      99,011
Common stock issued under dividend reinvestment plan
  (417 treasury shares)........................................................            12,690                      12,679
Purchase of shares for Employee Stock Ownership Plan (876 shares)..............                         (20,922)      (20,922)
Employee Stock Ownership Plan shares committed for release (123 shares)........                           2,824         4,610
Cash paid for fractional shares................................................                                           (24)
Foreign currency translation adjustments.......................................                                           (29)
Common dividends declared......................................................                                      (294,393)
                                                                                      -----------   -----------    ----------
Balances at December 31, 1995..................................................         $(250,465)     $(53,666)   $3,875,565
                                                                                      ===========   ===========    ==========

See accompanying notes to the financial statements.

CoreStates Financial Corp and Subsidiaries                           Page 1 of 2
CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)

                                                                                          Year Ended December 31,
                                                                               ----------------------------------------------
OPERATING ACTIVITIES                                                                1995           1994            1993
                                                                               -------------  --------------  ---------------
Net income................................................................     $    655,176    $    433,206     $    522,346
Adjustments to reconcile net income to net
    cash provided by operating activities:
    Restructuring and merger-related charges..............................          138,600         107,119           17,500
     Cumulative effect of a change in
      accounting principle, net of tax....................................                -               -           15,740
    Provision for losses on loans.........................................          144,002         279,195          189,372
    Provision for losses and writedowns
     on other real estate owned...........................................           15,971          14,596           24,550
    Depreciation and amortization.........................................          122,996         139,305          176,811
    Deferred income tax expense (benefit).................................           28,420          41,847          (12,002)
    Securities gains......................................................          (31,475)        (18,283)         (43,264)
   Gains on sale of mortgage servicing....................................           (2,387)           (867)         (21,606)
    Other gains...........................................................          (26,400)         (1,900)         (11,663)
    (Increase) decrease in trading account assets.........................          200,833         (18,392)          25,044
    Increase (decrease) in due to factored clients........................          (86,921)         41,262          147,072
    (Increase) decrease in interest receivable............................            2,009         (33,548)           3,340
    Increase (decrease) in interest payable...............................           45,044          26,026           (8,953)
    Other, net............................................................         (117,411)       (100,995)         207,204
                                                                               ------------    ------------     ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.................................        1,088,457         908,571        1,231,491
                                                                               ------------    ------------     ------------

INVESTING ACTIVITIES
Net increase in loans.....................................................       (1,832,179)     (1,310,777)      (2,031,645)
Proceeds from sales of loans..............................................        1,087,732       1,130,918          790,193
Loans originated or acquired--non-bank subsidiaries.......................      (35,767,440)    (33,760,035)     (24,712,336)
Principal collected on loans--non-bank subsidiaries.......................       35,407,667      33,399,764       24,411,312
Net (increase) decrease in time deposits,
    principally Eurodollars...............................................          (33,172)       (452,747)         559,804
Purchases of investments held-to-maturity.................................         (686,652)     (2,386,505)               -
Purchases of investments available-for-sale...............................         (589,327)       (711,227)               -
Proceeds from maturities of investments held-to-maturity..................        2,175,780       2,911,632                -
Proceeds from maturities of investments available-for-sale................          161,477         386,142                -
Proceeds from sales of investments available-for-sale.....................          546,728         767,453                -
Purchases of investment securities........................................                -               -       (4,527,811)
Proceeds from sales of investment securities..............................                -               -        1,432,083
Proceeds from maturities of investment securities.........................                -               -        3,561,527
Net (increase) decrease in Federal funds sold and
    securities purchased under agreements to resell.......................          203,693        (646,409)         150,929
Purchases of premises and equipment.......................................         (125,216)       (147,308)        (144,959)
Proceeds from sales and paydowns on other
    real estate owned.....................................................           66,834          78,057          115,889
Purchase of Germantown Savings Bank, net of
  cash acquired...........................................................                -         (74,053)               -
Net cash provided by other acquisitions...................................                -         379,318           52,900
Other, net................................................................           11,303          39,357           28,487
                                                                               ------------    ------------     ------------
 NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES..............................................................          627,228        (396,420)        (313,627)
                                                                               ------------    ------------     ------------

(continued)

CoreStates Financial Corp and Subsidiaries                           Page 2 of 2
CONSOLIDATED STATEMENT OF CASH FLOWS: continued
(in thousands)

                                                                             Year Ended December 31,
                                                                  -------------------------------------------
FINANCING ACTIVITIES                                                  1995            1994            1993
                                                                  -----------     -----------     -----------
Net decrease in deposits........................................     (815,105)     (1,013,622)     (1,029,650)
Long-term debt issued...........................................      582,251         480,433       1,114,126
Retirement of long-term debt....................................     (533,480)       (306,452)       (775,476)
Net increase (decrease) in short-term funds borrowed............      215,764         694,499        (109,756)
Cash dividends paid.............................................     (286,565)       (245,962)       (218,327)
Purchase of treasury stock......................................     (335,528)       (228,963)        (29,449)
Purchases of ESOP shares........................................            -         (35,568)              -
Funds transferred to Trust for future ESOP purchases............            -         (24,432)              -
Repurchase and retirement of common stock.......................      (17,134)        (24,888)        (11,186)
Common stock issued under employee benefit plans................       99,011          18,710          32,830
Other, net......................................................       12,655          11,293          13,466
                                                                  -----------     -----------     -----------
 NET CASH USED IN FINANCING ACTIVITIES..........................   (1,078,131)       (674,952)     (1,013,422)
                                                                  -----------     -----------     -----------
INCREASE (DECREASE) IN CASH AND DUE
   FROM BANKS...................................................      637,554        (162,801)        (95,558)
   Cash and due from banks at January 1, .......................    3,024,589       3,187,390       3,282,948
                                                                  -----------     -----------     -----------
CASH AND DUE FROM BANKS AT DECEMBER 31, ........................  $ 3,662,143     $ 3,024,589     $ 3,187,390
                                                                  ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest.....................................................  $ 1,263,681     $   918,503     $   901,830
                                                                  ===========     ===========     ===========
   Income taxes.................................................  $   284,987     $   189,918     $   248,494
                                                                  ===========     ===========     ===========

See accompanying notes to the financial statements.


CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The consolidated financial statements include the accounts of CoreStates Financial Corp ("the Corporation") and all of its subsidiaries, including:
CoreStates Bank, N.A. ("CBNA"); Meridian Bank, PA ("Meridian PA"); New Jersey National Bank ("NJNB"); Delaware Trust Company; CoreStates Bank of Delaware, N.A. ("CBD"); Meridian Bank New Jersey ("Meridian NJ"); Congress Financial Corporation; and CoreStates Capital Corp ("CSCC"). All material intercompany transactions have been eliminated. The financial statements include the consolidated accounts of Meridian Bancorp, Inc. ("Meridian") which was acquired on April 9, 1996 in a transaction accounted for under the pooling of interests method of accounting. On February 23, 1996, Meridian acquired United Counties Bancorporation ("United Counties") in a transaction accounted for as a pooling of interests. The consolidated accounts of Meridian include United Counties for all periods presented. Certain amounts in prior years have been reclassified for comparative purposes.

The Corporation is a regional bank holding company incorporated under the laws of the Commonwealth of Pennsylvania, primarily operating in the eastern Pennsylvania, northern Delaware and the central and southern New Jersey markets. Through its subsidiaries, the Corporation is engaged in the business of providing wholesale banking services (including international banking services), consumer financial services, trust and investment management services and electronic payment services to a diversified customer base.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Changes in accounting principles
Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114") and Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("FAS 118"). FAS 114 addresses accounting for impairment of certain loans and requires that impaired loans within the scope of FAS 114 be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or be measured at the loan's observable market price or the fair value of its collateral. FAS 118 amended the income recognition policies and clarified disclosure requirements of FAS 114. The adoption of these standards did not have an impact on CoreStates' provision for loan losses or allowance for loan losses, nor change CoreStates' methodology for recognizing income on impaired loans.

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). FAS 112 established the accounting requirements for benefits provided to former or inactive employees after employment but before retirement. FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. The Corporation recognized the January 1, 1993 FAS 112 transitional liability of $24,215, $15,740 after-tax or $0.06 per share, as the cumulative effect of a change in accounting principle.

Treasury Stock
The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of shares reissued on a first-in-first-out basis.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income taxes
Under the asset and liability method used by the Corporation to provide for income taxes, deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Corporation and its subsidiaries file a consolidated Federal income tax return.

Investments
Held-to-maturity securities, consisting primarily of debt securities, are carried at cost adjusted for amortization of premiums and accretion of discounts, both computed on the interest method. The Corporation has both the ability and positive intent to hold these securities until maturity. Trading account assets are carried at market value. Gains on trading account assets include both realized and unrealized gains and losses on the portfolio. All other securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The accumulated net unrealized gain on available-for-sale securities included in retained earnings was $51,858 at December 31, 1995 and $10,919 at December 31, 1994.

The adjusted cost of a specific certificate sold is the basis for determining realized securities gains and losses as included in the consolidated statement of income in "non-interest income".

Interest and dividends on investment securities are recognized as income when earned.

Loans
Interest on commercial loans is recognized on the daily principal amounts outstanding. Loan fees are generally considered adjustments of interest rate yields and are amortized into interest income on loans over the terms of the related loans. Interest on installment loans is principally recognized on the interest method.

Commercial loans are placed on a non-accrual status, generally recognizing interest as income when received, when, in the opinion of management, the collectability of principal or interest payments becomes doubtful or when such payments are 90 days or more past due, unless the loan is well secured and in the process of collection. The deferral or non-recognition of interest does not constitute forgiveness of the borrower's obligation.

Generally, consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due. Consumer loans, excluding residential mortgage loans and credit card loans, are charged off after reaching 90 days past due. Residential mortgate loans are placed on non-accrual status after reaching 120 days past due and are written down to the fair value of underlying collateral at that time. Credit card loans are charged off after reaching 180 days past due.

Other Real Estate Owned
When a property is acquired through foreclosure of a loan secured by real estate, that property is recorded at the lower of the cost basis in the loan or the estimated fair value of the property less estimated disposal costs. Writedowns at the time of foreclosure are charged against the allowance for loan losses. Subsequent writedowns for changes in the fair value of the property are charged to other non-financial expense.

Allowance for loan losses
The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Factors included in management's determination of an adequate level of allowance for loan losses are a statistical analysis of historical loss levels throughout an economic cycle and one year of projected charge-offs, establishing a minimum level below which the allowance for loan losses is considered inadequate and a maximum level above which is considered inappropriate. A quarterly evaluation of loss potential on specific credits, products, industries, portfolios and markets, as well as indicators for loan growth, the economic environment and concentrations assist in validating the position of the allowance for loan losses within those boundaries. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The Corporation adopted FAS 114 effective January 1, 1995. Under FAS 114, the allowance for loan losses related to "impaired loans" is based on discounted cash flows using the impaired loan's initial effective interest rate as the discount rate, or the fair value of the collateral for collateral dependent loans. A loan is impaired when it meets the criteria to be placed on non-accrual status or is a renegotiated loan. Loans which are evaluated for impairment pursuant to FAS 114 are assessed on a loan-by-loan basis, and include only commercial non-accrual and renegotiated loans. Large groups of smaller balance homogeneous loans, such as credit cards, lease financing receivables, loans secured by first and second liens on residential properties, and other consumer loans are evaluated collectively for impairment.

Additions to the allowance arise from the provision for loan losses charged to operations or from the recovery of amounts previously charged off. Loan charge-offs reduce the allowance. Loans are charged off when there has been permanent impairment of the related carrying values.

Premises and equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed, generally, on the straight-line method at rates based on the following range of lives: buildings - 10 to 45 years; equipment - 3 to 12 years; and leasehold improvements - 3 to 15 years.

Retirement plans
The Corporation maintains non-contributory defined benefit pension plans for substantially all employees. Benefits are primarily based on the employee's years of credited service, average annual salary and primary social security benefit, as defined in the plans. It is the Corporation's policy to fund the plans on a current basis to the extent deductible under existing tax regulations.

The Corporation provides certain postretirement health care and life insurance benefits for retired employees. In order to participate in the health care plan, an employee must retire with at least 10 years of service. The postretirement health care plan is contributory, with retiree contributions based on years of service. It is the Corporation's policy to fund the health care plan on a current basis to the extent deductible under existing tax regulations.

Employee Stock Ownership Plan ("ESOP")
Effective January 1, 1995, employees of Meridian with two years service began participating in a non-contributory ESOP. Compensation expense is recognized based on the fair value of shares committed to be released to employees.

Foreign exchange/currency
Forward exchange contracts are valued at current rates of exchange. Gains or losses on forward exchange contracts intended to hedge an identifiable foreign currency commitment, if any, are deferred and included in the measurement of the related foreign currency transaction. All other gains or losses on forward exchange contracts are included in the consolidated statement of income.

Currency gains and losses in connection with non-dollar denominated loans and deposits, which are included in interest income and expenses, are recognized pro rata over the contract terms. Foreign currency translation adjustments are recorded directly to retained earnings. The cumulative foreign currency translation loss was $1,600, $1,571 and $1,623 at December 31, 1995, 1994 and 1993, respectively.

Derivative interest rate contracts
The Corporation uses various interest rate contracts such as, interest rate swaps, futures, forward rate agreements, caps and floors, tender option bonds, Treasury float agreements, and forward commitments to purchase and sell loans and securities, primarily to manage the interest rate risk of specific assets, liabilities or anticipated transactions , to manage interest rate risk in securities trading positions and to provide for the needs of its customers. For contracts held for purposes other than trading, gains or losses are deferred and recognized as adjustments to interest income or expense of the underlying assets or liabilities and the interest differentials are recognized as adjustments of the related interest income or expense. Gains or losses resulting from early terminations of these contracts are deferred and amortized over the remaining term of the underlying assets or liabilities. Any fees received or disbursed which represent adjustments to the yield on interest rate contracts are capitalized and amortized over the term of the interest rate contracts. If the underlying assets or liabilities related to a derivative matures, is sold, extinguished, or terminates, the amount of the previously unrecognized gain or loss is recognized at that time in the consolidated income statement. Derivative products used in securities trading positions mostly include tender option bonds, treasury float agreements, and forward commitments to purchase and sell loans and securities. Tender option bonds represent a contingent liability to purchase securities. Realized gains and losses and net interest spread earned on these products are included in non-interest income. Treasury float agreements represent purchased option contracts. The premiums paid for these contracts are amortized over the option periods. Forward commitments to purchase and sell loans and securities consist primarily of forward commitments to sell mortgage-backed securities, which are used to hedge mortgage loans held in the trading account. These commitments are marked to fair value with unrealized gains and losses recorded in non-interest income. Contracts held or issued for customers are valued at market with gains or losses included in the consolidated income statement.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Earnings per common share
Earnings per common share for all periods presented were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents (primarily stock options) did not have a materially dilutive
effect on earnings per share.   For purposes of computing earnings per share,
shares committed to be released and shares allocated in the ESOP are considered outstanding.

Cash dividends declared per share
Cash dividends declared per share for the periods prior to the acquisitions of Meridian on April 9, 1996, Independence on June 27, 1994 and Constellation on March 16, 1994 assume that the Corporation would have declared cash dividends equal to the cash dividends per share actually declared by the Corporation.

2.  ACQUISITIONS

On December 2, 1994, the Corporation purchased Germantown Savings Bank ("Germantown") a Pennsylvania chartered stock savings bank with $1.6 billion in assets and $1.4 billion in deposits at the time of the acquisition. Under the terms of the transaction, each of Germantown's 4.15 million shares of common stock was exchanged for a combination of the Corporation's common stock, equal to approximately 55% of the $62 per Germantown share purchase price, and cash, equal to approximately 45% of the purchase price. As a result of this acquisition, 5.9 million shares of the Corporation's common stock were issued out of treasury stock. The transaction had a total value of approximately $260 million and was accounted for under the purchase method of accounting. Accordingly, the results of operations of Germantown have been included since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. Intangible assets of $183 million, including $140 million of goodwill, were created in this transaction. Goodwill is being amortized to other operating expense on a straight-line basis over 15 years.

A summary of unaudited pro forma combined financial information for the Corporation and Germantown as if the transaction had occurred on January 1, 1993 is as follows:

                                   Year Ended December 31,
                                   -----------------------
                                       1994        1993
                                   -----------  ----------
Net interest income..............   $2,135,969  $2,081,748
Non-interest income..............      797,961     849,782
Income before cumulative effect
  of a change in accounting
  principle......................      451,063     549,835
Per common share.................   $     1.94  $     2.35
Average common shares
  outstanding....................      232,180     234,443

On March 16, 1994, the Corporation acquired Constellation Bancorp ("Constellation"), a New Jersey bank holding company with $2.3 billion in assets and $2.1 billion in deposits. The Corporation issued approximately 11.3 million shares of common stock to shareholders of Constellation based on an exchange ratio of .4137 of a share of the Corporation's common stock for each share of Constellation common stock.

On June 27, 1994, the Corporation acquired Independence Bancorp, Inc. ("Independence"), a Pennsylvania bank holding company with $2.6 billion in assets and $2.1 billion in deposits. The Corporation issued approximately 16.6 million shares of common stock to shareholders of Independence based on an exchange ratio of 1.5 shares of the Corporation's common stock for each share of Independence common stock.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

2.  ACQUISITIONS - continued

On April 9, 1996, the Corporation acquired Meridian, a Pennsylvania bank holding company with $15.2 billion in assets and $12.1 billion in deposits. The Corporation issued approximately 81.1 million shares of common stock to shareholders of Meridian based on an exchange ratio of 1.225 shares of the Corporation's common stock for each share of Meridian common stock. At a February 6, 1996 shareholders' meeting, the Corporation's shareholders approved an increase in the number of authorized shares from 200 million to 350 million. On February 23, 1996, Meridian acquired United Counties, a $1.6 billion asset New Jersey bank holding company in a transaction accounted for as a pooling of interests. Accordingly, the consolidated accounts of Meridian include United Counties for all periods presented. For each United Counties common share outstanding, 5.0 shares of Meridian's common stock was issued.

The Constellation, Independence and Meridian acquisitions were each accounted for under the pooling of interests method of accounting; accordingly, the consolidated financial statements include the consolidated accounts of Constellation, Independence and Meridian for all periods presented. Financial information on a separate company basis for the three years ended December 31, 1995 for the Corporation and Meridian (including United Counties) and for the year ended December 31, 1993 for Constellation and Independence was as follows:

                                              The         (Unaudited)
1995                                      Corporation       Meridian
- ----                                      -----------       --------

Net interest income.....................   $1,488,534      $678,391
Provision for losses on loans...........      105,000        38,877
Non-interest income.....................      605,666       276,556
Non-financial expenses..................    1,274,398       612,695
Provision for income taxes..............      262,565       101,372
Net income..............................      452,237       202,003
Net income per share....................        $3.22         $3.03
Cash dividends declared.................         1.44          1.45

1994
- ----

Net interest income.....................   $1,389,369      $678,646
Provision for losses on loans...........      246,900        27,261
Non-interest income.....................      562,264       226,223
Non-financial expenses..................    1,317,561       608,736
Provision for income taxes..............      141,810        82,992
Income before cumulative effect of a
 change in accounting principle........       245,362       185,880
Cumulative effect of a change in
 accounting principle...................            -        (2,730)(a)
Net income..............................      245,362       183,150
Income per share before cumulative effect
 of a change in accounting principle....        $1.73         $2.72
Net income per share....................        $1.73         $2.68
Cash dividends declared.................         1.24          1.34
- ----------

(a) Meridian adopted FAS 112 on January 1, 1994, the date required under that statement, and recognized a charge of $4,200, $2,730 after-tax, as the cumulative effect of a change in accounting principle. CoreStates adopted FAS 112 on January 1, 1993. As permitted under pooling of interests accounting, the restated financial statements are prepared as if Meridian also adopted FAS 112 effective January 1, 1993.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

2. ACQUISITIONS - (continued)

1993                                          The        (Unaudited)
- ----                                      Corporation     Meridian      Constellation   Independence
                                          -----------   ------------    -------------   ------------
Net interest income.....................   $1,117,901      $685,865          $100,753       $106,617
Provision for losses on loans...........      100,000        58,956            10,000         11,201
Non-interest income.....................      503,055       258,690            41,599         29,376
Non-financial expenses..................    1,033,375       638,318           115,186         93,601
Provision for income taxes..............      159,654        72,548               662 (c)      8,312
Income before cumulative effect of a
  change in accounting principle........      327,927       174,733            16,504         22,879
Cumulative effect of a change in
 accounting principle, net of tax.......      (13,010)        6,642(b)              -              -
Net income..............................      314,917       181,375            16,504         22,879
Income per share before cumulative effect
  of a change in accounting principle...        $2.80         $2.57             $0.61          $1.98
Net income per share....................         2.69          2.67              0.61           1.98
Cash dividends declared.................         1.14          1.26                 -           1.16

____________
(b) CoreStates retroactively adopted FAS 109 in the first quarter of 1992, effective January 1, 1987. Meridian elected to prospectively adopt
     FAS 109 on January 1, 1993 and recognize a cumulative benefit of $6,642 as the cumulative effect of a change in accounting principle. As permitted under pooling of interests accounting, the restated financial statements are prepared as if Meridian also retroactively adopted FAS 109 effective January 1, 1987 which had the effect of reducing 1993 restated net income by $6,642, or $0.03 per share.
(c) In 1993, Constellation prospectively adopted FAS 109. However, restated financial information is prepared as if Constellation retroactively adopted FAS 109 as of January 1, 1987. The impact of applying pooling of interests accounting rules and retroactively applying FAS 109 to Constellation had the effect of reducing 1993 restated net income by $5,076, or $0.02 per share, and December 31, 1993 common shareholders' equity by $39,924.

The restated statements of income for 1995, 1994 and 1993 reflect a conforming accounting adjustment for Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). The Corporation elected to recognize immediately the January 1, 1992 transitional liability of $128,706 pre-tax, $84,946 after tax, as the cumulative effect of a change in accounting principle in the first quarter of 1992.

Meridian adopted FAS 106 on January 1, 1993, the date required under that statement. As permitted by FAS 106, Meridian elected not to recognize immediately its $28,827 transitional liability, but to amortize that liability over 20 years. As permitted under pooling of interests accounting, the pro forma financial information is prepared as if Meridian adopted FAS 106 effective January 1, 1992 and immediately recognized the $28,827, $18,738 after-tax, transitional liability. Pro forma salaries, wages and benefits have been adjusted accordingly.

Upon consummation of their respective acquisitions, Constellation and Independence recorded merger-related charges in 1994 in connection with a change in strategic direction related to problem assets and to conform its consumer lending charge-off policies to those of the Corporation, and charges for expenses attributable to the acquisition. These merger-related charges totaled $167.4 million after-tax, or $0.74 per share. On a pre-tax basis, the merger-related charges consisted of a $145.0 million provision for loan losses, a $32.0 million addition to the reserve for other real estate owned ("OREO"), $13.0 million for the writedown of purchased mortgage servicing rights and related assets, and $63.7 million for expenses directly attributable to the acquisition, including severance costs of $13.0 million related to approximately 715 employees.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the balance sheet, for which it is practicable to estimate that value. FAS 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contractual obligation or right that will be settled with another financial instrument.

In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through those techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following table summarizes the carrying amount and fair value estimates of financial instruments at December 31, 1995 and 1994.

                                                          1995                             1994
                                          ---------------------------------  ---------------------------------
                                             Carrying                           Carrying
                                            or Notional          Fair          or Notional          Fair
                                              Amount            Value            Amount             Value
                                          ---------------  ----------------  ---------------  ----------------
Assets:
Cash and short-term assets..............      $ 6,291,340      $ 6,291,340       $ 5,822,285      $ 5,822,285
Investment securities...................        5,632,232        5,648,279         7,261,905        7,078,439
Trading account assets..................          147,218          147,218           347,376          347,376
Net loans, excluding leases.............       29,876,531       30,293,254        29,030,338       29,568,576

Liabilities:
Demand and savings deposits.............       23,063,053       23,063,053        23,987,236       23,987,236
Time deposits, including overseas
    branches and subsidiaries...........       10,900,767       11,065,260        10,787,169       10,745,394
Short-term borrowings...................        3,677,013        3,677,013         3,461,249        3,461,249
Long-term debt..........................        2,212,099        2,266,725         2,163,263        2,089,888

Off-balance sheet asset  (liability):
Letters of credit.......................        2,873,265          (27,659)        2,891,450          (10,838)
Commitments to extend credit............       18,438,277          (16,135)       15,667,491          (14,142)
Mortgage loans sold and loan servicing
    acquired with recourse..............          434,628          (12,260)          541,840          (11,710)
Derivative financial instruments........       16,091,322          237,649        18,256,860         (295,632)

Fair value estimates, methods, and assumptions for the Corporation's financial instruments are set forth below:

Cash and due from banks and short-term instruments The carrying amounts reported in the balance sheet for cash and due from banks and short-term instruments approximate their fair values. Short-term instruments include: time deposits; Federal funds sold; and securities purchased under agreements to resell, all of which generally have original maturities of less than 90 days.

Investment securities Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Trading account assets Fair values for the Corporation's trading account assets, which also are the amounts recognized in the balance sheet, are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or are derived from pricing models or formulas using discounted cash flows.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS - continued

Loans Fair values are estimated for loans in groups with similar financial and risk characteristics. Loans are segregated by type including: commercial and industrial; commercial real estate; residential real estate; credit card and other consumer; financial institutions; factoring receivables; and foreign. Each loan type is further segmented into fixed and variable rate interest terms and by performing and non-performing categories in order to estimate fair values.

The fair value of fixed-rate performing loans is calculated by discounting scheduled principal and interest cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan type at December 31, 1995 and 1994. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan type, modified by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by referring to secondary market source pricing.

For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using secondary market rates adjusted for differences in servicing and credit costs. This estimate does not include the benefit that relates to cash flows which could generate from new loans to existing cardholders over the remaining life of the portfolio.

For variable rate loans that reprice frequently and which have experienced no significant change in credit risk, fair values are based on carrying amounts.

Fair value for non-performing loans is based on discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding cash flows and discount rates are determined using available market information and specific borrower information.

Deposit liabilities The fair values disclosed for demand deposits (non-interest bearing checking accounts, NOW accounts, savings accounts, and money market accounts) are, by FAS 107 definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates offered on certificates at December 31, 1995 and 1994, respectively, to an estimate of aggregate expected maturities for those certificates of deposit.

The estimated fair values do not include the benefit that results from funding provided by core deposit liabilities as compared to the cost of borrowing funds in the financial markets.

Short-term funds borrowed The carrying amounts of Federal funds purchased, securities sold under agreements to repurchase, commercial paper and other short-term borrowings approximate their fair values.

Long-term debt The fair values for long-term debt are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses based on the Corporation's borrowing rates at December 31, 1995 and 1994 for comparable types of borrowing arrangements.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

3.  FAIR VALUES OF FINANCIAL INSTRUMENTS - continued

Off-balance sheet derivative financial instruments and commitments Fair values for the Corporation's futures, forwards, interest rate swaps, options, interest rate caps and floors, foreign exchange contracts, tender option bonds and Treasury float contracts are based on quoted market prices (futures); current settlement values (forwards); quoted market prices of comparable instruments (foreign currency exchange contracts); or, if there are no directly comparable instruments, on pricing models or formulas using current assumptions (interest rate swaps, interest rate caps and floors, tender option bonds, Treasury float contracts and options). The fair value of commitments to extend credit, other than credit card lines, is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The value of commitments to extend credit under credit card lines is embodied in the benefit that relates to estimated cash flows from new loans expected to be generated from existing cardholders over the remaining life of the portfolio.

The fair value of standby and commercial letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate the agreements or otherwise settle the obligations with the counterparties.


4.  CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1995 and 1994 were approximately $516,000 and $506,000, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


5.  INVESTMENT SECURITIES

The carrying and fair values of investment securities at December 31, 1995 and 1994 were as follows:

                                                Gross       Gross
                                  Amortized   Unrealized  Unrealized     Fair
                                     Cost       Gains      Losses       Value
                                 -----------  ----------  ----------  -----------
1995
- ----
Held-to-Maturity
- ----------------
U.S. Treasury and
   Government agencies.........   $  978,603     $12,198    $  1,310   $  989,491
State and municipal............      469,330      13,276         552      482,054
Mortgage-backed................    1,136,486       5,587       4,950    1,137,123
Other:
   Domestic....................      444,090       4,107      12,323      435,874
   Foreign.....................       31,408          16           2       31,422
                                  ----------     -------    --------   ----------
     Total held-to-maturity....   $3,059,917     $35,184    $ 19,137   $3,075,964
                                  ==========     =======    ========   ==========
Available-for-Sale
- ------------------
U.S. Treasury and
   Government agencies.........   $1,570,689     $17,098    $  1,744   $1,586,043
State and municipal............       78,625       1,174          94       79,705
Mortgage-backed................      620,727       6,508       4,838      622,397
Other:
   Domestic....................      186,409      45,555         955      231,009
   Foreign.....................       31,844      21,317           -       53,161
                                  ----------     -------    --------   ----------
     Total available-for-sale..   $2,488,294     $91,652    $  7,631   $2,572,315
                                  ==========     =======    ========   ==========
1994
- ----
Held-to-Maturity
- ----------------
U.S. Treasury and
   Government agencies.........   $2,575,953     $ 1,812    $ 72,031   $2,505,734
State and municipal............      654,066       9,408      15,958      647,516
Mortgage-backed................    2,400,874       1,131      94,687    2,307,318
Other:
   Domestic....................      635,451         621      13,760      622,312
    Foreign....................       31,895           -           2       31,893
                                  ----------     -------    --------   ----------
     Total held-to-maturity....   $6,298,239     $12,972    $196,438   $6,114,773
                                  ==========     =======    ========   ==========
Available-for-Sale
- ------------------
U.S. Treasury and
   Government agencies.........   $  545,967     $   271    $ 18,556   $  527,682
State and municipal............       40,748       1,057         216       41,589
Mortgage-backed................      279,998          72      15,806      264,264
Other:
   Domestic....................       48,384      32,053       1,012       79,425
   Foreign.....................       23,629      27,109          32       50,706
                                  ----------     -------    --------   ----------
     Total available-for-sale..   $  938,726     $60,562    $ 35,622   $  963,666
                                  ==========     =======    ========   ==========


On November 15, 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", which permitted an enterprise to reassess the appropriateness of the classification of all investment securities held between November 15, 1995 and December 31, 1995. Based on its reassessment, the Corporation reclassified $1,726,739 in investment securities previously classified as held-to-maturity to the available-for-sale category. Unrealized gains on transferred investments were $12,160, unrealized losses were $8,340, and the fair value was $1,730,559.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

5.  INVESTMENT SECURITIES - continued

Marketable equity securities are carried in the available-for-sale portfolio and have been written up by $66,061 at December 31, 1995 and $58,476 at December 31, 1994, the aggregate of their excess fair values over cost, through after-tax credits to retained earnings. The Corporation recorded pre-tax gains of $7,654 in 1995, $14,167 in 1994 and $22,313 in 1993 on sales of certain domestic equity securities. During 1995, the Corporation recorded pre-tax gains of $13,596, on the exchange of certain domestic equity securities. During 1995, 1994 and 1993, the Corporation recorded pre-tax gains of $939, $2,567 and $8,617 on sales of foreign equity securities.

Included in mortgage-backed securities available-for-sale at December 31, 1995 were mortgage residual securities with an amortized cost and fair value of $9,421 and $10,103, respectively. Pre-tax write-downs of $5,276 and $9,377 were recognized in 1994 and 1993, respectively, on these investments and were included in securities gains and losses.

At December 31, 1995 and 1994, there were no investments in securities of any single, non-Federal issuer in excess of 10% of shareholders' equity.

Securities with a carrying value of $3,161,737 were pledged at December 31, 1995 to secure public deposits, trust deposits, and for certain other purposes as required by law.

The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                           Amortized      Fair
                                             Cost         Value
                                          -----------  -----------
Held-to-Maturity
- ----------------
Due in one year or less..................  $  667,665   $  670,157
Due after one year through five years....     856,276      871,414
Due after five years through ten years...     198,828      191,508
Due after ten years......................      72,636       76,921
Mortgage-backed securities...............   1,136,486    1,137,123
                                           ----------   ----------
                                           $2,931,891   $2,947,123
                                           ==========   ==========
Available-for-Sale
- ------------------
Due in one year or less..................  $  681,574   $  685,600
Due after one year through five years....   1,045,289    1,059,898
Due after five years through ten years...      18,355       18,526
Due after ten years......................      49,553       49,692
Mortgage-backed securities...............     620,727      622,397
                                           ----------   ----------
                                           $2,415,498   $2,436,113
                                           ==========   ==========

Proceeds from sales of investments in debt securities during 1995, 1994, and 1993 were $560,022, $739,457 and $1,277,093, respectively.
Gross gains of  $11,180 in 1995, $14,646 in 1994, and $14,028 in 1993, and gross losses of $1,894 in 1995, $5,005 in 1994, and $372 in 1993 were realized on those sales.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

6.  LOAN PORTFOLIO

For a breakdown of the loan portfolio by type of loan and for information on non-performing loans, refer to Supplemental Financial Data under the captions Loan Portfolio and Non-Performing Assets (pages 89 and 90).

The Corporation has traditionally maintained limits on industry, market and borrower concentrations as a way to diversify and manage credit risk. The Corporation's current policy is to limit industry concentrations to 50% of total equity and to limit market segment concentrations to 10% of total assets. The Corporation manages industry concentrations by applying these dollar limits to industries that have common risk characteristics.

Derivative financial instruments of $4,251,000 notional value at December 31, 1995 were used to manage interest rate risk associated with loans. At December 31, 1995, unrealized gains on these derivative financial instruments were $104,000 and unrealized losses were $5,000. The effect of these derivative financial instruments on the yield of the loan portfolio for the year ended December 31, 1995 was to increase the yield from 9.37% to 9.43%.

At December 31, 1995 and 1994, the Corporation had loans totaling $200,652 and $188,519, respectively, to its directors, officers and companies in which the directors had a 10% or more voting interest. These loans were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The 1995 additions and reductions were $1,470,328 and $1,458,195, respectively.

Included in loans at December 31, 1995 and 1994 were $514,000 and $621,000, respectively, of loans accounted for as held for sale and carried at lower of cost or market.

In September 1993, the Corporation sold five of its seven branches from its Virgin Islands operations. The five branches had loans of $131,200 and deposits of $228,800 at the time of sale. The Corporation recorded a pre-tax gain of $11,000 on the sale. In December 1994, the remaining two branches were sold at a pre-tax gain of $1,900.

The book value of real estate loans transferred to other real estate owned during 1995, 1994 and 1993 was $29,337, $79,539 and $90,375, respectively.
During 1994, loans totalling $286,000 were transferred to trading account assets.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


7.  ALLOWANCE FOR LOAN LOSSES

The following represents an analysis of changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993:

                                            1995         1994        1993
                                          ---------   ---------   ---------

Balance at beginning of period........... $ 681,124   $ 636,915   $ 620,039
Allowance for loans sold at date of sale.         -      (2,377)       (353)
Allowance for loans purchased at date
   of purchase...........................         -       1,192       3,094
Allowance for loans of bank acquired
 under purchase method of accounting.....         -      23,739       2,703
Provision charged to operating expense...   144,002     279,195     189,372
Recoveries of loans previously charged...    85,226      83,914      98,562
 off Loan charge-offs....................  (240,087)   (341,454)   (276,502)
                                          ---------   ---------   ---------
Balance at end of period................. $ 670,265   $ 681,124   $ 636,915
                                          =========   =========   =========

At December 31, 1995, the recorded investment in loans that are considered to be impaired under FAS 114 was $203,399. Included in total impaired loans is $88,973 against which $24,445 of the allowance for loan losses is allocated. During 1995, impaired loans averaged approximately $257,746. For the year ended December 31, 1995, the Corporation recognized interest income of approximately $14,354 on impaired loans.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

8. PREMISES AND EQUIPMENT

Premises and equipment on the consolidated balance sheet is net of accumulated depreciation and amortization of $711,830 and $715,576 at December 31, 1995 and 1994, respectively. Depreciation and amortization of premises and equipment for the years ended December 31, 1995, 1994, and 1993, was $98,033, $95,240 and
$95,443, respectively.

9. DEPOSITS

The following presents a breakdown of deposits at December 31, 1995 and 1994:

                                               1995         1994
                                          ------------  ------------
Domestic:
   Non-interest bearing checking           $ 8,937,147   $ 8,625,125
   NOW accounts                              3,428,850     3,628,477
   Savings accounts                          6,024,424     6,705,922
   Money market accounts                     4,672,632     5,027,712
   Time deposits                             9,757,820     9,661,172
                                           -----------   ----------
     Total domestic deposits                32,820,873    33,648,408
Overseas branches and subsidiaries           1,142,947     1,125,997
                                           -----------   ----------
     Total deposits                        $33,963,820   $33,774,405
                                           ===========   ==========

Domestic time deposits in denominations of $100 or more at December 31, 1995,
1994, and 1993 were:
                                              1995          1994        1993
                                           -----------   ----------   --------

Commercial certificates of deposit.......  $   695,970   $  611,206   $664,369
Other domestic time deposits,
 principally savings certificates........      501,058      533,336    273,099
                                           -----------   ----------   --------
    Total................................  $ 1,197,028   $1,144,542   $937,468
                                           ===========   ==========   ========


Interest expense on domestic time deposits in denominations of $100 or more for the years ended December 31, 1995, 1994, and 1993 was:
                                               1995         1994        1993
                                           -----------   ----------   --------
Interest expense:
 Commercial certificates of deposit......  $    36,520   $   22,499   $ 27,004
 Other domestic time deposits,
  principally savings certificates.......       30,057       24,138     24,711
                                           -----------   ----------   --------
    Total................................  $    66,577   $   46,637   $ 51,715
                                           ===========   ==========   ========

Substantially all of the deposits of overseas branches and subsidiaries were time deposits in denominations of $100 or more for each of the three years presented.

Derivative financial instruments of $6,962,000 notional value at December 31, 1995 were used to manage interest rate risk associated with deposits. At December 31, 1995, unrealized gains on these derivative financial instruments were $106,000 and unrealized losses were $8,000. The effect of derivative financial instruments on the cost of deposits for the year ended December 31, 1995 was to increase the cost from 3.75% to 3.76%.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

10. SHORT-TERM FUNDS BORROWED

Short-term funds borrowed at December 31, 1995 and 1994 include the following:

                                             1995         1994
                                          -----------  -----------
   Federal funds purchased (a)..........   $1,129,432   $1,026,340
   Securities sold under agreements to
    repurchase (b)......................      812,281    1,025,217
   Commercial paper (c).................    1,255,656      853,947
   Other short-term funds borrowed (d)..      479,644      555,745
                                           ----------   ----------
     Total short-term funds borrowed (e)   $3,677,013   $3,461,249
                                           ==========   ==========

(a) Federal funds purchased generally represent the overnight Federal funds transactions of banking subsidiaries with correspondent banks. The weighted average interest rate paid was 6.02% in 1995, 4.58% in 1994 and 3.12% in 1993. The maximum amount outstanding at any month-end was $2,060,375 during 1995, $1,646,440 during 1994, and $1,345,450 during 1993.

(b) Securities sold under agreements to repurchase usually mature within one to thirty days or are due on demand. The weighted average interest rate paid was 5.03% in 1995, 3.44% in 1994 and 2.79% in 1993. The maximum amount outstanding at any month-end was $863,937 during 1995, $1,025,217 during 1994, and $1,113,278 during 1993.

(c) Commercial paper issued by CSCC is used to finance the short-term borrowing requirements of certain banking-related activities. Commercial paper is issued with maturities of not more than nine months and there are no provisions for extension, renewal or automatic rollover. The weighted average interest rate on commercial paper borrowings was 5.94% in 1995, 4.24% in 1994, and 3.14% in 1993. The maximum amount outstanding at any month-end was $1,388,927 during 1995, $919,292 during 1994, and $714,439 during 1993.

   At December 31, 1995, the Corporation had a $650,000 revolving credit facility from unaffiliated banks. The facility was established in support of commercial paper borrowings, Medium Term Note (see Note 11) issuance and general corporate purposes. Unless extended by the Corporation in accordance with the terms of the facility agreement, the facility expires January 1999. There were no borrowings under this facility at December 31, 1995. The interest rate charged for usage of these lines varies with money market conditions.

(d) Other short-term funds borrowed include term Federal funds purchased and demand notes payable to the U.S. Treasury.

(e) The aggregate average short-term funds borrowed were $3,751,518 in 1995, $3,435,972 in 1994, and $3,037,007 in 1993. The weighted average interest rate was 5.71% in 1995, 4.35% in 1994 and 3.25% in 1993. The average interest rate is calculated primarily on a daily average of short-term funds borrowed.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

11.  LONG-TERM DEBT
Long-term debt at December 31, 1995 and 1994 includes the following:

CoreStates Financial Corp:                    1995          1994
                                          ------------  -----------
6 5/8% Note due 2000 (a)................   $  149,902   $        -
7 7/8% Subordinated Notes due 2002 (b)..       99,773       98,977
Floating Rate Subordinated Notes due
 1996 (c)...............................       75,000       75,000
8 5/8% Mortgages due 2001...............        8,823        9,997
                                           ----------   ----------
                                              333,498      183,974
                                           ----------   ----------
CSCC:
5 7/8% Guaranteed Subordinated
  Notes due 2003 (d)....................      200,000      200,000
6 5/8% Guaranteed Subordinated
  Notes due 2005 (d)....................      175,000      175,000
9 5/8% Guaranteed Subordinated
  Notes due 2001 (d)....................      150,000      150,000
9 3/8% Guaranteed Subordinated
  Notes due 2003 (d)....................      100,000      100,000
Medium Term Notes (e)...................    1,036,035    1,099,585
Unamortized Discounts...................       (3,631)      (3,785)
                                           ----------   ----------
                                            1,657,404    1,720,800
                                           ----------   ----------
Other subsidiaries:
6 5/8% Subordinated Notes due 2003 (f)..      149,287      147,945
Federal Home Loan Bank Borrowings (g)...       42,888       75,000
Various other...........................       29,022       35,544
                                           ----------   ----------
                                              221,197      258,489
                                           ----------   ----------
Total long-term debt (h)................   $2,212,099   $2,163,263
                                           ==========   ==========

           (a) The Notes are unsecured and senior in right of payment to all subordinated indebtedness of the Corporation. The Notes are not redeemable by the Corporation or the holders prior to the maturing date and are not entitled to the benefit of any sinking fund.

           (b) The Notes are unsecured and subordinate in right of payment to all present and future senior indebtedness of the Corporation. The Notes are not redeemable by the Corporation or the holders prior to the maturity date and are not entitled to the benefit of any sinking fund.

           (c) The Notes bear interest at a rate of 1/8 of 1% above the arithmetic mean of London interbank offering quotations for three-
 month Eurodollar deposits, determined quarterly.  The Notes carry a floor
 interest rate of 5 1/4%.  The Notes are subordinate and     junior in right of
 payment to senior indebtedness of the Corporation. Since December 1, 1988, the Corporation has had the option to exchange the Notes for capital securities or, under certain circumstances, cash, prior to the maturity of the Notes on December 1, 1996. In December 1993, the Corporation received approval from the Federal Reserve Bank to revoke its obligation to exchange the Notes for capital securities at maturity.

(d) The Notes are not subject to redemption prior to maturity and are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all outstanding senior Corporation indebtedness.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

11.  LONG-TERM DEBT - continued

(e) CSCC can issue Medium Term Notes (Senior and Subordinated) ranging in maturity of more than nine months from date of issue. The interest rate or interest rate formula on each Note is established by CSCC at the time of issuance. The Senior Notes are unconditonally guaranteed as to payment of principal and interest by the Corporation. The Subordinated Notes are unconditionally guaranteed, on a subordinated basis, as to payment of principal and interest by the Corporation. The Subordinated Notes are subordinated to all existing and future senior CSCC indebtedness and the guarantee is subordinated to all existing and future senior Corporation indebtedness. At December 31, 1995, $1,036,035 of debt was outstanding with terms up to five years. Interest rates are predominately variable, but include several issues at fixed interest rates ranging from 5.30% to 5.50%.

    Under an existing shelf registration statement filed with the Securities and Exchange Commission, the Corporation had debt and capital securities that were registered but unissued of approximately $294,000 at December 31, 1995. A new shelf registration statement is expected to become effective in the second quarter of 1996 increasing registered but unissued debt and capital securities to $1,750,000.

(f) The Notes were issued by Meridian PA and are unsecured and subordinate to the claims of depositors and other creditors. The Notes are not redeemable by Meridian PA or the holders prior to the maturity date and are not entitled to the benefit of any sinking fund.

(g) The borrowings range in maturity from February 1996 to July 2016 at fixed interest rates from 4.58% to 7.19%. These borrowings require membership in the Federal Home Loan Bank of Pittsburgh and the maintenance of available collateral with a fair value which approximates the total amount of the outstanding debt.

(h) The consolidated aggregate maturities and sinking fund requirements for long-term debt for the years ending December 31, 1996 through 2000 are:
    $402,576; $278,491; $327,977; $138,460; and $176,808, respectively.

 Derivative financial instruments of $614,000 notional value at December 31, 1995 were used to manage interest rate risk associated with long-term debt. At December 31, 1995, unrealized gains on these derivative financial instruments were $24,000 and unrealized losses were $8,000. The effect of these derivative financial instruments on the cost of long-term debt for the year ended December 31, 1995 was to decrease the interest rate from 6.78% to 6.76%.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

12.  RETIREMENT AND BENEFIT PLANS

The projected benefit obligation under the Corporation's defined benefit pension plans exceeded plan assets at fair value by $7,576 at December 31, 1995, based on current and estimated future salary levels. The excess of the projected benefit obligation is reconciled to the accrued pension cost included in other liabilities as follows:

                                                 December 31,
                                          --------------------------
                                              1995          1994
                                          ------------  ------------
Plan assets at fair value(a)..............   $815,621      $640,111
                                             --------      --------
   Present value of benefit obligation:
   Accumulated benefits based on salaries
    to date, including vested benefits of
    $611,077 in 1995 and $476,017 in 1994.    647,743       513,388
   Additional benefits based on
    estimated future salary levels........    175,454       142,010
                                             --------      --------
Projected benefit obligation..............    823,197       655,398
                                             --------      --------
Amount projected benefit obligation exceeds
 plan assets at fair value at December 31,     (7,576)      (15,287)
Reconciliation:
   Unrecognized prior service cost........     11,676         5,730
   Unrecognized net asset from date of
    initial application...................    (25,357)      (31,415)
   Net deferred actuarial loss (gain).....     22,151          (615)
                                             --------      --------
Prepaid (accrued) pension expense
 included in other liabilities............   $    894      $(41,587)
                                             ========      ========
- ---------------

(a) Primarily U.S. Government securities, U.S. agency securities, fixed income securities, common stock, and commingled funds managed by subsidiary banks.

Net pension cost for the years ended December 31, 1995, 1994 and 1993 included the following expense (income) components:

                                 1995   .          1994  .          1993  .
                             ----------------  ---------------  ---------------
Service cost benefits
 earned during the period...       $  24,492         $ 30,411         $ 23,890
Interest cost on projected
 benefit obligation.........          54,497           51,881           47,134
Actual (return) loss on
 plan assets................        (162,143)          22,038          (66,062)
Net amortization and
 deferral...................          96,484          (80,394)           8,971
                                   ---------         --------         --------
  Net pension cost..........       $  13,330         $ 23,936         $ 13,933
                                   =========         ========         ========

The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for the Corporation was 7.0% -7.5% and 7.5% - 8.25%; respectively, at December 31, 1995 and 1994. The rate of increase on future compensation levels was 5.0% to 6%. The expected long-term rate of return on plan assets was 7.5% -9.5%.

The Corporation sponsors a savings plan for its employees. Contributions to the savings plan for the employers' match were $18,192 in 1995, $23,140 in 1994, and $23,312 in 1993.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

12.  RETIREMENT AND BENEFIT PLANS - continued

The Corporation and its subsidiaries provide certain postretirement health care and life insurance benefits for retired employees. Postretirement benefits are provided through an insurance company whose premiums are based on the benefits paid during the year. The postretirement health care plan is contributory, with retiree contributions based on years of service.

The liability for postretirement benefits included in other liabilities at December 31, 1995 and 1994 was as follows:

                                               1995      .    1994    .
                                               ------------  -----------
Accumulated postretirement benefit
 obligation:
   Retirees....................................  $(125,502)   $(127,226)
   Fully eligible active plan participants.....     (3,864)      (3,410)
   Other active plan participants..............    (39,709)     (35,841)
                                                 ---------    ---------
Accumulated postretirement benefit obligation..   (169,075)    (166,477)
Plan assets at fair value (a)..................     46,974       24,467
                                                 ---------    ---------
Unfunded obligation at December 31, ...........   (122,101)    (142,010)
Unrecognized prior service cost................        115            -
Unrecognized net gain..........................    (22,638)     (29,110)
Accrued postretirement benefit obligation        ---------    ---------
 included in other liabilities.................  $(144,624)   $(171,120)
                                                 =========    =========
- ------------------

(a)  Primarily municipal bonds and short-term investments.

Net periodic postretirement benefit cost for the years ended December 31, 1995, 1994 and 1993 included the following expense (income) components:

                                                   1995  .   1994    .   1993   .
                                                  ---------  ----------  ---------
Service cost benefits earned during the period..   $ 3,044     $ 3,602    $ 3,190
Interest cost on accumulated postretirement
   benefit obligation...........................    11,932      11,931     12,937
Actual return on plan assets....................    (1,107)       (461)        (6)
Net amortization and deferral...................    (1,436)       (730)        54
                                                   -------     -------    -------
Net periodic postretirement benefit cost........   $12,433     $14,342    $16,175
                                                   =======     =======    =======

For measurement purposes, a 10.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995; the rate was assumed to decrease gradually to 9.5% for 1997 and remains at that level thereafter. For measurement purposes, a fixed dollar amount was determined as the Corporation's maximum cost per employee. This fixed dollar amount was established at the projected cost level for medical expenses in 1997. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $10,392 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $731.

The expected long-term rate of return on plan assets was 6.0%. The weighted-average discount rate used in determining the Corporation's accumulated postretirement benefit obligation was 7.0% and 8.0% - 8.5%, respectively, at December 31, 1995 and 1994.

Effective January 1, 1995, employees of Meridian and its subsidiaries with two years of service participated in a non-contributory employee stock ownership plan ("ESOP"). The ESOP is a leveraged plan and was funded through a direct loan from Meridian. The ESOP has acquired a total of 2,450,000 shares of common stock for distribution to eligible employees ratably over a 20 year period. Compensation cost has been recognized based on the fair market value of the shares committed to be released to employees. Total compensation cost recognized in 1995 was $3.6 million. Dividends on allocated shares will be paid to participants and will be charged to retained earnings. Dividends on unallocated shares will be used by the ESOP to reduce its loan from Meridian.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

13.  LONG-TERM INCENTIVE PLAN

The Corporation has outstanding options granted under the Corporation's long-term incentive plan (the "Plan"). As provided in the Plan, a variety of incentives can be issued to eligible participants including restricted stock awards, incentive stock options, non-qualified stock options, stock appreciation rights, performance units and cash awards. Meridian, Constellation, Independence, United Counties and Germantown had maintained similar plans. Options granted under those plans were assumed by the Corporation upon consummation of their respective acquisitions. The Plan provides for a maximum number of options available to be granted each year equal to 2% of outstanding common shares as of January 1 of that year. Information on options for 1995 follows:

                                 Shares under     Option price
                                    option         per share
                                --------------  ----------------
Balance at January 1, 1995....     10,283,538    $ 3.99 -  $54.70
Options granted...............      2,702,717     18.29 -  29.95
Options exercised.............     (4,186,515)     3.99 -  28.16
Options canceled..............       (218,186)     7.64 -  54.70
                                   ----------
Balance at December 31, 1995..      8,581,554      3.99 -  29.95
                                   ==========

Options under the Plan are granted to purchase the Corporation's common shares at market value on the date of grant and are exercisable one year from the date of grant for a period not exceeding ten years. Stock appreciation rights may be granted in conjunction with the granting of an option. Upon the exercise of stock appreciation rights and the surrender of the related option, an employee may receive in cash or common stock of the Corporation a value equal to the difference between the market price at the date of exercise and the option price of shares.

The preceding option table does not reflect 122,800 performance unit awards outstanding at December 31, 1995, 214,062 at December 31, 1994 and 280,190 at December 31, 1993. Performance unit awards are earned subject to specific performance of the Corporation over specified performance periods as defined in the Plan. The payment value of each performance unit earned for the applicable performance period is the fair market value of one share of common stock of the Corporation based on the formula contained in the Plan. During 1995, 1994 and 1993, respectively, $1,258, $867 and $1,051 was expensed in connection with performance unit awards.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued in October 1995 to establish accounting and reporting standards for stock-based employee compensation plans such as stock option and restricted stock plans ("stock-based plans"). FAS 123 defines a fair value based method of accounting for measuring compensation expense for stock-based plans and encourages all entities to adopt that method of accounting. However, FAS 123 also permits entities to continue to measure compensation expense for stock-based plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the intrinsic value based method must begin to make pro forma disclosures of net income and earnings per share in fiscal years beginning after December 31, 1995 as if the fair based method defined by FAS 123 was applied.

Under the fair value based method, compensation expense would be measured as the value of an award under a stock-based plan on the date the award is granted, and would be recognized over the vesting period of the award. Under the current intrinsic value based method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the award on the date the award is granted, over the exercise price. Under the Corporation's stock-based long-term incentive plan, awards have no intrinsic value on the date of grant as the exercise price equals the market price on that date. Currently, the Corporation does not expect to adopt the FAS 123 fair value based method of accounting for stock-based plans, but will provide the required pro forma disclosures in the December 31, 1996 financial statements.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)


14.  OPERATING LEASES

Rental expense, reduced by sublease rental income, charged to operations was $85,419, $85,554 and $83,583 for 1995, 1994 and 1993, respectively.


15.  OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS AND COMMITMENTS

In the normal course of business, there are outstanding commitments and contingent liabilities which are not reflected in the financial statements. These include various financial instruments with off-balance sheet risk used in connection with the Corporation's asset and liability management, the management of interest rate risk in securities trading positions and to provide for the needs of customers. These involve varying degrees of credit, interest rate and liquidity risk, but do not represent unusual risks for the Corporation and management does not anticipate any significant losses as a result of these transactions.

Derivative Financial Instruments Held or Issued for Purposes Other Than Trading

The Corporation uses off-balance sheet derivative financial instruments, such as interest rate swaps, futures and caps, to manage interest rate risk. The Corporation's exposure to interest rate risk stems from the mismatch between the sensitivity to movements in interest rates of the Corporation's assets and liabilities and from the spread risk between the rates on those assets and liabilities and financial market rates. The use of derivatives to manage interest rate risk falls into three categories: interest sensitivity adjustments, interest rate spread protection and hedging anticipated asset sales.

Interest rate swaps and futures are generally used to lengthen the interest rate sensitivity of short-term assets and to shorten the repricing characteristics of longer term liabilities. Interest rate caps are used to manage spread risk. Interest rate caps are also used to offset the risk of upward interest rate movement on adjustable rate mortgages and other products with imbedded caps as well as to reduce the risk that interest rate spreads narrow on prime based products. Gains or losses are used to adjust the basis of the related asset or liability and interest differentials are adjustments of the related interest income or expense.

In connection with anticipated sales of longer term assets acquired through merger or generated in the loan origination process, the Corporation uses interest rate swaps and option agreements to reduce interest rate sensitivity as the assets are readied for sale. Hedge gains or losses are used to adjust the basis of the assets held for sale.

Derivative financial instruments used in the management of interest rate risk at December 31, 1995 are summarized by category in the table on page 71. A summary of interest rate swap contracts categorized by whether the Corporation receives or pays fixed rates and stratified by repricing or maturity date is on page 74. Foreign currency derivatives used for hedging activities have not had a material impact on income or liquidity of the Corporation for any of the years presented.

Derivative Financial Instruments Held or Issued for Trading Purposes

In its business of providing risk management services for its customers, the Corporation engages in derivative activities including interest rate swaps, caps and floors. In addition, as part of its international business, the Corporation enters into foreign exchange contracts on behalf of customers. These contracts are matched against forward sale or purchase contracts. Customer related derivative financial instrument transactions are generally marked to market and any gains or losses are recorded in the income statement. The Corporation also holds derivatives in connection with its securities trading activities and, at times, as a position taken in the expectation of profiting from favorable movements in interest rates.

Customer and trading related derivative financial instruments at December 31, 1995 and 1994 are summarized by type of instrument in the table on page 75.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS AND COMMITMENTS - continued

The following is a summary of off-balance sheet commitments and derivative financial instruments as of December 31, 1995 and 1994, including fair values:

                                                                        1995                           1994

                                                            ------------------------------  ------------------------------
                                                              Notional          Fair          Notional          Fair
                                                                 or             Value            or             Value
                                                             Contractual      of Asset       Contractual      of Asset
                                                                Amount     (Liability)(1)       Amount     (Liability)(1)
                                                            -------------  ---------------  -------------  ---------------
Standby letters of credit, net of  participations (a)....     $ 1,548,551     $(14,502)       $ 1,586,219    $  (7,138)
Commercial letters of credit.............................       1,324,714      (13,157)         1,305,231       (3,700)
Commitments to extend credit (b).........................      14,565,636      (16,135)        12,053,619      (14,142)
Unused commitments under credit card lines...............       3,872,641                       3,613,872
When-issued securities (c):
      Commitments to purchase............................             500            -                  -            -
      Commitments to sell................................         145,000       (1,411)           121,125         (217)
Commitments to purchase/sell whole mortgage
   loans and securities (c):
     Commitments to purchase.............................         109,714        2,071             56,400          497
     Commitments to sell.................................          47,259       (1,738)            47,830          115
Mortgage loans sold and loan servicing acquired
   with recourse (d).....................................         434,628      (12,260)           541,840      (11,710)
Interest rate futures contracts (e):
   Commitments to purchase...............................         621,000          658          1,043,000       (1,185)
Commitments to purchase foreign and
   U.S. currencies (f)...................................       1,695,148        1,567          1,841,857        1,732
Interest rate swaps, notional principal
   amounts (g)...........................................       9,945,840      206,186         11,127,400     (311,206)
Interest rate caps and floors (h):
   Written...............................................         847,323       (1,229)           749,857      (15,000)
   Purchased.............................................       1,673,023       25,021          1,650,657       20,273
Tender option bonds (i)..................................         208,103        4,995            255,948        5,709
Treasury float contracts (j).............................         623,738          884          1,021,075        4,345
Other derivatives........................................         174,674          645            341,711         (695)

(1)  See Note 3 for discussion of fair value.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS AND COMMITMENTS - continued

(a) Standby letters of credit ("SBLC") are used in various transactions to enhance the credit standing of the Corporation's customers and are subjected to the same risk, credit review and approval process as loans. SBLC's are irrevocable assurances that the Corporation will make payment in the event that a customer cannot perform its contractual obligations to third parties.

(b) Commitments to extend credit represent the Corporation's obligation to fund commercial and real estate loans, including home equity lines, lines of credit, revolving lines of credit and other types of commitments.

(c) The Corporation has commitments to purchase/sell mortgage-backed securities or loans with delivery at a future date but typically within 120 days. The risk associated with these instruments is one of interest rate risk. In a declining interest rate environment, commitments to sell mortgage-backed securities or loans will decline in value. In a rising interest rate environment, commitments to buy mortgage-backed securities or loans will increase in value. Forward agreements to sell securities are used in transactions with municipalities that generally have a debt payment due in the future. Under these agreements, the Corporation agrees to deliver primarily United States Treasury securities that will mature on or before the required payment date. The type and associated interest rate of these securities is established when the agreement is entered. The principal risk associated with forward agreements is interest rate risk to the extent the required securities have not been purchased. If interest rates fall, securities yielding the higher agreed upon fixed rate will be more expensive for the Corporation to purchase. Included in when-issued securities and commitments to purchase/sell whole mortgage loans and securities are customer and trading-related products with a notional value of $223,873 and $214,630 at December 31, 1995 and 1994, respectively.

(d) The Corporation originates and sells residential mortgage loans as part of various mortgage-backed security programs sponsored by the United States government agencies or government-sponsored agencies, such as the Government National Mortgage Association, Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. Certain sales and other servicing acquired are subject to recourse provisions in the event of default by the borrower. The Corporation provides for potential losses against these mortgage-backed securities by establishing reserves at the time of sale and evaluates the adequacy of these reserves on an ongoing basis.

(e) Exchange traded futures contracts represent agreements to exchange dollar amounts at a specified future date for interest rate differentials between an agreed interest rate and a reference rate, computed on a notional amount. Credit and market risk exist with respect to these instruments. Exchange traded futures contracts entail daily cash settlement; therefore, the credit risk amount represents a one-day receivable.

(f) Commitments to purchase foreign and U.S. currencies are primarily executed for the needs of customers. These foreign exchange contracts are structured similar to interest rate futures and forward contracts. The risk associated with a foreign exchange contract arises from the counterparty's ability to make payment at settlement and that the value of a foreign currency might change in relation to the U.S. dollar. The Corporation's exposure, if any, to counterparty failure equals the current market value of the contract, which at December 31, 1995 and 1994 was $16,434 and $2,305, respectively. Included in fees for international services are net foreign exchange gains of $22,943, $19,783 and $16,651 for the years ended December 31, 1995, 1994 and 1993, respectively.

(g) Interest rate swaps generally represent the contractual exchange of fixed and variable rate interest payments based on a notional principal amount
     and an interest reference rate.   Credit risk exists with respect to these
     instruments arising from the possible failure of the counterparty to make required payments on those contracts which are favorable to the Corporation. The Corporation's exposure to counterparty failure equals the current replacement cost of the contract. At December 31, 1995 and 1994, the replacement cost of the Corporation's interest rate swap contracts was $225,140 and $17,999, respectively. The risk of counterparty failure is controlled by limiting transactions to an approved list of counterparties and requiring collateral in certain instances. Net cash received on interest rate swaps during 1995 and 1994 totaled $7,493 and $120,083, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

15. OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS AND COMMITMENTS - continued

(h) Interest rate caps and floors are written by the Corporation to enable customers to transfer, modify or reduce their interest rate risk. Interest rate caps and floors are similar to interest rate swaps except that payments are made only if current interest rates move above or below a predetermined rate. The risk associated with interest rate caps and floors
     is an unfavorable change in interest rates.   As a writer of interest rate
     caps and floors, the Corporation receives a premium in exchange for bearing
     the risk of an unfavorable change in interest rates.   The Corporation
     generally reduces risk by entering into offsetting cap and floor positions that essentially counterbalance each other. The Corporation also enters interest rate caps to offset the risk of upward interest rate movement on assets with embedded caps as well as to limit spread risk. As a purchaser of interest rate caps, the Corporation pays a premium in exchange for the right to receive payments if interest rates rise above predetermined levels. The Corporation has also purchased interest rate floors in which the Corporation has paid a fee for the right to receive payments if rates fall below a predetermined level. Similar to interest rate swaps, credit risk exists with respect to the possible failure of the counterparty to make required payments on those contracts which are favorable to the Corporation. Exposure to counterparty failure equals the current replacement cost of the contract which totaled $26,384 and $20,555, respectively, at December 31, 1995 and 1994.

(i) Tender option bonds are instruments associated with municipalities. A municipality generally issues a tax-free, fixed rate, long-term security in order to finance the origination of single family residential mortgages. The municipality enters into a tender option bond program with the Corporation, which converts the fixed rate long-term instrument into a variable rate short-term product. Under the terms of this agreement, the municipality will pay a fixed rate to the Corporation over the life of the underlying bond. The Corporation, in turn, pays a short-term variable rate to the ultimate bondholder, who has the option to sell the bonds back to the Corporation. The Corporation also receives the right to remarket any purchased bonds at a short-term, tax-exempt, variable rate. The risk to the Corporation in tender option bonds is one of interest rate risk in a rising rate environment. If interest rates increase, the rate paid on the short-term instrument will also increase and the spread between the fixed rate that the Corporation receives and the short-term rate the Corporation pays to bondholders will decrease. If short-term rates exceed the fixed rate on the long-term instrument, then the short-term instrument will be sold at a discount and the Corporation would incur a loss. At December 31, 1995 and 1994, the replacement cost of the Corporation's tender option bonds was $5,023 and $7,513, respectively.

(j) A treasury float contract is created because a municipality, which has defeased a bond issue with government securities, has a mismatch in the timing of the maturity of the securities and the date the funds are needed to pay the debt service. The Corporation will pay an up-front fee for the right to sell government securities to the municipality, generally at par. The Corporation retains any profit between the sales price and the price at which the Corporation acquired the securities. The maximum risk of loss cannot exceed the premium paid for these contracts which was $858 thousand at December 31, 1995 and is included on the consolidated balance sheets.
     At December 31, 1995 and 1994, the replacement cost of the Corporation's treasury float contracts was $905 and $4,345 respectively.

In the normal course of business, the Corporation and its subsidiaries are subject to numerous pending and threatened legal actions and proceedings, some for which the relief or damages sought are substantial. Management does not believe the outcome of these actions and proceedings will have a materially adverse effect on the consolidated financial position of the Corporation.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

16.  PROVISION FOR INCOME TAXES

The provision for income taxes in the consolidated statement of income consists of the following:

                                                   1995       1994       1993
                                                ---------  ---------  ----------
Current:
 Federal......................................   $303,647   $158,771   $225,728
 State........................................     24,134     19,683     22,844
                                                 --------   --------   --------
     Total domestic...........................    327,781    178,454    248,572
 Foreign......................................      8,240      5,558     10,284
                                                 --------   --------   --------
     Total current............................    336,021    184,012    258,856
Deferred Federal and state expense (benefit)..     28,420     41,847    (12,002)
                                                 --------   --------   --------
        Total provision for income taxes......   $364,441   $225,859   $246,854
                                                 ========   ========   ========

The significant components of the Corporation's deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                         1995       1994
                                                      ---------  ----------
Deferred tax assets:
 Allowance for loan losses..........................   $241,487   $241,061
 Postretirement and postemployment benefits.........     54,127     69,638
 Reserves...........................................     54,779     30,250
 Other..............................................     70,928     75,119
                                                       --------   --------
 Gross deferred tax asset...........................    421,321    416,068
 Valuation allowance................................          -     (9,102)
                                                       --------   --------
  Total deferred tax assets.........................    421,321    406,966
                                                       --------   --------

Deferred tax liabilities:
 Auto leasing portfolio.............................    119,894    102,899
 FAS 115 fair value accounting......................     25,405      9,925
 Partnership investments............................      3,980      2,124
 Tax over book depreciation.........................     30,626     30,986
 Affiliate income...................................     30,404     17,716
 Other..............................................     49,596     45,107
                                                       --------   --------
  Total deferred tax liabilities....................    259,905    208,757
                                                       --------   --------
Net deferred tax assets.............................   $161,416   $198,209
                                                       ========   ========

At December 31, 1995 cumulative deductible temporary differences are approximately $1,204,000 and the related deferred tax asset is $421,321. The major components of the temporary differences include $690,000 related to the allowance for loan losses and $155,000 related to pension, and other post retirement and post employment benefits. Cumulative taxable temporary differences related to deferred tax credits at December 31, 1995 are estimated at $743,000 and are primarily related to leasing, FAS 115 fair value accounting, affiliate income and depreciation. The related deferred tax liability is $259,905.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

16.  PROVISION FOR INCOME TAXES - continued

At December 31, 1995, the Corporation has determined that it is not required to establish a valuation allowance for the deferred tax asset since it is more likely than not that the deferred tax asset of $421,321 will be realized principally through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and to a lesser extent, future taxable income and tax planning strategies. The Corporation's conclusion that it is "more likely than not" that the deferred tax asset will be realized is based on a history of growth in earnings and the prospects for continued growth, including an analysis of potential uncertainties that may affect future operating results. The Corporation will continue to review the tax criteria of "more likely than not" for the recognition of deferred tax assets on a quarterly basis.

The Corporation has reversed the $9,102 valuation allowance for the deferred tax asset related to pre-affiliation state income taxes. An estimated $4,000 state benefit for tax purposes will be obtained in future periods. No further benefit will be obtained on the remaining $5,102.

The consolidated effective tax rates are reconciled to the statutory rate as follows:

                                          1995   1994   1993
                                         ------  -----  -----
Statutory rate                            35.0%  35.0%  35.0%
Difference resulting from:
  Tax-exempt income                       (2.0)  (3.6)  (3.8)
  State, local and foreign income tax      1.5    1.9    2.0
  Other, net                               1.2    1.0   (1.7)
                                         -----   ----   ----
Effective tax rate                       35.7 %  34.3%  31.5%
                                         =====   ====   ====

 Foreign earnings of certain subsidiaries would be taxed only upon their transfer to the United States. No transfers or dividends are contemplated at this time. Taxes payable upon remittance of such accumulated earnings of $21,323 at December 31, 1995 would approximate $7,065.

Taxes, other than income taxes, included in other operating expenses for the years ended December 31, 1995, 1994 and 1993 are $105,913, $104,805 and
$113,308, respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Corporation, which, in the opinion of management, reflects all adjustments (comprising only normal recurring accruals) necessary for a fair presentation:

                                                         Three Months Ended
                                                        ----------------------
                                     Dec. 31 .                Sept. 30.                 June 30                  March 31
                             -------------------------  ----------------------  ------------------------  ----------------------
1995
- ----
Interest income.............              $868,521                   $871,164               $884,807                $850,588
                                          ========                   ========               ========                ========
Interest expense............              $322,095                   $329,592               $337,203                $319,265
                                          ========                   ========               ========                ========
Net interest income.........              $546,426                   $541,572               $547,604                $531,323
                                          ========                   ========               ========                ========
Provision for losses on loans             $ 38,225                   $ 38,050               $ 34,661                $ 33,066
                                          ========                   ========               ========                ========
Securities gains............              $  5,729 (a)               $  2,230               $  5,512                $ 18,004 (a)
                                          ========                   ========               ========                ========
Net income..................              $192,145 (d)(e)            $194,712 (d)           $158,150 (c)(d)         $110,169 (b)(c)
                                          ========                   ========               ========                ========
Net income per common share.              $   0.87 (d)(e)            $   0.88 (d)           $   0.71 (c)(d)         $   0.49 (b)(c)
                                          ========                   ========               ========                ========
Average common shares outstanding          219,915                    220,718                222,440                 226,091
                                          ========                   ========               ========                ========
Common Stock Market Bid Information:
 High.......................              $ 40 1/8                   $ 38 7/8               $ 36                    $ 33
 Low........................                34 5/8                     34 1/4                 30 1/2                  25 5/8
 Quarter-end................                37 7/8                     36 5/8                 34 5/8                  32

1994
- ----
Interest income.............              $806,903                   $771,206               $740,738                $695,712
                                          ========                   ========               ========                ========
Interest expense............              $277,958                   $246,160               $218,605                $203,821
                                          ========                   ========               ========                ========
Net interest income.........              $528,945                   $525,046               $522,133                $491,891
                                          ========                   ========               ========                ========
Provision for losses on loans             $ 36,103                   $ 31,293               $ 56,369 (g)            $155,430 (f)
                                          ========                   ========               ========                ========
Securities gains............              $  6,931                   $  6,069               $  2,979                $  2,304
                                          ========                   ========               ========                ========
Net income..................              $163,657                   $146,822               $109,875 (g)            $ 12,852 (f)
                                          ========                   ========               ========                ========
Net income per common share.                 $0.72                      $0.65               $   0.49 (g)            $   0.05 (f)
                                          ========                   ========               ========                ========
Average common shares outstanding          225,531                    224,922                225,953                 228,445
                                          ========                   ========               ========                ========
Common Stock Market Bid Information:
 High.......................              $ 27 5/8                   $ 29 1/8               $ 28                    $ 27 1/8
 Low........................                22 7/8                     25 7/8                 25                      24 1/2
 Quarter-end................                26                         26 5/8                 25 3/4                  26

(a) Includes gains on the exchange of equity securities of $12.1 million pre-tax, $7.6 million after-tax or $0.04 per share, and $1.5 million pre-tax, $1.0 million after-tax recorded by United Counties in the first and fourth quarters, respectively.
(b) Includes a gain of $19.0 million pre-tax, $11.8 million after-tax or $0.05 per share, recognized on the increase in ownership interests of an existing partner and the admittance of a new partner in the EPS joint venture.
(c) Includes restructuring charges of $110.0 million pre-tax, $70.0 million after-tax or $0.31 per share recorded by CoreStates, and $32.0 million pre-tax, $20.8 million after-tax or $0.09 per share recorded by Meridian related to corporate-wide process redesigns, in the first and second quarters, respectively.
(d) Includes net restructuring credits of $3.0 million pre-tax, $1.9 million after-tax, $2.4 million pre-tax, $1.5 million after-tax, and $8.0 million pre-tax, $5.2 million after-tax or $0.02 per share, recorded in the second, third and fourth quarters, respectively, primarily related to gains on the curtailment of future pension benefits associated with employees displaced and sales of branches which were sold as a result of process redesigns.
(e) Includes non-deductible merger-related charges of $10.0 million or $0.05 per share related to the merger with Meridian .
(f) Includes merger-related charges of $120.0 million in the provision for losses on loans and $75.0 million in other operating expenses related to the Constellation acquisition ($0.56 per share after-tax).
(g) Includes merger-related charges of $25.0 million in the provision for losses on loans and $33.7 million in other operating expenses related to the Independence acquisition ($0.18 per share after-tax).

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

18  JOINT VENTURE

In December 1992, the Corporation entered into a joint venture with three other banking companies creating Electronic Payment Services, Inc. ("EPS"). The joint venture combines the partners' separate consumer electronic transaction processing businesses and provides automated teller machine ("ATM") and electronic point-of-sale ("POS") processing services.

The Corporation contributed to EPS its wholly-owned subsidiaries of Money Access Service Inc. ("MAC"), a regional ATM network, and BUYPASS Corporation, a third-party processor of electronic POS transactions.

At the formation of EPS, the Corporation had equal ownership with two partners in the joint venture, each with 31%. The fourth partner owned 7%. As part of the 1992 transaction, the Corporation received a cash payment of $79,350 and $245,400 of EPS 5% cumulative redeemable preferred stock. The exchange of assets involved in the transaction resulted in a 1992 pre-tax gain to the Corporation of $41,072, $25,670 after-tax. The exchange also generated a deferred gain of approximately $138,000.

In December 1993, the Corporation and EPS mutually agreed to enter into a recapitalization of EPS involving the EPS preferred stock held by the Corporation. In exchange for substantially all of the preferred stock, the Corporation received from EPS a ten-year 6.45% note providing for equal principal payments over the life of the note. The recapitalization did not affect the amount of deferred gain, but changed the timing of deferred gain income recognition from a five-year period beginning in 1996 to a ten-year period which began in 1994.

On March 27, 1995, EPS added a new partner and increased the ownership interests of an existing partner to that of a full partner, resulting in a decrease in the Corporation's share of ownership from 31% to 20%. As a direct result of this change in ownership interests, the Corporation recognized a pre-tax gain of $19,000, $11,800 after-tax or $0.05 per share, in 1995. Included in the pre-tax gain amount was $4,000 related to the acceleration of deferred gain recognition.

The Corporation's investment in EPS at December 31, 1995, net of $117,000 deferred gain, is $72,632 and is included in other assets. "Income from investment in EPS, Inc.", which is included in non-interest income, reflects the Corporation's share in EPS net income for all periods presented, interest income on the 6.45% note in 1995 and 1994, dividends on the preferred stock in 1993 and amortization of the deferred gain in 1995 and 1994.

19.  RESTRUCTURING CHARGE
CoreStates Financial Corp ("CoreStates") recorded a restructuring charge of $110,000, $70,000 after-tax or $0.31 per share, in the first quarter of 1995 in connection with a process redesign which commenced March 1995 and will continue into 1996. The objectives of the process redesign are : (i) to enhance CoreStates' customer focus; (ii) to accelerate "cultural changes" which were already in progress; and (iii) to improve productivity. The charge included direct and incremental costs associated with the process redesign. The components of the restructuring charge were as follows:

                                           Requiring    1995
                                             Cash       Cash
                                  Total     Outflow   Outflow
                                ---------  ---------  --------
Severance costs................  $ 72,000    $72,000   $28,306
Office reconfiguration costs...    16,000      7,000         -
Branch closing costs...........    15,000      7,000     1,669
Outplacement costs.............     2,500      2,500     1,821
Miscellaneous..................     4,500      2,500     1,474
                                 --------    -------   -------
     Total.....................  $110,000    $91,000   $33,270
                                 ========    =======   =======

Subsequent to recording the March 1995 restructuring charge, CoreStates recorded restructuring credits of $11,825, $7,525 after-tax or $0.03 per share, related to gains on the curtailment of pension benefits associated with employees displaced during 1995 and gains on the sale of branches which were sold as a result of the process redesign.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

19.  RESTRUCTURING  CHARGE - continued

Meridian recorded a restructuring charge of $32,000, $20,800 after-tax or $0.09, in the second quarter of 1995 in connection with an internal review of its operations and business and announced a company-wide plan designed to improve operating performance and competitive position. The charge included direct and incremental costs associated with the process redesign. The components of the restructuring charge were as follows:

                                                                                  Requiring   1995
                                                                                    Cash      Cash
                                                                          Total    Outflow   Outflow
                                                                         -------  ---------  -------
Severance and other employee related costs............................   $15,900    $15,900  $ 9,300
Lease and other contract termination costs............................     2,600      2,600      400
Building and other asset writedowns...................................    10,700          -        -
Professional fees.....................................................     2,800      2,800    2,800
                                                                         -------    -------  -------
     Total............................................................   $32,000    $21,300  $12,500
                                                                         =======    =======  =======

Subsequent to recording its June 1995 restructuring charge, Meridian recorded a net restructuring credit of $1,575, $1,024 after-tax, related to gains on the curtailment of future pension benefits associated with employees displaced during 1995.

  The following table summarizes the activity in the combined restructuring accrual for the year ended December 31, 1995:

 Balance at beginning of year          $   -
Provision charged against income     142,000
Cash outflow                         (45,770)
Writedowns of assets                 (13,458)
                                    --------
Balance at December 31, 1995        $ 82,772
                                    ========

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

20.   FINANCIAL STATEMENTS OF THE PARENT COMPANY

Statement of Income                                                     Year Ended December 31,
                                                             --------------------------------------------
                                                                  1995            1994           1993
                                                             --------------  --------------  ------------
REVENUES
- --------
Dividends from subsidiaries:
  Banks...................................................      $  373,023      $  389,733      $281,713
  Other subsidiaries......................................          91,917          27,575        15,498
                                                                ----------      ----------      --------
     Total dividends from subsidiaries....................         464,940         417,308       297,211
Management fees and other income from subsidiaries........         190,027         186,092       205,770
Securities gains..........................................          16,343             259            55
Other income..............................................           3,241           1,483         8,433
                                                                ----------      ----------      --------
     Total revenues.......................................         674,551         605,142       511,469
                                                                ----------      ----------      --------
EXPENSES
- --------
Interest on:
  Funds borrowed..........................................          19,685          11,613         5,525
  Long-term debt..........................................          21,578          13,137        20,895
                                                                ----------      ----------      --------
       Total interest expense.............................          41,263          24,750        26,420
Other operating expenses..................................         219,463         210,629       213,061
                                                                ----------      ----------      --------
     Total expenses.......................................         260,726         235,379       239,481
                                                                ----------      ----------      --------
Income before income tax benefit and equity in
     undistributed income of subsidiaries.................         413,825         369,763       271,988
Income tax benefit........................................         (11,977)        (15,357)       (7,767)
                                                                ----------      ----------      --------
Income before equity in undistributed income of subsidiaries       425,802         385,120       279,755
                                                                ----------      ----------      --------
Equity in undistributed income (loss) of  subsidiaries:
     Banks................................................         203,909          (9,827)      198,153
     Other subsidiaries...................................          25,465          57,913        47,168
                                                                ----------      ----------      --------
        Total equity in undistributed income of subsidiaries       229,374          48,086       245,321
                                                                ----------      ----------      --------
Income before cumulative effect  of a change in
  accounting principal....................................         655,176         433,206       525,076
Cumulative effect of a change in  accounting principle....               -               -        (2,730)
                                                                ----------      ----------      --------
NET INCOME................................................      $  655,176      $  433,206      $522,346
- ----------                                                      ==========      ==========      ========

Balance Sheet                                                                     December 31,
                                                                           --------------------------
                                                                              1995            1994
                                                                           ----------      ----------
ASSETS
- ------
Cash....................................................................   $    1,340      $    3,987
Time deposit............................................................            -             300
Investment-securities available-for-sale................................      148,009          95,504
Investments and receivables-subsidiaries:
  Investments in subsidiaries at equity in underlying net assets:
   Banks................................................................    3,769,779       3,674,220
    Other subsidiaries..................................................      427,451         436,375
                                                                           ----------      ----------
     Total investments in subsidiaries..................................    4,197,230       4,110,595
   Other................................................................      108,827         112,420
                                                                           ----------      ----------
     Total investments and receivables-subsidiaries.....................    4,306,057       4,223,015
Other assets............................................................       76,453          98,965
                                                                           ----------      ----------
     Total assets.......................................................   $4,531,859      $4,421,771
                                                                           ==========      ==========
LIABILITIES
- -----------
Funds borrowed - subsidiaries...........................................   $  177,827      $  247,358
Funds borrowed - external...............................................            -          75,000
Dividends payable and other liabilities.................................      143,575         181,995
Long-term debt..........................................................      334,892         186,486
                                                                           ----------      ----------
     Total liabilities..................................................      656,294         690,839
                                                                           ----------      ----------
SHAREHOLDERS' EQUITY
- --------------------
     Total shareholders' equity.........................................    3,875,565       3,730,932
                                                                           ----------      ----------
     Total liabilities and shareholders' equity.........................   $4,531,859      $4,421,771
                                                                           ==========      ==========


                                      40

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS
(dollar amounts in thousands)

20.    FINANCIAL STATEMENTS OF THE PARENT COMPANY - continued

  The approval of the Comptroller of the Currency is required for a nationally chartered bank to pay dividends if the total of all dividends declared in any calendar year exceeds the bank's net profits (as defined by national banking regulations) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, CBD can declare dividends without approval of the Comptroller of the Currency of approximately $37 million, plus an additional amount equal to CBD's retained net profits for 1996 up to the date of any such dividend declaration. CBNA and NJNB will be able to declare dividends without the approval of the Comptroller of the Currency to the extent that and when 1996 retained net profits exceed $2 million and $7 million, respectively.

  The approval of various regulatory agencies is required for state chartered banks to declare dividends in excess of preapproved limits. Under current regulations, Meridian PA without prior approval of bank regulators, may declare dividends in 1996 totaling $121 million plus additional amounts equal to the net profits earned for the period of January 1, 1996 through the date of declaration, less dividends previously paid in 1996. Meridian NJ and Delaware Trust Company dividends may not exceed current year earnings for 1996.

  The Federal Reserve Act requires that extensions of credit by CBNA, Meridian PA, Meridian NJ and NJNB to certain affiliates, including the Corporation, be secured by specified amounts and types of collateral, that extensions of credit to all such affiliate generally be limited to 10% of capital and surplus (as defined in that Act) and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

  The Corporation has guaranteed certain borrowings of its subsidiaries at December 31, 1995 in the amount of $2,935,292, which includes $1,255,656 for commercial paper.

  The maturities for parent company long-term debt for the years ending December 31, 1996 through 2000 are: $76,318; $1,429; $1,550; $1,680; and $151,666,
respectively.

CoreStates Financial Corp and Subsidiaries
NOTES TO THE FINANCIAL STATEMENTS: Continued
(dollar amounts in thousands)

20.   FINANCIAL  STATEMENTS OF THE PARENT COMPANY - continued


Statement of Cash Flows
                                                                                     Year Ended December 31,
                                                                           ---------------------------------------------
                                                                                 1995            1994           1993
                                                                           ---------------  -------------  -------------
OPERATING ACTIVITIES
  Net income.............................................................       $ 655,176      $ 433,206      $ 522,346
  Adjustments to reconcile net income to net cash
     provided by operating activities:
            Undistributed income of subsidiaries.........................        (229,374)       (48,086)      (245,521)
         Securities (gains) losses.......................................         (16,343)          (259)           (55)
         Deferred income tax expense (benefit)...........................            (785)        (3,895)        (3,108)
         Net (increase) decrease in other assets.........................          24,265          6,360        (14,119)
         Net increase (decrease) in other liabilities....................         (22,761)        13,921         20,517
         Other, net......................................................           7,840         (8,865)         5,540
                                                                                ---------      ---------      ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES...........................         418,018        392,382        285,600
                                                                                ---------      ---------      ---------
INVESTING ACTIVITIES
  Net capital returned from (contributed to) subsidiaries................         190,900        (99,903)        29,474
  (Increase) decrease in receivables from subsidiaries...................          (3,593)         53,862        (16,962)
  Purchases of investment securities.....................................        (170,988)      (202,424)      (485,205)
  Proceeds from maturities and sales of investment securities............         118,483        188,028        458,185
  Purchase of Germantown Savings Bank....................................               -       (108,061)             -
  Other, net.............................................................          (1,380)        (1,428)        (6,339)
                                                                                ---------      ---------      ---------
     NET CASH PROVIDED BY (USED IN) INVESTING
            ACTIVITIES...................................................         133,422       (169,926)       (20,847)
                                                                                ---------      ---------      ---------
FINANCING ACTIVITIES
  Issuance (repayment) of funds borrowed.................................         (75,000)        75,000              -
  Retirement of long-term debt...........................................          (1,471)       (45,568)       (21,018)
  Proceeds from issuance of long-term debt...............................         149,877              -             15
  Net increase (decrease) in financing from and due to subsidiaries......         (94,054)       270,587        (83,106)
  Cash dividends paid....................................................        (286,565)      (245,962)      (218,327)
  Purchase of treasury stock.............................................        (335,528)      (228,963)       (29,449)
  Purchase of ESOP shares................................................               -        (35,568)             -
  Repurchase and retirement of common stock..............................         (17,134)       (24,888)       (11,186)
  Common stock issued under employee benefit plans.......................          99,011         18,710         32,830
  Funds transferred to Trust for future ESOP purchases...................               -        (24,432)             -
  Other, net.............................................................           6,777         11,294         23,285
                                                                                ---------      ---------      ---------
       NET CASH USED IN FINANCING ACTIVITIES.............................        (554,087)      (229,790)      (306,956)
                                                                                ---------      ---------      ---------
         DECREASE IN CASH AND DUE FROM BANKS.............................          (2,647)        (7,334)       (42,203)
       Cash and due from banks at January 1, ............................           3,987         11,321         53,524
                                                                                ---------      ---------      ---------
       CASH AND DUE FROM BANKS AT DECEMBER 31, ..........................       $   1,340      $   3,987      $  11,321
                                                                                =========      =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest............................................................       $  40,745      $  24,500      $  21,394
                                                                                =========      =========      =========
     Income taxes........................................................       $      43      $    (626)             -
                                                                                =========      =========      =========

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
CoreStates Financial Corp

We have audited the accompanying consolidated balance sheets of CoreStates Financial Corp as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995, 1994, or 1993 financial statements of Meridian Bancorp, Inc. and United Counties Bancorporation, or the 1993 financial statements of Constellation Bancorp and Independence Bancorp, Inc., which statements reflect combined total assets of 35.6% and 36.3% as of December 31, 1995 and 1994, respectively, and combined net interest income constituting 31.3%, 32.8%, and 44.4% of the related consolidated totals for the years ended December 31, 1995, 1994, and 1993, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to data included for Meridian Bancorp, Inc., United Counties Bancorporation, Constellation Bancorp, and Independence Bancorp, Inc., is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreStates Financial Corp at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for post-employment benefits.



                                              /s/  Ernst & Young LLP



Philadelphia, Pennsylvania
January 17, 1995,
except for Note 2, as to which the date is April 9, 1996

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations

OVERVIEW

  CoreStates Financial Corp ("CoreStates") consummated its acquisition of Meridian Bancorp, Inc. ("Meridian") on April 9, 1996 ("the Acquisition"). The Acquisition was accounted for under the pooling of interests method of accounting. CoreStates' originally reported results of operations have been restated herein to include Meridian's results of operations for 1995 and all other periods presented. Meridian's results of operations for all periods presented include United Counties Bancorporation ("United Counties"), which was acquired by Meridian on February 23, 1996 in a transaction accounted for under the pooling of interests method of accounting.

  Subsequent to the Acquisition, certain merger-related charges will be recorded in 1996 in connection with a change in strategic direction related to Meridian's problem assets, to conform Meridian's consumer lending charge-off policies to those of CoreStates, and for expenses directly attributable to the Acquisition. These charges will be partially offset by gains on the sale of branches and gains on the curtailment of pension benefits. These merger-related charges and gains are expected to net approximately $175.0 million pre-tax in 1996, or $0.57 per share after-tax. On a pre-tax basis, it is expected that the merger-related charges will consist of a $70.0 million provision for loan losses, severance costs of $55.0 million related to approximately 1,350 employees, $50.0 million for the costs of consolidating and closing branches and other duplicate facilities, and $45.0 million for other expenses directly attributable to the Acquisition.

  A primary strategic focus for CoreStates in 1995 involved Building Exceptional Service Together ("BEST"), its corporate-wide process redesign. Similarly, Meridian developed a process redesign plan ("59.9") of its own in 1995. See "Strategic Actions in 1995" beginning on page 47.

Earnings - In 1995, CoreStates achieved record earnings due to continued growth
- --------
in basic banking businesses, driven primarily by an increase in net interest income and reductions in operating expenses resulting from the implementation of BEST and 59.9. CoreStates' "operating earnings" for 1995, defined as net income excluding the BEST and 59.9 related net restructuring charges, merger-related charges, gains on exchange of equity securities, and a gain related to a change in ownership interests in an affiliate joint venture, were $727.0 million, or $3.28 per share, reflecting growth of 23.8% on a per share basis when compared to operating earnings of $599.6 million, or $2.65 per share in 1994. Operating earnings for 1994 exclude merger-related charges and a restructuring credit. The net restructuring charges, gain on affiliate joint venture, gains on exchange of equity securities and merger-related charges are discussed below. CoreStates recorded net income of $655.2 million, or $2.95 per share in 1995, compared to net income of $433.2 million, or $1.91 per share in 1994.

Operating results, key performance ratios and per share information are summarized in the following table (in millions, except per share):

                                                                                           Percentage
                                                                                      increase (decrease)
                                                                                   -------------------------
                                                  1995        1994        1993         '95/'94      '94/'93
                                                --------    --------    --------        ------       ------
Net interest income (taxable equivalent.....    $2,200.2    $2,107.5    $2,060.6           4.4%         2.3%
 basis)                                         ========    ========    ========
Net Income..................................    $  655.2    $  433.2    $  538.1          51.2        (19.5)
Exclude after-tax effects of:
  Net restructuring charge (credit).........        82.2        (1.0)       11.4
  Gain on joint venture.....................       (11.8)          -           -
  Merger-related charges....................        10.0       167.4           -
  Gains on exchange of equity securities....        (8.6)          -           -
                                                --------    --------    --------
Operating earnings..........................    $  727.0    $  599.6    $  549.5          21.2          9.1
                                                ========    ========    ========

Operating earnings per share................    $   3.28    $   2.65    $   2.40          23.8         10.4
                                                ========    ========    ========

Return on average assets (a)................        1.63%       1.37%       1.27%
Return on average equity (a)................       19.43       16.54       15.95
Net interest margin.........................        5.47        5.33        5.27
Expense/revenue ratio(a)....................       57.70       62.94       63.40

Average common shares outstanding...........      222.268     226.234     228.580

(a)  Calculated based on "Operating earnings."

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations:  continued

OVERVIEW - continued

  The largest contributor to the $127.4 million improvement in operating earnings for 1995 was a $92.7 million, or 4.4% increase in taxable equivalent net interest income. The net interest margin for 1995 was 5.47%, 14 basis points above 1994. The increases in taxable equivalent net interest income and net interest margin were primarily related to improved interest rate spreads on deposits and prime-based loans, higher earnings on non-interest bearing funding, reduced non-performing loans, and loan growth, particularly in credit card outstandings and asset-based lending at Congress Financial Corporation ("Congress Financial"), CoreStates' commercial finance subsidiary. Of CoreStates' two sources of operating revenue, net interest income and non-interest income, net interest income is the largest, comprising 71% and 72% of total revenue in 1995 and 1994, respectively. Net interest income and the net interest margin at CoreStates continue to benefit from the interest rate risk management strategy of maintaining a relatively neutral interest rate risk sensitivity and avoiding speculative interest rate positions. For a detailed description of CoreStates' interest rate risk management practices, see the "Asset and Liability Management" section beginning on page 67.

  Also contributing to the improvement in 1995 operating earnings was a $49.9 million, or 2.8%, decrease in non-financial expenses excluding significant and unusual items as discussed on page 82, and a $55.6 million, or 7.1%, increase in non-interest income, excluding the significant and unusual items as discussed on page 80. The financial impact of those aspects of the process redesigns implemented during 1995 was to increase revenue by $9.5 million and decrease non-financial expenses by $79.8 million, for an aggregate increase in operating earnings of $89.3 million pre-tax, or $0.25 per share after-tax.

  Key performance measures based on operating earnings are among the highest in the banking industry. Returns on average equity and assets were 19.43% and 1.63%, respectively, in 1995, compared to 16.54% and 1.37%, respectively, in 1994. The 1995 Salomon Brothers Superregional Bank composites for returns on average equity and assets were 16.90% and 1.33%, respectively. The Salomon Brothers Superregional Bank composite includes CoreStates and is comprised of 19 U.S. Superregional banking companies.

  CoreStates' expense/revenue ratio (total operating expenses, excluding other real estate owned expenses, as a percentage of total revenues) was 57.7% in 1995. This compares to an expense ratio of 62.9% in 1994. The expense/revenue ratio improved throughout each quarter of 1995 as a result of the process redesigns and merger-related efficiencies.

  The business line segment experiencing the highest growth in 1995 was Consumer Financial Services, which generated a $55.7 million, or 45.5%, increase in its net income for 1995, reflecting a $63.5 million, or 9.4%, increase in net interest income and a $27.0 million, or 4.5%, decline in non-financial expenses. Consumer Financial Services' growth in net interest income was primarily driven by higher average credit card balances and wider deposit spreads. The decline in non-financial expenses resulted from the impact of the process redesign and reduced FDIC premiums. The Wholesale Banking segment, the largest contributor to net income, also made a strong contribution to 1995 operating earnings growth, improving net income by $43.5 million, or 20.4%. Meridian results have not been integrated into business line reporting for 1995 and 1994. For a more detailed analysis of the performance of CoreStates' business lines, refer to the "Business Line Results" section beginning on page 51.

  Restructuring Charges - In March 1995, CoreStates completed an intensive
  ---------------------
review of its operations and businesses and announced a corporate-wide process redesign plan, which restructured its banking services around customers and enhanced employees' authority to make decisions to benefit customers. As a result of this process redesign, CoreStates recorded a $110.0 million pre-tax restructuring charge, $70.0 million after-tax or $0.31 per share in March 1995. In subsequent quarters, CoreStates recorded restructuring credits of $11.8 million, $7.5 million after-tax or $0.03 per share, primarily related to gains on the curtailment of pension benefits associated with employees displaced during 1995 and gains on the sale of branches which were sold as a result of the
process redesign.   In June 1995, Meridian completed an internal review of its operations and business and announced a company-wide plan designed to improve operating performance and competitive position. As a result of this review, Meridian recorded a $32.0 million pre-tax restructuring charge, $20.8 million after-tax or $0.09 per share in the second quarter of 1995. Subsequently, Meridian recorded a net restructuring credit of $1.6 million, $1.0 million after-tax, primarily related to gains on the curtailment of pension benefits associated with employees displaced during 1995. For a more detailed discussion of the process redesign and related restructuring charge, see "Strategic Action in 1995 - Process Redesign" beginning on page 48.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

OVERVIEW - continued

  Gain on Affiliate Joint Venture - In March 1995, Electronic Payment Services,
  -------------------------------
Inc. ("EPS"), an affiliate joint venture formed in 1992 to combine the consumer electronic transaction processing businesses of CoreStates and three other partners, admitted a fifth partner and increased the ownership interest of an existing partner. As a result of the change in its ownership interest, CoreStates recognized a pre-tax gain of $19.0 million, $11.8 million after-tax or $0.05 per share, in the first quarter of 1995.

  1995 Merger-Related Charges - In the fourth quarter of 1995, Meridian paid
  ---------------------------
$10.0 million, or $0.05 per share, of non-deductible costs associated with the Acquisition.

  Gains on Exchange of Securities - During 1995, United Counties recorded pre-
  -------------------------------
tax gains of $13.6 million, $8.6 million after-tax or $0.04 per share, on the exchange of equity securities.

  1994 Merger-Related Charges - Upon consummation of their respective
  ---------------------------
acquisitions by CoreStates in 1994, Independence Bancorp, Inc. ("Independence") and Constellation Bancorp ("Constellation") recorded merger-related charges in connection with a change in strategic direction related to problem assets and to conform consumer lending charge-off policies to those of CoreStates, and for expenses directly attributable to the acquisition. These merger-related charges totaled $167.4 million after-tax, or $0.74 per share. On a pre-tax basis, the merger-related charges consisted of a $145.0 million provision for loan losses, a $32.0 million addition to the OREO reserve, $13.0 million for the writedown of purchased mortgage servicing rights and related assets, and $63.7 million for expenses directly attributable to the acquisitions including $13.0 million of severance costs related to approximately 715 employees.

  1993 Restructuring Charge - In 1993, Meridian downsized its mortgage banking
  -------------------------
operations and as a result, recorded a pre-tax restructuring charge of $17.5 million, $11.4 million after-tax or $0.05 per share. Subsequently, in 1994 Meridian recorded a gain of $1.6 million pre-tax, $1.0 million after-tax, on the curtailment of pension benefits.

  Comparison of 1994 to 1993 - CoreStates' operating earnings for 1994 of
  --------------------------
$599.6 million, or $2.65 per share, grew 10.4% on a per share basis when compared to $549.5 million or $2.40 per share in 1993. The growth in 1994 operating earnings was primarily due to a $46.9 million, or 2.3% increase in taxable equivalent net interest income, improved credit quality resulting in a $55.2 million, or 29.1%, reduction in the provision for losses on loans (excluding the $145.0 million of merger-related provisions recorded in 1994) and a $40.9 million decline in non-financial expenses excluding restructuring and merger-related charges.

  Accounting Change in 1993 - Effective January 1, 1993, CoreStates adopted
  -------------------------
Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post Employment Benefits" ("FAS 112"). FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. CoreStates recognized the January 1, 1993 transitional liability of $24.2 million, $15.7 million after-tax or $0.06 per share, as the cumulative effect of a change in accounting principle in 1993.

  Non-performing Assets - Non-performing assets at December 31, 1995 totaled $268.3 million, a decline of $172.4 million or 39.1% from December 31, 1994. Non-performing real estate assets were down $105.6 million or 35.7% and non-performing commercial loans were down $40.5 million or 35.8%. At December 31, 1995 the allowance for loan losses of $670.3 million was 290.4% of non-performing loans. This compares to $681.1 million and 190.7% at December 31, 1994.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

STRATEGIC ACTIONS IN 1995

Acquisitions

  CoreStates' strategy for growth focuses first on servicing existing customers and second on expanding its businesses and customer base. CoreStates evaluates merger and acquisition opportunities of both banks and non-banks where potential for shareholder value enhancement, strategic growth and franchise development exist. CoreStates makes acquisitions to supplement corporate and business line strategies, not solely to drive earnings growth. Emphasis is placed on opportunities which extend existing markets into adjacent geography and deepen market share within existing markets. Acquisition opportunities are evaluated by a specialized staff aided by teams of business line managers who are responsible for planning and executing due diligence and integration activities.

  Acquisition of Meridian - On April 9, 1996, CoreStates acquired Meridian
  -----------------------
Bancorp, Inc. ("Meridian"). Meridian was a Pennsylvania bank holding company with approximately $15.2 billion in assets and $12.1 billion in deposits at March 31, 1996. In this transaction, approximately 81.1 million shares of CoreStates' common stock were issued to Meridian shareholders. The transaction is being accounted for under the pooling of interests method of accounting.

  Strategically, this acquisition combines two strong performing banking companies; creates a leading market position in the region that includes the prime economic centers of eastern Pennsylvania, northern Delaware, and central and southern New Jersey; extends the combined company's market to 47 counties in the three states; and creates a company with $3.9 billion of equity having the resources and capital to support investments in growth and in improved services to customers.

  In addition to the cost efficiencies and revenue enhancements expected from implementation of BEST and "59.9", CoreStates expects this in-market acquisition to achieve pre-tax operating efficiencies of approximately $186.0 million, and to add to earnings per share in 1997. The complexities of merger and restructuring activities may have an impact on the timing of earnings, expense, and operating efficiencies.


  On February 23, 1996, Meridian acquired United Counties Bancorporation ("United Counties"), a $1.6 billion asset New Jersey bank holding company in a transaction accounted for as a pooling of interests. For each United Counties common share outstanding, 5.0 shares of Meridian's common stock were issued.

  Pending regulatory approvals, consolidations of bank subsidiaries and operations are expected to begin in the second quarter of 1996 with the consolidation of Meridian's Pennsylvania bank subsidiary into CoreStates' lead Pennsylvania bank, CoreStates Bank, N.A. ("CBNA"). Other consolidations also scheduled for the second quarter of 1996 include the combination of Meridian Bank NJ, CoreStates New Jersey National Bank ("NJNB") and the consolidation of Meridian's Delaware Trust Company into CBNA. The interstate consolidation of CBNA and NJNB, previously scheduled for January 1996, has been postponed until the fourth quarter of 1996 in order to accommodate the consolidations of the Meridian bank subsidiaries.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

STRATEGIC ACTIONS IN 1995 - continued

  Nationwide Remittance Centers - On January 27, 1995, CoreStates acquired
  -----------------------------
Nationwide Remittance Centers, Inc. ("NRC"), the largest independent remittance processor in the United States. Fees earned by NRC were approximately $20 million. NRC was merged into CoreStates' third-party remittance processing company, CashFlex, a subsidiary of CBNA, creating the second largest lockbox processor in the country at the time of the acquisition. With the addition of NRC, CashFlex services more than 60 major financial institutions and processes approximately 300 million payment items annually. This acquisition affirmed CoreStates' commitment to growing its fee-based businesses and to building on its expertise in cash management.

Process Redesign

  BEST - In order to build upon CoreStates' strong financial condition and
  ----
sustain previous financial successes in the competitive financial services environment in which CoreStates operates, management commenced an intensive review of all aspects of CoreStates' operations and businesses in September 1994. The objectives of the process redesign were: (i) to enhance CoreStates' customer focus; (ii) to accelerate the culture change already in progress at CoreStates; and (iii) to improve productivity. In March 1995, CoreStates completed its review and approved and announced a corporate-wide process redesign plan, which restructured its banking services around customers and enhanced employees' authority to make decisions to benefit customers.

  As a result of the BEST process redesign, CoreStates recorded a $110 million restructuring charge, $70 million after-tax or $0.31 per share, in March 1995. When complete, the process redesign will result in the elimination of 2,800 positions, or 2,600 full-time equivalent employees. The breakdown of the eliminated positions was as follows: (i) 450 positions resulting from a hiring freeze in place from September 1994 to April 1995; (ii) 530 positions resulting from expected attrition during implementation of the process redesign; (iii) 930 employees who have elected to accept an enhanced severance package; and (iv) 890 layoffs. At December 31, 1995, CoreStates had 13,598 full-time equivalent employees which includes reductions for the impact of the hiring freeze, attrition and 1,600 employee displacements. The components of the restructuring charge and related cash outflow were as follows (in millions):

                                      Restructuring Charge
                                   --------------------------
                                                  Requiring       Cash
                                                     Cash       Outflow
                                      Total        Outflow     To-date(a)
                                   ------------  ------------  ----------
Severance costs.................       $72           $72           $28
Office reconfiguration costs....        16            7             -
Branch closing costs............        15            7             2
Outplacement costs..............        3             3             2
Miscellaneous...................        4             2             1
                                      ---            ---           ---
 Total..........................    $   110 (b)      $91           $33
                                    ===========      ===           ===
- -------------------------

(a) CoreStates' liquidity has not been significantly affected by these cash outflows.
(b) Subsequent to recording the $110 million restructuring charge, CoreStates recorded restructuring credits of $11.8 million, $7.5 million after-tax or $0.03 per share, primarily related to gains on the curtailment of pension benefits associated with employees displaced during 1995 and gains on the sale of branches which were sold as a result of the process redesign plan. The net BEST pre-tax restructuring charge recorded in 1995 was $98.2 million, or $0.28 per share.

  The severance charge relates to the separation package which will be paid to those employees who have elected to accept that package and to those employees laid off. Cash payments under separation packages commenced in April 1995 and will continue for varying terms. No lump sum severance payments will be made. The office reconfiguration charge relates to the costs of asset write-offs and lease buyouts that will be incurred principally in the process of streamlining and consolidating center city Philadelphia operations. This streamlining and consolidating process will occur over the 18-month period which began in April 1995. The branch closing charge relates to asset write-offs and lease buyouts incurred in the process of consolidating and closing 37 branch offices.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations:  continued

STRATEGIC ACTIONS IN 1995 - continued

Future cash outflows to be incurred in implementing the BEST process redesign plan, which in accordance with generally accepted accounting principles were not included in the restructuring charge, will include approximately $12 million for capital expenditures and approximately $17 million in operating expenses. Since April 1995, the amount of capital expenditures related to the process redesign were approximately $8 million and the amount of incremental operating expenses that were incurred related to the process redesign were approximately $8 million.

  The principal themes of the BEST process redesign plan are as follows:

    . Redefine the organizational structure around customers, customer segments and markets, not products;
    .  Streamline and consolidate functions and processes;
    . Vacate 1.2 million square feet of occupied space in 45 buildings, including the 37 branches;
    . Use technology to automate services and processes; and . Employ tiered pricing strategies and streamline product pricing.

  Implementation of the BEST process redesign plan is expected to occur within an 18-month period which began in April 1995. By mid 1996, the process redesign is expected to generate cost reductions of approximately $180 million and revenue enhancements which will yield additional revenue of approximately $30 million, combining to improve CoreStates' net income at an annual rate of $0.57 per share. The process redesign was originally expected to have a positive impact on net income of approximately $0.11 per share in 1995 (excluding the restructuring charge and subsequent credits) and $0.45 per share in 1996. Due to timing, the impact of the process redesign on 1995 net income was approximately $0.18 per share, exceeding the original estimate for 1995 by $0.07 per share. The favorable variance to original projections for 1995 is principally related to personnel savings and mostly due to the realization of benefits earlier than planned. CoreStates does not anticipate exceeding the annual run rate of $0.90 per share. A breakdown of expected expense reductions is as follows: personnel related - $98 million; professional and outside services - $20 million; occupancy - $18 million; office supplies - $9 million; telecommunications - $5 million; travel and entertainment - $5 million; furnishings - $4 million; and all other - $21 million.

  59.9 - In January 1995, Meridian commenced an internal review of its operations and businesses. The purpose of this review was to improve the company's operating performance and competitive position by streamlining and consolidating functions and work processes and by increasing the focus on customers and service levels. The improvement is to be measured by Meridian's expense to revenue ratio (non-interest expenses as a percentage of non-interest income and net interest income on a taxable-equivalent basis), with a goal of reducing the ratio to 59.9% or lower by the end of the first quarter of 1996. In June 1995, Meridian completed this review and announced a company-wide plan to be implemented over a period of approximately twelve months from that date.

  The expense to revenue ratio goal, however, was reached ahead of schedule, with the ratio improving to 57.3% for the third quarter of 1995 and 56.7% for the fourth quarter of 1995. The ratio was 60.6% for the year 1995 and 67.6% for 1994. Without the reduction in FDIC deposit insurance premiums in the second half of 1995, the ratio would have been 59.8% for the third quarter of 1995, 58.5% for the fourth quarter of 1995, and 61.4% for the year 1995.

  As a result of this review, Meridian recorded a net restructuring charge of $30.4 million in 1995. A restructuring charge of $32.0 million, $20.8 million after-tax or $0.09 per share, was recorded in the second quarter of 1995. This charge was reduced by a net gain of $1.6 million on the curtailment of employee benefits, as discussed later. The components of the restructuring charge and related cash outflow were as follows (in millions):

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

STRATEGIC ACTIONS IN 1995 - continued


                                                     Requiring  Cash Outflow
                                                       Cash       Through
                                            Total     Outflow   December 31
                                          ---------  ---------  ------------
Severance and Other Employee Related
 Costs...................................       $16        $16           $ 9
Lease and Other Contract Terminations....         2          2             1
Building and Other Asset Write-Downs.....        11          -             -
Professional Fees........................         3          3             3
                                                ---        ---           ---
   Total.................................       $32        $21           $13
                                                ===        ===           ===

  The severance charge relates to a separation package given to eligible employees based on years of service. Cash payments commenced in July 1995 and will continue for varying terms. Lease and other contract terminations include estimated payments related to bank branch closings and the consolidation of brokerage activities.

  Building and other asset write-downs include amounts related to buildings, equipment, and intangible assets written-off as a result of branch closings and other consolidations. Professional fees include consulting fees and legal expenses incurred during the review process. At December 31, 1995, cash payments of $12.5 million and non-cash charges of $6.0 million have been charged against the restructuring reserve. Meridian believes that the balance remaining in this reserve at December 31, 1995 of $13.5 million will be sufficient to absorb remaining expenses.

  In the second half of 1995, Meridian recorded a restructuring gain of $3.8 million related to the curtailment of future pension benefits associated with employees terminated during that period. This gain was partially offset by a curtailment loss of $2.2 million related to healthcare and other post-retirement benefits for employees terminated and those expected to be terminated in the future as a result of the "59.9" program, resulting in a net gain of $1.6 million.

  Implementation of the plan began at the end of the second quarter of 1995 and will continue over approximately the next twelve months from that date. Over that period, the process is expected to reduce net operating expenses on an annualized pre-tax basis by $55 million while providing recurring revenue enhancements of $13 million, increasing after-tax earnings on an annual basis by $44 million, or $0.20 per share. The gross reduction in operating expenses is expected to approximate $73.2 million and is composed of salaries and benefits of $54.2 million, furniture and fixtures expense of $16.1 million, and occupancy of $2.9 million. Offsetting these savings are foregone revenues, which are directly related to expense reductions, mainly in branches, of $7.5 million and one-time implementation costs of $10.7 million, resulting in net expense reductions of $55 million.

  The process was expected to result in the elimination of approximately 1,100 positions of approximately 7,100 then-existing positions. The eliminations were to result from attrition and a partial hiring freeze in effect from January 1995 to June 1995, from strategic alliances with outside firms and from layoffs. At December 31, 1995, Meridian had 5,779 full-time equivalent employees which reflects approximately 450 employee layoffs, as well as other types of reductions.

Cautionary Statement

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities litigation Reform Act of 1995. Forward-looking statements which are based on various assumptions (some of which are beyond CoreStates' control), may be identified by reference to a future period, or periods, or by the use of forward-looking terminology such as "may", "will", "believe", "expect", "estimate", "anticipate", "continue", or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the global, national and regional economies where CoreStates conducts operations; economic growth; governmental monetary policy including interest rate policies of the Federal Reserve Board; sources and costs of funds; levels of interest rates; inflation rates; market capital spending; technological change; the state of the securities and capital markets; acquisitions; consumer spending and savings; expense levels; and tax, securities, and banking laws and incentives.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

STRATEGIC ACTIONS IN 1995 - continued


BUSINESS LINE RESULTS

  CoreStates utilizes a value-based reporting methodology to facilitate management's analysis of performance by defined business lines. This process supports CoreStates' strategic objective of creating superior growth in shareholder value by focusing on the performance and value creation potential of CoreStates' component businesses.

  This section of management's discussion and analysis presents the performance results of CoreStates' four core businesses: Wholesale Banking; Consumer Financial Services; Trust and Investment Management; and Electronic Payment Services, Inc. ("EPS"), an affiliate. Each core business is comprised of well-defined business lines with market or product specific missions.

  For the 1995 and 1994 reporting periods, Meridian is shown as a separate entity. During 1996, as Meridian is integrated into CoreStates, Meridian's respective business components will be blended into CoreStates' business line reporting. It is expected that there will be a one to two quarter transition period before complete business line reporting can be established.

 Corporate overhead, processing and support costs, and the loan loss provision are allocated along with the impact of balance sheet management and hedging activities of CoreStates. A matched maturity transfer pricing system is used to allocate interest income and interest expense. All business lines in the four core businesses are allocated equity utilizing regulatory risk-based capital guidelines as well as each business line's fixed assets and other capital investment requirements. Intangible assets and associated costs are also allocated to relevant business units. The development of these allocation methodologies is a continuous process at CoreStates and as a result, certain amounts in prior years have been reclassified for comparative purposes.

 The Corporate category includes the income and expense impact of unallocated equity, unusual or non-recurring items not attributable to the operating activities of the major business areas, emerging business activities not directly related to the four major business areas, and miscellaneous items.

  The earnings contribution of these core businesses is reflected in the table below (in millions):

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations:  continued

BUSINESS LINE RESULTS - continued
                                                                Consumer             Trust and
                                           Wholesale            Financial            Investment
(taxable equivalent basis)                 Banking              Services             Management
                                    --------------------  --------------------  --------------------
                                       1995       1994      1995       1994      1995        1994
                                    ---------  ---------  --------  ---------  ---------  ----------
Net interest income.............      $ 666.0   $  637.5   $ 739.3    $ 675.8    $  27.4    $   30.4
Provision for losses on loans...         44.7       49.2      59.4       56.6        1.0         1.1
Non-interest income.............        229.9      219.9     171.6      175.5       96.6        98.3
Non-financial expenses..........        436.6      457.1     567.5      594.5      100.3       112.9
                                      -------   --------   -------    -------    -------    --------
Income before income taxes......        414.6      351.1     284.0      200.2       22.7        14.7
Income tax expense..............        157.8      137.8     106.0       77.9        8.5         5.5
                                      -------   --------   -------    -------    -------    --------
Net income......................      $ 256.8   $  213.3   $ 178.0    $ 122.3    $  14.2    $    9.2
                                      =======   ========   =======    =======    =======    ========

Return on average assets........         1.58%      1.39%     2.24%      1.66%      2.03%       1.33%
Return on average equity (a)....        27.09      25.01     49.86      34.07      54.62       34.07
Average assets..................      $16,261   $ 15,396   $ 7,953    $ 7,364    $   699    $    692
Average equity (a)..............          948        853       357        359         26          27
                                           EPS, Inc.
                                           Affiliate           Corporate              Meridian                 Total
                                    --------------------  --------------------  --------------------   --------------------
                                      1995      1994        1995     1994(d)      1995       1994        1995        1994
                                    -------    -------    --------   -------    -------    --------    --------    --------
Net interest income.............    $  (5.3)   $  (6.0)   $   78.4   $  72.9    $ 694.4    $ 696.9     $2,200.2    $2,107.5
Provision for losses on
 loans..........................          -          -           -     145.0       38.9       27.3        144.0       279.2
Non-interest income.............       49.1(b)    31.8        58.4      36.7      276.6      226.3        882.2       788.5
Non-financial expenses..........          -          -       169.9 (c) 148.1      611.2 (c)  605.7      1,885.5     1,918.3
                                    -------    -------   ---------   -------   --------    -------     --------    --------
Income (loss) before
 income taxes...................       43.8       25.8       (33.1)   (183.5)     320.9      290.2      1,052.9       698.5
Income tax expense
 (benefit)......................       15.8        9.1        (8.3)    (67.4)     117.9      102.4        397.7       265.3
                                    -------    -------    --------   -------    -------    -------     --------    --------
Net income (loss)...............    $  28.0    $  16.7    $  (24.8)  $(116.1)   $ 203.0    $ 187.8     $  655.2    $  433.2
                                    =======    =======    ========   =======    =======    =======     ========    ========

Return on assets................      37.33%     21.41%      (0.72)%   (2.81)%     1.25%      1.16%        1.47%       0.99%
Return on equity (a)............     700.00     417.50       (2.55)   (11.30)     14.17      13.85        17.51       11.95
Average assets..................    $    75    $    78    $  3,458   $ 4,137    $16,259    $16,164     $ 44,705    $ 43,831
Average equity (a)..............          4          4         974     1,027      1,433      1,356        3,742       3,626

(a) Equity is allocated to business lines in the four core business segments by applying a factor of 5.0% against average risk-weighted assets and adding intangible assets.
(b) Includes a gain of $19.0 million pre-tax, $11.8 million after-tax, related to changes in CoreStates' investment in the EPS, Inc. Affiliate joint venture.
(c) Includes net restructuring charges of $98.2 million pre-tax, $62.5 million after-tax, and $30.4 million pre-tax, $19.7 million after-tax, for Corporate and Meridian, respectively, related to process redesigns.
(d) Includes $120.0 million in the provision for losses on loans and $75.0 million in other operating expenses related to the Constellation acquisition and $25.0 million in the provision for loan losses and $33.7 million in other operating expenses related to the Independence acquisition. The combined after-tax impact was $167.4 million.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations:  continued

BUSINESS LINE RESULTS - continued


Wholesale Banking is organized into six business lines for reporting purposes:
Corporate Middle Market, Corporate and Institutional Banking, Investment Banking, Cash Management, International Banking, and Specialized Banking. Wholesale Banking continued its strong performance in 1995 as net income increased $43.5 million or 20.4% above 1994. Contributing to this increase was growth in net interest income, growth in non-interest income, a decline in the provision for losses on loans, and a decline in non-financial expenses. Net interest income was $28.5 million or 4.5% above 1994 due to higher loan volumes, lower levels of non-performing loans, and higher loan fees. Average loan outstandings increased 6.0% from the prior year. Average non-performing loans declined 41.3% from the prior year. Cash management revenues (including international service fees) were 7.2% above 1994. Growth in international fees, and the value of collected deposits more than offset an $8.3 million decline in service charges. Non-financial expenses declined $20.5 million or 4.5% largely due to a $3.6 million decline in FDIC expense and expense reductions related to the impact of BEST.

Net income contributed to Wholesale Banking by Congress Financial increased $11.3 million for 1995, primarily due to an increase in net interest income resulting from loan growth, partially offset by an increase in the loan loss provision of Congress Financial.

Consumer Financial Services includes the following business lines: Community Banking, Specialty Products and Mortgage Banking. Specialty Products ("SPG") includes Credit Card, Student Lending, CardLinx (CoreStates' merchant credit card processing business) and SynapQuest (CoreStates' credit card processing subsidiary). Results for December 1994 and the full year of 1995 include the acquisition of Germantown Savings Bank ("GSB"). Since the GSB transaction was accounted for under the purchase method, restatement of financial information prior to the acquisition was not required.

Net income for Consumer Financial Services of $178.0 million in 1995 was $55.7 million or 45.5% over 1994. The increase was primarily experienced in the Community Banking and SPG business lines. The growth in net income was driven by a $63.5 million or 9.4% increase in net interest income along with a $27.0 million or 4.5% decline in non-financial expenses. This growth was partially offset by a decrease in non-interest income of $3.9 million or 2.2% and an increase in the loan loss provision related to increased charge-offs in the credit card portfolio.

The increase in net interest income of $63.5 million in 1995 included a $32.8 million increase related to GSB. Net interest income growth of $14.0 million in the credit card portfolio resulted from a $195 million, or 15.3% increase in average credit card outstandings, partially offset by the impact of a 50 basis point reduction in credit card interest rate spreads. In addition to the growth due to the GSB acquisition, net interest income in Community Banking increased $11.4 million, or 2.1%. Favorable deposit spreads in Community Banking, up 24 basis points, generated a $31.8 million increase which was partially offset by declines due to a $460 million decrease in deposits equating to a $13.2 million reduction and narrowing loan spreads, down 25 basis points, for a $12.2 million reduction.

Non-interest income was down $3.9 million, or 2.2%. Mortgage Banking income declined by $4.2 million primarily the result of the sale of the Constellation servicing portfolio in 1994. In addition, in March of 1994, Community Banking sold its Marine lending portfolio at a gain of $1.5 million. Revenue generated from third-party sales of annuities and mutual funds was down $0.9 million. A full year of non-interest income in 1995 from the GSB acquisition resulted in an additional $3.4 million when compared to 1994.

Non-financial expenses declined by $27.0 million, or 4.5%. Ideas implemented relating to BEST generated savings of $31.9 million. A June 1, 1995 reduction in FDIC premiums from $0.23 to $0.04 per $100 of deposits resulted in an expense decrease of approximately $12.0 million. A full year of expenses in 1995 from the GSB acquisition resulted in an $18.4 million increase in year-to-year expenses.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations:  continued

BUSINESS LINE RESULTS - continued

Trust and Investment Management is organized into four business lines:
Institutional Trust, Personal Trust, Private Banking, and Investment Management. The Corporate Trust business, included in Institutional Trust, was divided into its Pennsylvania and New Jersey components and sold to Mellon Bank and Bank of New York, respectively, in October 1995. CoreStates recognized a $7.4 million pre-tax gain on these sales during the fourth quarter of 1995 which is reflected in the Corporate Category. The Corporate Trust transactions provide for potential additional gains in 1996, pending determination of customer retention by the buyers.

Net income of $14.2 million in 1995 was $5.0 million above 1994. Net interest income declined by $3.0 million or 9.9% primarily due to lower demand balances in Institutional Custody and Corporate Trust. During the first six months of 1995, Corporate Trust experienced lower balances compared to 1994 due to higher levels of refinancings in 1994. As a result of the Corporate Trust sale, Institutional Trust also experienced lower balances versus 1994 during the last quarter.

Non-interest income declined by $1.7 million primarily due to the loss of fourth quarter fee revenues related to the sale of Corporate Trust. Also contributing to the decline was customer attrition in Institutional Trust and lower non-recurring fees in Personal Trust. Partially offsetting these shortfalls was new business and fee growth in Institutional Custody, the impact of 9.6% asset growth in the CoreFund family of mutual funds and approximately $700 thousand of BEST revenue enhancements. Expenses were $12.6 million or 11.2% below 1994 levels due principally to the impact of the BEST program and expense savings related to the sale of Corporate Trust.

Electronic Payment Services, Inc. ("EPS") was formed in December 1992 through the contribution of the consumer electronic transaction processing businesses of CoreStates, Banc One Corporation, PNC Bank Corp and KeyCorp. EPS is one of the nation's leading providers of ATM and POS processing services. CoreStates received cash, preferred stock and common stock for the contribution of its MAC ATM network and BUYPASS POS businesses. CoreStates' ownership at formation was 31%.

In December 1993, CoreStates and EPS mutually agreed to enter into a recapitalization of EPS involving the EPS preferred stock held by CoreStates. In exchange for substantially all of the preferred stock, CoreStates received from EPS a ten-year 6.45% note providing for equal principal payments over the life of the note. The recapitalization did not affect the amount of the deferred gain generated in the 1992 contribution of the business lines to EPS, but changed the timing of the recognition of that $138 million deferred gain from a five-year period beginning in 1996 to a ten-year period which began in 1994.

On March 27, 1995, National City Corp was added as a partner and KeyCorp increased its investment to become a full partner, resulting in a decrease in CoreStates' share of ownership in EPS from 31% to 20%. As a direct result of this change in ownership interests, CoreStates recognized a pre-tax gain of $19.0 million, $11.8 million after-tax in 1995.

Net income in 1995 from CoreStates' investment in EPS totaled $28.0 million, including the $11.8 million gain. Excluding the gain, net income in 1995 was substantially unchanged from net income in 1994 as lower interest income realized from the promissory note was offset by higher equity earnings. The 1995 results included $30.1 million of non-interest income from CoreStates' equity interest in EPS' net income, deferred gain recognition, and promissory note interest income, partly offset by interest carrying charges on the net investment in EPS.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

BUSINESS LINE RESULTS - continued

The Corporate Category's net income for 1995 includes the net restructuring charge of $62.5 million after-tax related to BEST. After adjusting for the BEST restructuring charge and 1994 merger-related costs, the Corporate Category's net income was below 1994 by $17.0 million. The most noteworthy variances year-to-year were a $20.5 million decline in securities gains, partially offset by a $7.4 million gain recognized on the sale of the Corporate Trust business in 1995. Additionally, increases in non-interest income and non-financial expenses, resulted from growth in CoreStates' third party remittance processing company, CashFlex, which, as an emerging business, is currently included in the Corporate Category. The largest contributing factor to CashFlex's growth was the acquisition of NRC in January 1995. Fees earned by NRC were approximately $20 million and expenses added by NRC were approximately
$20 million.   In 1994, net income includes $167.4 million in merger-related charges recorded in the first half of 1994 for the acquisitions of Constellation and Independence. The merger-related charges included a $145 million loan loss provision. The merger-related charges had an after-tax impact of $127.8 million for Constellation and $39.6 million for Independence.

Meridian recorded income, before restructuring and merger-related charges (net of taxes), of $232.7 million in 1995 compared to net income of $187.8 million in 1994, an increase of 24%. The return on average assets for 1995 was 1.43% before these charges compared to 1.16% a year ago, and the return on average equity reached 16.24% compared to 13.85% in 1994. After restructuring and merger-related charges of $40.4 million ($29.7 million after-tax), net income in 1995 was $203.0 million. The growth in net income reflects primarily the underlying strength of the core banking operations and the success of the "59.9" process redesign.

  Restructuring and merger-related charges include $30.4 million related to Meridian's process redesign, and $10.0 million of non-tax deductible expenses associated with the Acquisition.

  Net interest income was $694.4 million in 1995 compared to $696.9 million in 1994. The net interest margin was 4.67% in 1995 compared to 4.73% in 1994. The decline in the net interest margin in 1995 resulted from asset and liability repricing in an interest rate environment that was slightly higher than in 1994. The impact of repricing was partially offset by a change in the mix of interest-earning assets, as growth in the loan portfolio was funded by a decline in the investment portfolio.

  The provision for possible loan losses was $38.9 million in 1995 compared to $27.3 million in 1994. The higher provision reflects the growth in loans over the past year.

  Non-interest income was $276.6 million in 1995 compared to $226.3 million in 1994, an increase of $50.3 million or 22%. Non-interest income for 1995 included $13.6 million of gains on the exchange of equity securities. Trust revenues increased by $11.3 million between the two years, partially as a result of the acquisition of McGlinn Capital Management, an investment advisory firm, in July 1994. Broker-dealer and investment banking revenues increased by $8.0 million because of increased trading volumes. Such revenues were impacted in 1994 by a valuation adjustment of the trading portfolios. Service charges on deposits and fees from other customer services increased by $12.4 million over last year, mainly as the result of the introduction of new consumer-related demand deposit products. Mortgage-banking fees declined by $4.7 million, reflecting lower servicing volumes due to a reduction in scope of Meridian's mortgage banking activities.

  Excluding restructuring and merger-related charges, non-interest expenses were $570.8 million in 1995 compared to $605.7 million in 1994, a decrease of $34.9 million, or 6%. The implementation of process redesign, including significant reductions in staff levels, the restructuring and downsizing of Meridian's mortgage banking activities, and a reduction in FDIC deposit insurance premiums contributed to the decline in expenses.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CAPITAL STRENGTH

Capital strength must be evaluated in the context of business risk exposures, including asset quality, interest sensitivity, liquidity and earnings diversification. CoreStates places a significant emphasis on the maintenance of strong capital which promotes investor confidence, helps provide access to the credit markets under favorable terms and enhances the flexibility to capitalize on business growth and acquisition opportunities. Capital is managed for each CoreStates subsidiary based on its respective risks and growth opportunities, as well as regulatory requirements. CoreStates is positioned to take advantage of market opportunities to strengthen capital. A shelf registration, which is in place, provides for the issuance of a wide-range of securities including:
senior and subordinated debt, straight and convertible preferred securities and equity. The relative strength of CoreStates' capital is reflected in the chart "Average Common Equity/Assets".

         Average Common Equity/Assets               Average Common
        ------------------------------              Equity/Assets
                (in percent)                ------------------------------

                                                            Superregional
                                              CoreStates     Composite *
                                             ------------  --------------
                    1995                         8.37%          7.51%
                    1994                         8.27           7.46
                    1993                         7.93           7.34
                    1992                         7.20           6.67
                    1991                         6.68           6.14

  * The Salomon Brothers Superregional Bank Composite

At December 31, 1995, common shareholders' equity totaled $3,876 million or 8.4% of total assets, compared with $3,731 million or 8.1% at year-end 1994. The year-end 1995 equity to assets ratio for the Salomon Brothers Superregional Bank Composite was 7.7%. CoreStates has achieved steady internal capital generation throughout the past five years. Common shareholders' equity increased over the five years ended December 31, 1995 at a compound annual growth rate of 6.9%, while dividends paid increased at a compound annual growth rate of 7.2%.

During 1995, CoreStates increased its quarterly dividend by 23.5% to $0.42 per share beginning January 1996. CoreStates declared dividends on its common stock of $1.44 per share in 1995, $1.24 per share in 1994 and $1.14 per share in 1993. The common dividend payout ratio on an operating earnings basis was 43.9% for 1995, compared to 46.4% for 1994.

In March 1995, the Board of Directors approved an expansion of CoreStates' common stock repurchase program from an annual maximum of 2% of outstanding shares to an annual maximum of 5%, excluding purchases for employee benefit plans and CoreStates' dividend reinvestment plan. Given the acquisition of Meridian, the common stock repurchase program was terminated due to constraints associated with the pooling of interests method of accounting that CoreStates is using to account for the acquisition of Meridian. During 1995, CoreStates repurchased approximately 10.3 million shares of its common stock and reissued
3.5 million treasury shares under employee benefit plans and the dividend reinvestment plan.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CAPITAL STRENGTH - continued

CoreStates and its bank subsidiaries are subject to minimum risk-based and leverage capital guidelines issued by the Federal Reserve Board and Comptroller of the Currency. The measurement of risk-based capital takes into account the credit risk of both balance sheet assets and off-balance sheet exposures. These guidelines require minimum risk-based capital ratios of 4% for Tier 1 capital and 8% for total capital. In addition, a minimum leverage ratio of Tier 1 capital to quarterly average total assets of 3% is required for banking organizations that are rated as strong. Internal capital generation continues to be strong and to exceed internal growth requirements. The following table illustrates CoreStates' risk-based and leverage capital ratios at December 31, 1995 and 1994:

Risk-based and Leverage Capital Ratios
- ----------------------------------------
At December 31,
- ----------------------------------------
(in millions)
                                                1995      1994
                                               -------   -------
Capital
Tier 1 capital (a).......................      $ 3,534   $ 3,387
Tier 2 capital (b).......................        1,357     1,352
Total qualifying capital.................        4,891     4,739
Assets
Risk-adjusted assets.....................       38,431    36,816
Average assets-leverage capital basis....       44,247    43,631
Ratios
Tier 1 capital ratio.....................          9.2%      9.2%
Total capital ratio......................         12.7      12.9
Tier 1 leverage ratio....................          8.0       7.8

- ------
(a) Consists primarily of common shareholders' equity, less goodwill and certain intangible assets.
(b) Consists primarily of qualifying subordinated debt and the allowance for loan losses, within permitted limits.

  Bank regulators apply substantially the same capital requirements to CoreStates' banking subsidiaries. A bank is considered "well capitalized", the highest regulatory category, if it has minimum Tier 1 and Total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%. As illustrated in the following table, all of CoreStates' banking subsidiaries qualified as "well capitalized" at December 31, 1995.

Bank Regulatory Capital Ratios                  Capital Ratios
- ------------------------------           -------------------------------
At December 31, 1995                     Tier 1       Total     Leverage
- --------------------                     ------       -----     --------

CoreStates Bank, N.A..................        7.6%     10.6%         6.8%
New Jersey National Bank..............       12.1      15.3          7.6
CoreStates Bank of Delaware, N.A......        6.6      11.2          6.3
Meridian Bank Pa......................       10.3      13.0          9.0
Delaware Trust Company................       14.8      16.1         11.2
Meridian Bank New Jersey..............       23.6      24.8          9.1

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

RISK MANAGEMENT

Risk management at CoreStates encompasses the oversight of a broad range of risks undertaken by the company including credit, market, product, processing, systems and general business risk. During 1995, the management of these risks was further integrated within the Risk Policy Office following the BEST process redesign. Also as a result of the process redesign, risk officer positions were created within technology/operations and capital markets to sharpen the focus of risk management within these areas. CoreStates' ongoing evolution of its risk management practices takes place within the framework of a corporate risk management program. The objective of the program is a continued strengthening of CoreStates' risk management culture and its policies, processes and controls for managing risk on an integrated basis throughout the company. The discussion of risk management is covered further in the following sections on "Credit Quality" and "Asset and Liability Management."


CREDIT QUALITY

Credit Risk Management

The management of credit risk at CoreStates relies on maintaining a diversified loan portfolio, limiting exposures to a given industry or market segment, and on a well-established credit culture. Early identification and communication of deterioration/problems in the portfolio, early recognition of non-performing assets and charge-offs, maintaining reserves that are strong, and a credit advisory team process that provides all lenders in both wholesale and consumer businesses access to the most senior and experienced credit officers in the organization, are key components of this credit culture. Underlying this credit culture is a tradition of extensive and ongoing credit training and comprehensive and well-communicated policies and procedures. In 1995, a reorganization of the credit process was put into place which moved decision making closer to the customer while maintaining CoreStates' traditional and successful quality maintenance processes. One way this was accomplished was combining the Chief Risk Policy Office and the Chief Lending Offices and by delegating Chief Lending Office authority to a cadre of CoreStates' most experienced credit personnel throughout the organization for exercise in each business group or market. Further, while continuing a successful process of managing individual credits, greater emphasis has been placed on portfolio management issues.

In acquiring a company whose businesses include the extension of credit, it is a priority of CoreStates to extend its credit culture to the newly acquired institution. In planning for the integration of Meridian into CoreStates in 1996, CoreStates will continue this policy. CoreStates' credit policies, together with the more informal practices and standards of conduct which define CoreStates' existing credit culture, will be extended to the combined organization through a formal communications and training program. The extensive credit officer structure in place at CoreStates will also be extended to the combined organization. Each significant market will have at least one assigned senior credit officer who would be supported by one or more credit officers. Extension of the CoreStates credit culture to the Meridian organization will also be facilitated through cross fertilization of key personnel. The loan quality process in place at CoreStates, which is designed as an early warning system for problem loan identification and portfolio issues, will be used in the combined organization. CoreStates' favorable experience with these processes and their successful use in the integration of other organizations, along with a stringent due diligence process and early integration of the acquired bank's portfolio, ensure that CoreStates' credit quality standards continue to be maintained.

The maintenance of CoreStates' asset quality standards is supported by a comprehensive and independent assessment of credit quality and portfolio management by a Credit Review department, which reports to the Audit Committee of the Board of Directors. The consultative role played by Credit Review with respect to line management and the Risk Policy Office was further enhanced during 1995, broadening the nature of counsel provided to lenders in the area of portfolio review.

Wholesale Loan Portfolio

CoreStates has traditionally maintained limits on industry, market and borrower concentrations as a way to diversify and manage credit risk. Management's current policy is to limit industry concentrations to 50% of total equity and to limit market segment concentrations to 10% of total assets. CoreStates manages industry concentrations by applying these dollar limits to a family of industries that have common risk characteristics. This management process is reflected in the following chart, which illustrates each industry that exceeds 10% of total shareholders' equity.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

Wholesale Loans by Industry
- -----------------------------
At December 31, 1995                Outstandings             % of
- -----------------------------
Plotting Points for a Graph            as a %            Outstandings
- -----------------------------
                                     of equity          non-performing
                                   -------------        --------------
Retail Trade.................           26.2                 0.8
Communications...............           23.7                 0.2
Non-bank Finance (a).........           23.6                 0.6
Healthcare...................           21.3                 0.5
Automobile Dealers...........           20.4                 0.1
Agri-finance.................           17.1                 0.5
Real Estate Construction.....           15.7                 1.9
Depository Institutions......           15.3                   -
Trucking and Auto Leasing....           14.0                 0.4
Apparel Manufacturing........           12.4                 2.0

(a)  Includes insurance, mortgage, mutual funds and finance companies.

The discussion below highlights the following wholesale portfolios: retailing and apparel because of the challenges in these industries today; the Congress Financial portfolio, because of the continued growth in the commercial finance segment; the international financial institutions portfolio, as this is a significant growth business; and real estate loans, due to the overall size of the combined commercial and residential portfolios.

  Retailing and Apparel - This specialized lending, which includes the retail trade, apparel manufacturing and food retailing industries, is directed to local, regional and national retailing chains and apparel manufacturing. Credit extensions are a major part of an overall product strategy to develop multi-faceted relationships and are primarily used to support customers' working capital requirements. Additionally, emphasis is placed on providing short-term trade letters of credit to customers who purchase product off-shore. The largest concentrations in the portfolio are in apparel retailing and manufacturing, food retailing, specialty stores and general merchandise. Furthermore, the challenges in these industries today present an excellent growth opportunity for Congress Financial.

  The following table summarizes CoreStates' outstandings in retailing and apparel at December 31, 1995 and 1994.

Retailing and Apparel
- ---------------------------------
At December 31,
(in millions)                                       1995                               1994
                                   -------------------------------------  ---------------------------------
                                                       Non-       % of                      Non-      % of
                                                   ------------  -------                              -----
                                    Outstandings    performing    loans   Outstandings   performing   loans
                                   --------------  ------------  -------  -------------  -----------  -----
Congress Financial, various (a)..        $  647.1         $ 3.0      0.5       $  663.3        $ 6.4    1.0%
Apparel..........................           306.1           9.5      3.1          334.9         34.1   10.2
Food Retailing...................           185.9           0.6      0.3          200.7          8.8    4.4
Specialty Stores.................           169.8           3.6      2.1          142.9          4.6    3.2
General Merchandise..............            87.4           0.5      0.6          108.9          0.4    0.4
Miscellaneous Retail.............           287.6           0.8      0.3          215.5          1.2    0.6
                                         --------         -----                --------        -----
  Total..........................        $1,683.9         $18.0      1.1       $1,666.2        $55.5    3.3
                                         ========         =====                ========        =====

(a) Includes commercial finance outstandings of $173.9 million and factoring receivables of $473.2 million at December 31, 1995; comparable amounts at December 31, 1994 were $119.8 million and $543.5 million, respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

  Congress Financial - Congress Financial's loan portfolio is a combination of factoring receivables and commercial finance, a significant growth business. The commercial finance portfolio continued to experience strong, geographically diverse growth, increasing 16.3% on a year-to-year basis. Credit quality continues to be consistent with Congress Financial's lending philosophy and historical trends.

  The ability to structure and syndicate large, complex transactions primarily collateralized by accounts receivable and inventory, remains a mainstay of Congress Financial's loan growth.

Congress Financial Portfolio
- -------------------------------
At December 31,
- -------------------------------
(in millions)                       1995        1994
                                 ----------  ----------

Commercial finance portfolio:
  Loans......................     $2,068.4    $1,778.7
  Non-performing.............         11.4        16.9
    % of loans plus OREO.....          0.6%        0.9%
Factoring receivables (a)....     $  557.3    $  622.4

- --------
(a) There were no non-performing factoring receivables at December 31, 1995 and 1994.

  International Financial Institutions - Lending activities within International Financial Institutions consist principally of dollar-denominated short-term, trade-related credit transactions aimed at enhancing CoreStates' cash management-based relationships with correspondents worldwide.

Exposure (which is defined as time balances, loans outstanding, bankers acceptance and letters of credit) in International Financial Institutions at December 31, 1995 and 1994 was distributed geographically as follows (in millions):

                             1995                  1994
                    ----------------------  -------------------
                                    % of                 % of
                                  --------              -------
                      Exposure     total     Exposure    total
                    ------------  --------  ----------  -------
Europe.............     $1,124.4       38%    $1,292.6      56%
Asia...............      1,017.8       35        518.8      23
Americas...........        730.2       25        453.0      20
Middle East........         73.3        2         35.0       1
                        --------      ---     --------     ---
  Total exposure...     $2,945.7      100%    $2,299.4     100%
                        ========      ===     ========     ===

CoreStates' financial analysis focuses on the performance of individual institutions (liquidity, profitability, asset quality, capitalization, management and ownership), the unique attributes of individual markets (banking regulations, central bank support, the domestic economic and political context, balance of payment flows and reserve levels) and the interdependencies of those markets. In higher risk markets, CoreStates' exposure is mitigated through insurance or guarantees of the U.S. Export-Import Bank. The increase in Asia and the Americas was due to the improved political and economic situations in some countries, as well as a concerted and focused marketing effort through our Asian branch network.

The following table summarizes CoreStates' exposure by type to international financial institutions at December 31, 1995 and 1994. There were no non-performing loans for the periods presented.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

International Financial Institutions' Exposure
- ----------------------------------------------
At December 31,
- ---------------
(in millions)
                                             1995       1994
                                           --------   --------
Time deposits.......................       $1,538.8   $1,396.0
Acceptances.........................          513.5      261.1
Loans outstanding...................          582.2      395.0
Letters of credit...................          311.2      247.3
                                           --------   --------
 Total..............................       $2,945.7   $2,299.4
                                           ========   ========

  Real Estate Loans - Although continuing to improve, the regional real estate market in which CoreStates operates is still experiencing some problems, particularly in the commercial segment. In this segment, tenant downsizing continues to plague the office building market raising particular concern with current and future office building usage and values. Also, the retail sector continues to require close monitoring due to problems in the retail industry. In the residential market, although home sales leveled off in late 1995 after a surge in mid-year, sales continue at a sufficient pace and the multi-family market continues to be strong.

  Total real estate related loans outstanding were $10,969 million at December 31, 1995, compared to $11,807 million at December 31, 1994. The decline from year-end 1994 was principally due to the sale of residential mortgage loans. Included within the broad classification of real estate loans are a number of different lending categories with distinctly different risk factors and performance. The construction and development loan portfolio was $608 million or 1.9% of total loans at December 31, 1995. At December 31, 1995, 1.5% of CoreStates' construction and development loan portfolio was non-performing, compared to 1.4% for the remaining real estate loan portfolio. The table below summarizes CoreStates' real estate loans outstanding.

Real Estate Loans                                            Completed
- -----------------
At December 31,                                              projects/                                  Total
- ---------------
(in millions)         real                Construction/      investment                                 real

                                           development       properties     Residential   Other (a)    estate
                                         ---------------  --------------  ------------  -----------  -----------
1995
- ----
Year-end outstandings.................            $  608          $1,847        $5,649     $2,865      $10,969
Average loans outstanding.............               604           1,941         5,899      3,103       11,547
Non-performing loans..................                 9              37            49         57          152
  % of year-end loans.................               1.5%            2.0%          0.9%       2.0%         1.4%
Net charge-offs.......................            $    1          $   12        $   17     $   11      $    41
  % of average loans..................               0.2%            0.6%          0.3%       0.4%         0.4%

1994
- ----
Year-end outstandings.................            $  599          $2,035        $6,148     $3,025      $11,807
Average loans outstanding.............               626           2,162         6,239      2,951       11,978
Non-performing loans..................                15              50            60         87          212
  % of year-end loans.................               2.5%            2.5%          1.0%       2.9%         1.8%
Net charge-offs.......................            $   11          $   40        $   28     $   47      $   126
  % of average loans..................               1.8%            1.9%          0.4%       1.6%         1.1%

- -------------
(a)  Principally commercial loans secured by owner-occupied real estate.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

  The largest category within real estate loans is residential mortgages, which includes home equity loans of $2,579 million and multi-family residential mortgages of $249 million. Total residential mortgages were $5,649 million or 17.8% of total loans at December 31, 1995. Loans in the Other real estate loans category, primarily commercial loans collateralized by owner-occupied real estate, accounted for 9.0% of total loans.

  Another key to risk management in this portfolio is diversification by project type. The following table illustrates CoreStates' construction and development portfolio and completed projects/investment properties portfolio by project type.

Construction/Development and Completed Projects/Investment Properties
- ---------------------------------------------------------------------
Loans Outstanding by Project Type
- ---------------------------------
At December 31,
(in millions)
                                          Construction/           Completed projects/
                                           development           investment properties                Total
                                     -----------------------   --------------------------   --------------------------
                                        Loans       % Non-         Loans         % Non         Loans         % Non
1995                                 outstanding  performing    outstanding   performing    outstanding   performing
- ----                                 -----------  ----------   -------------  -----------   ------------  -----------
Residential development.........          $268.2         3.2%                                   $  268.2          3.2%
                                          ------                                                --------
Commercial:
  Land and site development.....            74.8         0.4                                        74.8          0.4
  Apartments....................             5.2           -        $  325.4          1.8%         330.6          1.8
  Light industrial..............            29.4         8.8           208.3            -          237.7          1.1
  Hotels........................             2.4           -           150.5          2.2          152.9          2.2
  Office buildings..............            49.6           -           469.5          3.9          519.1          3.5
  Shopping centers..............            42.3           -           411.7          1.0          454.0          0.9
  Miscellaneous.................           135.9         0.1           281.8          1.8          417.7          1.2
                                          ------                    --------                    --------
         Total commercial.......           339.6         0.9         1,847.2          2.0        2,186.8          1.8
                                          ------                    --------                    --------
            Total...............          $607.8         1.5        $1,847.2          2.0       $2,455.0          2.0
                                          ======                    ========                    ========

1994
- ----
Residential development.........          $309.2         3.9%                                   $  309.2          3.9%
                                          ------                                                --------
Commercial:
  Land and site development.....            90.1         3.3                                        90.1          3.3
  Apartments....................             2.1           -        $  352.8          1.9%         354.9          1.9
  Light industrial..............            39.4         5.3           251.6          6.1          291.0          6.0
  Hotels........................             2.5        11.8           148.7          2.8          151.2          3.0
  Office buildings..............            37.3           -           526.1          1.9          563.4          1.8
  Shopping centers..............            34.0           -           421.6          1.1          455.6          1.0
  Miscellaneous.................            84.7         0.5           334.2          2.8          418.9          2.2
                                          ------                    --------                    --------
         Total commercial.......           290.1         1.9         2,035.0          2.5        2,325.1          2.4
                                          ------                    --------                    --------
            Total...............          $599.3         2.5        $2,035.0          2.5       $2,634.3          2.6
                                          ======                    ========                    ========


CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

Consumer Lending Portfolio

  Consumer loan outstandings (excluding credit card) increased by $145.5 million or 2.3% from year-end 1994. The modest growth in the portfolio was impacted by sales of approximately $141 million of student loans and approximately $132 million of home equity loans on the secondary market. The home equity loans were sold for asset and liability management purposes.

  Net loan charge-offs as a percentage of the average portfolio outstandings increased from 23 basis points in 1994 to 52 basis points in 1995. Although higher in 1995, net credit losses in this portfolio are below the average of our competitors. This is an indication of the fundamental strength of CoreStates' credit policies and ability to identify and mitigate risk factors in these retail loan products.

Consumer Lending Portfolio
- --------------------------
At December 31,
- ---------------
(in millions)

                                 1995        1994
                               --------    --------
Year-end outstandings:
 Home equity...............    $2,579.2    $2,643.9
 Indirect installment......     1,771.6     1,716.0
 Direct installment........       996.5       965.3
 Auto leasing..............     1,167.3     1,043.9
                               --------    --------
    Total..................    $6,514.6    $6,369.1
                               ========    ========
Average loans outstanding..    $6,441.9    $6,323.8
Net charge-offs............        33.3        14.3
  % of average loans.......        0.52%       0.23%

Credit Card Portfolio
- ---------------------
At December 31,
- ---------------
(in millions)

                                 1995        1994
                               --------    --------
Year-end outstandings......    $1,681.6    $1,492.0
Average loans outstanding..     1,546.0     1,372.1
Net charge-offs............        56.5        30.4
 % of average loans........        3.65%       2.22%

  Credit card outstandings increased 12.7% from $1,492.0 million at 1994 year end to $1,681.6 million at 1995 year end. Average balance per active account increased by 14.9% to $2,547. Beginning in the fall of 1994, marketing campaigns shifted from pre-approved to invitations-to-apply, to further control risk within the portfolio.

  Economic conditions have negatively impacted credit card delinquency, bankruptcy and credit losses. Net charge-offs have increased to 3.6% of average loans, which is consistent with industry averages. CoreStates' credit policies and procedures related to the credit card portfolio have been strengthened in anticipation of the economic slowdown.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

Allowance for Loan Losses

  In CoreStates' methodology for determining appropriate levels of allowance for loan losses ("ALLL"), each subsidiary which extends credit maintains an allowance sufficient to absorb the anticipated loss inherent in its credit portfolio. Factors included in management's determination of an adequate level of ALLL are a statistical analysis of historical loss levels throughout an economic cycle and one year of projected charge-offs, establishing a minimum level below which a bank's ALLL is considered inadequate and a maximum level above which is considered inappropriate. A quarterly evaluation of loss potential on specific credits, products, industries, portfolios and markets as well as indicators for loan growth, the economic environment and concentrations assist in validating the position of the ALLL within those boundaries. Management's evaluation of the adequacy of the ALLL is independently tested by Credit Review. Prompt recognition of problem situations and prompt write-downs of these assets to net realizable value is an important source of protection against problems in the portfolio. Accordingly, over an economic cycle, CoreStates has experienced relatively high levels of recoveries of prior charge-offs, recovering approximately 38% of prior year loan charge-offs in 1995 and approximately 31% in 1994.

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114") and in October 1994, the FASB issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("FAS 118"). FAS 114 addresses accounting for impairment of certain loans and requires that impaired loans within the scope of FAS 114 be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or be measured at the loan's observable market price or the fair value of its collateral. FAS 118 amended FAS 114's income recognition policies and clarifies FAS 114's disclosure requirements. As required, CoreStates adopted FAS 114 and 118 in the first quarter of 1995. The adoption of these standards did not have an impact on CoreStates' provision for loan losses or allowance for loan losses, nor change CoreStates' methodology for recognizing income on impaired loans.

  The year-end 1995 allowance for loan losses totaled $670.3 million and represented 2.11% of loans. This compares with a loan loss allowance at year-end 1994 of $681.1 million, or 2.21% of loans. The allowance for loan losses at year-end 1995 was 290.4% of non-performing loans, an increase over the year-end 1994 coverage ratio of 190.7% and a reflection of the lower level of non-performing loans at year-end 1995.

  CoreStates' provision for loan losses in 1995 was $144.0 million, an increase of $9.8 million from the $134.2 million, excluding $145.0 million of Constellation and Independence merger-related provisions for losses on loans
provided in 1994.    The increase in the provision for losses on loans was in
response to loan growth and higher charge-offs on credit card outstandings. Net loan charge-offs in 1995 were $154.9 million or 0.5% of average loans. Net charge-offs in 1994, excluding $103.1 million of loan charge-offs recorded in the second quarter of 1994 related to problem assets acquired with Constellation, were $154.4 million or 0.5% of average loans.

  During 1994, Constellation and Independence recorded provisions for loan losses of $120.0 million and $25.0 million, respectively, in connection with a change in strategy related to problem assets, and to conform their consumer lending charge-off policies to those of CoreStates.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

  The following table reflects the distribution of 1995 and 1994 net charge-offs by loan type:

Distribution of Net Charge-Offs
- ---------------------------------
For the Year Ended December 31,
- ---------------------------------
(in millions)                                    1995                           1994
                                   -------------------------------  -------------------------------
                                                           % of                             % of
                                                           Total                            Total
                                     Net        % of        net       Net        % of        net
                                   charge-    Average     charge-   charge-    Average     charge-
Loan type                            offs    loan type     offs      offs     loan type     offs
- ---------                          --------  ----------  ---------  --------  ----------  ---------
Domestic:
  Commercial
    and industrial.............     $ 35.7         0.3%      23.1%   $ 94.8         0.8%      36.8%
  Real estate:
    Construction...............        0.8         0.1        0.5      10.9         1.7        4.2
    Other......................       39.9         0.4       25.8     114.8         1.0       44.6
  Consumer:
    Credit card................       56.5         3.5       36.5      30.4         2.2       11.8
    Installment................       20.5         0.9       13.2       9.8         0.4        3.8
  Other (a)....................        1.8         0.1        1.2      (0.6)          -       (0.2)
                                    ------                  -----    ------                  -----
      Total domestic...........      155.2         0.5      100.3     260.1         0.9      101.0
 Foreign.......................       (0.3)          -       (0.3)     (2.6)       (0.4)      (1.0)
                                    ------                  -----    ------                  -----
     Total net charge-offs.....     $154.9         0.5      100.0%   $257.5         0.9      100.0%
                                    ======                  =====    ======                  =====

- ------------
(a)  Includes loans to financial institutions and lease financing.


Non-Performing Assets

  Non-performing assets at year-end 1995 were $268.3 million, or 0.8% of total loans plus other real estate owned ("OREO") and 0.6% of total assets. These levels compared to total non-performing assets at year-end 1994 of $440.7 million, 1.4% of total loans plus OREO and 1.0% of total assets.

  At year-end 1995, total non-performing assets were comprised of $223.6 million of non-accrual loans, $7.2 million of renegotiated loans and $37.5 million of OREO. The $172.4 million, or 39.1%, decline in total non-performing assets as compared to year-end 1994 was principally experienced in CoreStates' two largest portfolios; the commercial loan portfolio, declining $40.5 million, or 35.8%, and the real estate portfolio which declined $105.6 million, or 35.7%. Most of the decline in non-performing assets in these two portfolios was attributable to improved credit quality and the receipt of payment against two large non-performing credits.

  CoreStates monitors the movements within the non-performing portfolio closely. The following table illustrates the components of the changes in non-performing assets during 1995, 1994 and 1993:

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

CREDIT QUALITY - continued

Changes in Non-performing Assets
- ----------------------------------
(in millions)
                                      1995      1994      1993
                                    -------   -------   -------

Balance January 1,..........        $   441   $   626   $   897
Additions...................            274       522       392
Return to accrual...........            (30)      (74)      (96)
Payments....................           (299)     (350)     (337)
Charge-offs.................           (118)     (283)     (230)
                                    -------   -------   -------
Net change..................           (173)     (185)     (271)
                                    -------   -------   -------
Balance December 31,........        $   268   $   441   $   626
                                    =======   =======   =======

The following table reflects the distribution of non-performing assets by loan type at December 31, 1995 and 1994:

Distribution of Non-performing Assets
- -------------------------------------
At December 31,
- ---------------
(in millions)                                          1995                            1994
                                         -------------------------------  -------------------------------
                                                      % of     % Total                 % of     % Total
                                            Non-      Loan      non-         Non-      Loan       non-
Loan type                                performing   type   performing   performing   type   performing
- ---------                                -----------  -----  -----------  -----------  -----  -----------
Domestic:
  Commercial  and industrial.........        $ 72.7    0.6%        27.1%      $113.2    0.9%        25.7
  Real estate:
   Construction......................           8.8    1.5          3.3         15.4    2.6          3.5
   Other loans.......................         143.6    1.4         53.5        196.6    1.8         43.4
   OREO..............................          37.5      -         14.0         83.5      -         20.2
  Consumer...........................             -      -            -            -      -            -
  Other domestic loans (a)...........           5.7    0.3          2.1         31.8    1.9          7.2
                                             ------               -----       ------               -----
   Total domestic....................         268.3    0.9        100.0        440.5    1.5        100.0
 Foreign loans.......................             -      -            -          0.2      -            -
                                             ------               -----       ------               -----
   Total non-performing assets (b)...        $268.3    0.8        100.0%      $440.7    1.4        100.0%
                                             ======               =====       ======               =====
  % of total assets..................           0.6%                             1.0%
                                             ======                           ======

(a)  Includes loans to financial institutions and lease financing.
(b) The table does not include loans of $89 million and $78 million at December 31, 1995 and 1994, respectively, that are past due 90 days or more as to principal or interest, but which remain on full accrual since such loans are well secured and in the process of collection.

  Non-performing assets at year-end 1994 declined $185.1 million, or 29.6%, as compared to year-end 1993. The 1994 decline primarily reflected decreases in non-performing assets in the real estate portfolio.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT

  Asset and liability management is the process of directing and coordinating activities that effectively control liquidity and interest rate risk. CoreStates' philosophy includes a disciplined approach to asset and liability management which calls for minimizing interest rate risk, maintaining a strong balance sheet and a focus on achieving appropriate product spreads. This disciplined approach contributes to the stability and strength of CoreStates' net interest margin. CoreStates' asset and liability management is centralized and individual subsidiaries are managed within the context of overall corporate policies.

  CoreStates' management emphasizes stable net interest income throughout rate cycles, with the result that intermediate and longer term considerations take precedence over short-term profitability. This commitment is evidenced by the consistency of CoreStates' net interest margin over time. During the past three years, a period of significant changes in economic conditions, competition and interest rates, CoreStates' net interest margin has remained consistently above industry averages as illustrated in the chart "Net Interest Margin".

Net Interest Margin
- ---------------------
(In percent)
                            Net interest margin
                       ------------------------------
                                       Superregional
                        CoreStates      Composite *
                       -------------  ---------------

1995                       5.47%            4.62%
1994                       5.33             4.72
1993                       5.27             4.86

  * The Salomon Brothers Superregional Bank Composite

  CoreStates' net interest margin reflects relationship business activities rather than interest rate risk taking. The strength of CoreStates' net interest margin comes from the combination of healthy spreads on both loans and deposits and a balance sheet which has a relatively high portion of loans and a large base of non-interest bearing funds. Areas of business such as credit card, middle market lending, specialized lending and commercial finance at Congress Financial produce attractive lending spreads. CoreStates' cash management business provides a significant source of non-interest bearing funds, while the retail franchise includes a substantial base of low cost funding. Emphasis on profitable relationship business is supported by CoreStates' management practices. CoreStates uses a matched maturity funds transfer pricing system which focuses business managers on profitability, appropriate compensation for embedded risks and overall pricing discipline. In addition to providing a pricing tool, transfer pricing supports performance measurement and analysis of net interest margin components.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

Interest Rate Risk Management

  Interest rate risk refers to potential changes in current and future net interest income resulting from changes in interest rates, product spreads and mismatches in the repricing between interest rate sensitive assets and liabilities. At CoreStates, measurement of near term interest rate risk focuses on potential changes in net interest income identified through computer simulations against both rising and falling interest rates. Longer term repricing risks are measured using potential changes in the present value of future income streams inherent in current positions. Gap analysis is used to
manage strategy execution.   All measurements of interest rate risk include the
impact of off-balance sheet activities. Under CoreStates' policy, rate changes of at least 200 basis points in either direction over a six-month period are simulated with rate related negative net interest income volatility over a twelve-month horizon limited to 4% of shareholders' equity. Changes are measured relative to a base forecast in which rates remain constant at current levels. Based on historical data, 95% of the time rates have moved less than 200 basis points over a six-month period. Included in these simulations are all contractual repricing risks, the impact of prepayments in the loan and securities portfolios, potential spread and volume changes on consumer deposits and fluctuations in the value of non-interest bearing funding sources. CoreStates believes that the spread between the prime rate and financial market rates is a function of both interest rates and credit conditions. While changes in the prime spread are included in simulations, only that portion believed to be interest rate related is subject to the policy guidelines. Estimated changes in the present value are based on a 200 basis point parallel shift of the yield curve and negative changes are limited to 10% of equity.

  As a matter of practice, positions are generally managed to produce significantly lower volatility than policy guidelines would permit. At December 31, 1995, net interest income simulations using a 200 basis point change in short term interest rates showed that CoreStates' net interest income volatility over the next twelve months would be relatively neutral or less than 1% of shareholders' equity. That level is representative of simulations performed throughout the year. Recognizing that the simulation process is based on a variety of assumptions, management reviews results by category of risk as well as by product and tests the sensitivity of the results to key assumptions.

  There are two main elements to CoreStates' interest rate risk. The first is the broad mismatch between the rate sensitivity of the assets and liabilities in its core businesses, and the second is the spread risk between the rates on those products and financial market rates.

  CoreStates' core wholesale and retail businesses generate a large portfolio of prime and other short-term rate related assets. Characteristic of a regional banking company, CoreStates also has a significant funding base of consumer deposits with indefinite maturities and non-contractual rates such as savings, NOW and money market accounts. The repricing characteristics of those deposits tend to be longer term; traditionally, pricing has been relatively stable for long periods and pricing changes lag changes in financial market rates. While this mix of relationship assets and liabilities provides excellent liquidity, it results in considerable interest rate risk. This inherent mismatch (the "relationship gap") of longer term fixed-rate liabilities funding short-term rate sensitive assets generates significant exposure to declining interest rates if not hedged.

   CoreStates hedges this relationship gap through the use of both on and off-balance sheet discretionary assets and liabilities. The typical offsetting position is created by purchasing fixed-rate investment securities funded by short-term liabilities, or by entering into interest rate swaps in which CoreStates receives a fixed rate and pays a variable rate. The following excerpts from the Interest Sensitivity Analysis shown on page 93 demonstrates the basic mismatch of the relationship portfolios and the offsetting discretionary position. In keeping with CoreStates' interest rate risk discipline, the combined position is relatively balanced so that there is minimal impact on earnings from an interest rate move in either direction.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

Selected Interest Sensitivity Balances
- --------------------------------------
At December 31, 1995
- --------------------
(in millions)
                                            Months                        Years
                                ----------------------------    ---------------------------
                                   0-3       4-6       7-12       1-2       2-5      over 5      Total
                                --------   -------   -------    -------   -------   -------   ----------
 Relationship Portfolios:
Total loans................     $ 20,226   $ 1,736   $ 2,035    $ 2,606   $ 3,924    $1,187      $31,714
Total consumer
 deposits, net non-
 interest funding..........        9,297     3,051     4,563      3,541     4,798     7,136       32,386
Adjustments................          775      (272)     (422)    (1,779)   (4,155)    5,853            -
                                --------   -------   -------    -------   -------    ------      -------
  Relationship gap.........       11,704    (1,587)   (2,950)    (2,714)   (5,029)      (96)        (672)
                                --------   -------   -------    -------   -------    ------      -------

Discretionary Portfolios:
Assets.....................        4,554     1,961     3,693      2,859     4,629     1,286       18,982
Liabilities................       16,093       486       329         83       414       905       18,310
                                --------   -------   -------    -------   -------    ------      -------
  Discretionary gap........      (11,539)    1,475     3,364      2,776     4,215       381          672
                                --------   -------   -------    -------   -------    ------      -------

  Combined gap.............     $    165   $  (112)  $   414    $    62   $  (814)   $  285   $        -
                                ========   =======   =======    =======   =======    ======   ==========
  Cumulative gap...........     $    165   $    53   $   467    $   529   $  (285)  $     -   $        -
                                ========   =======   =======    =======   =======   =======   ==========

  The second major element of CoreStates' interest rate risk is the spread risk between product rates and financial market rates. These spreads are a function of competitive and other factors as well as interest rate levels. CoreStates simulates the behavior of individual products under various rate scenarios to determine an appropriate investment or funding strategy to provide a stable spread.

  Consumer deposit spreads are a key element of net interest income. Rates on savings and similar products have not risen as much as other financial market rates, suggesting less room to lower rates if market rates decline. During 1995, deposit balances shifted from more liquid products to certificates and non-bank alternatives with higher rates. Looking ahead, the spread on total consumer deposits is subject to continued internal shifting to products with narrower spreads such as certificates, balance runoff and potential pricing pressure on liquid deposit accounts. Simulations include assumptions regarding runoff, shifting across products as well as upward repricing of savings type accounts in rising rate scenarios. Narrower spreads are generally assumed in falling rate environments due to limited repricing opportunities. Those assumptions are developed in conjunction with the business managers and, while management believes its current simulation assumptions are realistic, it recognizes that this is an area of potential volatility.

  The spread between the prime rate and short-term market rates, such as LIBOR, is also an important component of net interest income. That spread has widened over the last several years compared to historic levels. While the risk of a narrowing of the prime spread is not unique to CoreStates, a contraction in that spread would reduce net interest income. In 1996, CoreStates intends to revise the basis for pricing credit cards from prime to LIBOR, to reduce exposure to the prime spread.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

  Off-balance Sheet Instruments and Derivative Activities - CoreStates uses off-balance sheet derivative instruments primarily to manage CoreStates' interest rate risk. CoreStates believes that interest rate risk management must be coordinated with the management of liquidity and capital. Therefore, CoreStates uses off-balance sheet instruments to modify its rate sensitivity and consequently, avoids the unnecessary leverage and liquidity impairment which would result from on-balance sheet alternatives. CoreStates also uses interest rate contracts to provide risk management services for its customers.

  Credit risk exists in a derivative transaction to the extent that there is a
favorable move in interest rates and the counterparty fails to perform.   The
current credit exposure in a derivative transaction is the estimated cost to replace the transaction at current market rates, while potential exposure is the estimated cost to replace the transaction at future interest rates. CoreStates monitors both the current and potential risk. CoreStates evaluates the credit worthiness of all off-balance sheet counterparties using the same standards applied in any other loan or credit transaction. In addition, CoreStates requires collateral from counterparties when the risk exceeds an acceptable threshold. Collateral agreements are determined based on the quality of individual counterparties. As of December 31, 1995, the current cost to replace CoreStates' derivatives portfolio was $278.7 million. This assumes that only counterparties for whom it would be favorable to default would do so.

  Interest Rate Risk Related Derivative Activities - CoreStates' use of derivatives for interest rate risk management falls into three categories: interest sensitivity adjustments, spread protection and the hedging of anticipated asset sales. The following schedule reflects by interest rate risk management category, the outstanding derivative positions as of December 31, 1995, the major balance sheet category to which they relate, and the associated unrealized gains/losses:

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

Outstanding Interest Rate Risk Related Derivatives
- --------------------------------------------------
At December 31, 1995
- --------------------                       Interest   Interest   Interest
(in millions)                               rate       rate     rate caps      Other
                                            swaps    futures   and floors   derivatives     Total
                                          ---------  --------  -----------  ------------  ---------
Interest Sensitivity Adjustment:
 Assets (primarily loans):
   Notional amount......................    $3,115       $619      $   10                  $ 3,744
   Unrealized gains.....................       117          1                                  118
   Unrealized losses....................        (1)                                             (1)
 Deposits and other borrowings:
   Notional amount......................     5,937                    925                    6,862
   Unrealized gains.....................        83                     22                      105
   Unrealized losses....................        (8)                                             (8)
 Long-term debt:
   Notional amount......................       589                     25                      614
   Unrealized gains.....................        24                                              24
   Unrealized losses....................        (8)                                             (8)
Spread Protection:
 Assets (primarily loans)
   Notional amount......................                              426                      426
   Unrealized gains.....................                                2                        2
   Unrealized losses....................                               (1)                      (1)
 Deposits and other borrowings:
   Notional amount......................                              100                      100
   Unrealized gains.....................                                1                        1
   Unrealized losses....................
Anticipated Asset Sales:
   Notional amount......................        75                                 $106        181
   Unrealized gains.....................
   Unrealized losses....................        (1)                                  (2)        (3)
     Total:
          Notional amount...............    $9,716       $619      $1,486          $106    $11,927
                                            ======   ========      ======   ===========    =======
          Unrealized gains..............    $  224       $  1      $   25   $  -           $   250
                                            ======   ========      ======   ===========    =======
          Unrealized losses.............    $  (18)  $   -         $   (1)         $ (2)   $   (21)
                                            ======   ========      ======   ===========    =======
          Net unrealized gains (losses).    $  206       $  1      $   24          $ (2)   $   229
                                            ======   ========      ======   ===========    =======

  Although the value of the various derivative instruments will change with interest rates, CoreStates does not consider changes in individual portfolio values to be significant given that the portfolios are used to offset specific risks. As of December 31, 1995, CoreStates' use of off-balance sheet derivative instruments which carry a leveraged exposure to either rising or falling rates or have other complex features is not material.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

  Interest sensitivity adjustments account for the majority of CoreStates' derivative activities. CoreStates has a naturally asset sensitive balance sheet as a result of its basic loan and deposit businesses. Commercial and consumer loan activities tend to have short-term repricing characteristics versus the longer term repricing nature of CoreStates' funding sources. These relationship portfolios have a positive effect on earnings in a rising rate environment and a negative effect in a falling rate environment. Therefore, CoreStates uses fixed rate assets or off-balance sheet instruments with characteristics similar to fixed rate assets to offset this risk. When off-balance sheet instruments are used, cash balances are invested in shorter time periods and interest rate swaps or other derivatives are used to "fix" the rate for longer terms similar to those of CoreStates' liabilities. The risks in certain products, particularly non-contractual deposits, are sometimes greater in one direction of rate change than the other. To the extent that marginal amounts of deposits need protection from falling rates but are likely to shift to higher rate instruments as interest rates rise, caps and/or floors are a more appropriate hedge. CoreStates has used interest rate floors in this manner to augment the risk protection provided by the swaps and futures portfolios. By using swaps, futures and options in this manner, leverage is reduced and liquidity is enhanced. If derivative instruments were not used, CoreStates would invest in longer term assets based on its disciplined interest rate risk management practice of strict matching of asset and liability terms. Therefore, the impact of derivatives on pre-tax income is confined to the spread between the derivative instrument and other instruments of similar terms. Management estimates that this spread is not material relative to pre-tax income.

  CoreStates also uses derivative instruments to protect spreads on certain balance sheet products. CoreStates' loan and securities portfolios include adjustable rate mortgages which carry interest rate caps limiting the amount of rate increase per year as well as over the life of the mortgage. As interest rates rise and funding costs increase, the spread on that portfolio will compress. CoreStates holds $326 million of interest rate caps which offset that risk by limiting the potential increase in funding costs.

  For accounting purposes, the income effects of futures or swaps used to adjust interest sensitivity or to protect a product spread are associated with either the asset or the liability being managed. The amount recorded in net interest income related to derivative financial instruments was $20.7 million in 1995 and $93.4 million in 1994. The following table shows the impact of derivatives income on average interest rates:

Impact of Derivatives Income on Yields and Costs
- ------------------------------------------------
For the Year Ended
December 31,
(in millions)                                               1995                                          1994
                                      -----------------------------------------------  -------------------------------------------
                                                  Reported                 Impact                Reported               Impact
                                       Average     Yield/     Product        of        Average    Yield/     Product      of
                                       Balance      Cost        Rate     Derivatives   Balance     Cost       Rate    Derivatives
                                      ---------  ----------  ----------  ------------  --------  ---------  --------  ------------
Earning Assets
Time deposits.....................    $ 1,929       6.32%       6.32%                 $ 1,623      4.37%     4.37%
Federal  funds sold & trading
 account..........................        602       6.72        6.72                      428      5.16      5.16
Investment Securities.............      6,430       6.17        6.11          0.06%     7,363      5.76      5.77        (0.01)%
Loans.............................     31,267       9.43        9.37          0.06     30,110      8.43      8.34          0.09
                                      -------                                         -------
Total Earning Assets..............    $40,228       8.72        8.66          0.06    $39,524      7.73      7.66          0.07
                                      =======                                         =======

Interest Bearing Funds
Savings, NOW, regular MMA.........    $14,440       2.54        2.49          0.05    $15,435      1.88      2.17        (0.29)
Certificates......................      9,132       5.39        5.42         (0.03)     7,993      4.28      4.40         (0.12)
                                      -------                                         -------
 Total retail.....................     23,572       3.66        3.64          0.02     23,428      2.71      2.94         (0.23)
                                      -------                                         -------

Commercial & foreign deposits.....      1,758       5.10        5.23         (0.13)     1,411      3.80      3.84         (0.04)
Federal funds purchased  &
   short-term borrowings..........      3,752       5.71        5.69          0.02      3,436      4.35      4.36         (0.01)
Long-term debt....................      2,262       6.76        6.78         (0.02)     2,040      5.71      6.42         (0.71)
                                      -------                                         -------
 Total wholesale..................      7,772       5.88        5.91         (0.03)     6,887      4.64      4.86         (0.22)
                                      -------                                         -------

Total Interest Bearing Funds......    $31,344       4.17        4.17             -    $30,315      3.12      3.35         (0.23)
                                      =======                                         =======


CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

  It is important to note that derivatives usage, its impact on individual balance sheet items and fluctuations in fair value should be viewed in the context of overall risk management. As previously stated, if CoreStates did not use derivatives, it would adjust cash positions to create the same interest sensitivity position with approximately the same income results. However, if cash transactions were used, the income of those activities would not be carried as an income adjustment to other balance sheet products. Fluctuations in the impact of derivatives shown on the above table are a function of market conditions and do not indicate changes in risk positions.

  The third category of derivative activity is the hedging of anticipated asset sales. As fixed rate assets are accumulated for future sale, CoreStates is exposed to a decline in sale price due to rising interest rates. Therefore, CoreStates will enter into an interest rate swap or a forward rate agreement which will increase in value if rates rise. The increased value on the derivative is used to offset the decline in value of the cash asset. Gains/losses on the derivative are deferred until the asset sale and recognized as part of the sale transaction. In 1995, CoreStates sold fixed rate mortgages; those sales were hedged primarily with fixed-pay mortgage swaps which amortized with a reference portfolio of mortgage-backed securities. These swaps were terminated as the mortgages were sold. CoreStates securitizes and sells its longer term fixed-rate home equity loans and fixed-rate mortgages on a recurring basis. Home equity loans are held for several months prior to sale while sufficient volume for securitization is accumulated. Forward rate locks are used to hedge rate changes during that warehouse period. Options on mortgage-backed securities as well as both mandatory and optional forward sale commitments are used to hedge the mortgage pipeline.

  Interest rate swaps are agreements between two parties to exchange interest cash flows. Generally, one party receives a fixed rate and pays a variable rate, while the counterparty pays the fixed rate and receives the variable rate. As of December 31, 1995, the rates CoreStates has contracted to receive are fixed for longer time periods than the rates CoreStates has contracted to pay. Therefore, if interest rates fall, this portfolio will provide higher interest income, offsetting a decline in interest income in relationship portfolios; conversely if rates rise, the swap portfolio will produce less interest income which will be offset by increased interest income in the relationship portfolios. CoreStates also uses interest rate futures in a similar manner. While swaps are used in both short and long term maturities, futures are used primarily to extend the rate sensitivity of short-term assets to periods less than one year. CoreStates' use of financial futures is largely concentrated in Eurodollar and LIBOR contracts. Given the direction of its natural interest sensitivity, CoreStates has not historically paid fixed rates on interest rate swaps or used off-balance sheet instruments to extend its liabilities.

  The repricing schedule below summarizes the notional amount and associated interest rate of CoreStates' interest rate swaps categorized by whether CoreStates receives or pays the rate shown. The swaps are stratified by repricing date or maturity depending on whether the payments are floating or fixed, respectively. Floating rates included in the repricing schedule are based on the rates in effect on December 31, 1995.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued


Repricing Schedule of Interest Rate Swaps
- -----------------------------------------
At December 31, 1995
- --------------------
(in millions)
                                                                       Years
                                            ------------------------------------------------------
                                              0-1      1-2        2-3      3-4      4-5     over 5    Total
                                            ------   -------    ------    ------   -----   -------   -------
Receive Fixed/Pay Floating:
  Receive  Notional...................      $3,596    $1,454    $1,191    $1,019   $ 605    $1,010    $8,875
           Rate.......................        6.70%     6.36%     6.18%     7.08%   6.62%     6.95%     6.62%
  Pay      Notional...................      $8,875                                                    $8,875
           Rate.......................        5.94%                                                     5.94%
Pay Fixed/Receive Floating:
  Pay      Notional...................      $  105              $   20             $  25              $  150
           Rate.......................        7.57%               8.60%             9.24%               7.99%
  Receive  Notional...................      $  150                                                    $  150
           Rate.......................        5.48%                                                     5.48%
Receive Floating/Pay Floating:
(Basis Swaps)
           Notional...................      $  281                                                    $  281
   Receive Rate.......................        5.78%                                                     5.78%
   Pay     Rate.......................        5.81%                                                     5.81%
Receive Fixed/Pay Floating(a):
(Forward Start)
  Receive  Notional...................                          $  205    $   30   $ 175              $  410
           Rate.......................                            6.32%     6.38%   7.03%               6.62%
Start Date Notional...................      $  260              $  100    $   50                      $  410
- ------------------------------------------

(a) Pay rate will be determined on forward start date.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued
ASSET AND LIABILITY MANAGEMENT - continued

The following schedule illustrates CoreStates' interest rate risk related derivative activity during 1995:

Activity in Derivatives Products
- --------------------------------
Year Ended December 31, 1995
- ----------------------------
(in millions)                                             Interest
                                    Interest   Interest   rate caps
                                      rate       rate        and        Other
Notional Amounts                      swaps     futures    floors    derivatives     Total
- ----------------                    --------   --------   --------   -----------   --------
As of December 31, 1994.........     $10,743    $ 1,043     $1,553         $ 295    $13,634
Additions.......................       2,475      3,688        583           246      6,992
Terminated contracts(a).........        (855)    (4,112)      (100)         (125)    (5,192)
Maturities/amortization.........      (2,647)         -       (550)         (310)    (3,507)
                                     -------    -------     ------         -----    -------
As of December 31, 1995.........     $ 9,716    $   619     $1,486         $ 106    $11,927
                                     =======    =======     ======         =====    =======
- --------------------

(a) As of December 31, 1995, CoreStates had $2.4 deferred gains and $1.8 deferred losses related to terminated derivative contracts.

  CoreStates' use of off-balance sheet instruments declined during 1995. As various asset sales were consummated (primarily mortgage assets), the related interest rate swaps and/or other derivatives used to protect the sales value were terminated or allowed to expire. In addition, during the latter half of 1995, shifts in funding mix and increased loan volumes resulted in reduced need for fixed rate asset sensitivity. Therefore, matured swaps were not fully replaced and certain interest rate swaps were terminated.

  Trading and Customer Related Derivative Activities - CoreStates also engages in derivative market activities to provide risk management services for its customers and to manage securities trading positions in the securities unit. The securities unit underwrites, brokers, and distributes securities to municipalities, institutional and individual investors. In addition, the unit buys, sells and securitizes mortgage loans and brokers loan servicing portfolios. The following schedule details the outstanding notional amounts and related fair values of trading and customer related derivative transactions as of December 31, 1995 and 1994.


Trading and Customer Related Derivatives
- ----------------------------------------
At December 31,
- ---------------
(in millions)
                                                      1995                              1994
                                          ----------------------------      ----------------------------
                                            Notional      Net assets          Notional      Net assets
                                             amount     (liability)(a)         amount     (liability)(a)
Interest Rate Swaps:                      ------------  --------------      ------------  --------------
 CoreStates receives fixed...........           $  115             $ 2            $  192            $(4)
 CoreStates pays fixed...............              115              (2)              192              4
Futures..............................                2               -                 -              -
Rate Locks:
 CoreStates receives fixed...........               15               -                 -              -
 CoreStates pays fixed...............               15               -                 -              -
Interest Rate Caps/Floors:
 Sold................................              517              (1)              424             (5)
 Purchased...........................              517               1               424              5
Commitments to purchase/sell whole
 mortgage loans and securities
 (including when-issued securities):
 Sold................................              117              (2)              159              -
 Purchased...........................              106               2                56              -
Other Options:
 Sold................................              247               6               295              5
 Purchased...........................              624               1             1,028              4
Foreign exchange contracts...........            1,695 (b)           2(c)          1,842              2
                                                ------             ---            ------            ---
Total Trading and Customer Related
 Derivatives.........................           $4,085             $ 9           $4,612            $11
                                                ======             ===           ======            ===
- -----------------

(a) Average net assets (liabilities) during 1995 and 1994 were substantially the same as the net assets (liabilities) at December 31, 1995 and 1994, respectively.
(b) Foreign exchange contracts purchased and sold at December 31, 1995 were $853 million and $842 million, respectively.
(c) Gross assets and (liabilities) on foreign exchange contracts at December
     31, 1995 were $16 million and $14 million, respectively.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

Trading and Customer Related Derivative Activities - continued

  Interest rate risk in interest rate swaps is generally offset by executing similar transactions with other counterparties. Similarly, interest rate risk in written caps and floors is largely offset.

  Other options sold includes $200 million in "tender option bonds" for which CoreStates is the remarketing agent. A municipality issues a fixed rate long term bond which is sold with a shorter term variable rate to investors along with an option to sell the bonds back to CoreStates prior to maturity at an agreed upon price. CoreStates has the right to remarket any bonds it has purchased. CoreStates receives the differential between the fixed rate paid by the municipality and the short term rate paid to the investor. As interest rate rise, the investor is likely to sell the bond to CoreStates who in turn will remarket it at a higher rate. This reduces the spread earned by CoreStates. If short term rates exceed the fixed rates paid by the municipality, CoreStates will remarket the bonds at a discount and incur a loss. At December 31, 1995, the average fixed rate outstanding on tender option bonds was 7.94% compared to an average rate paid to investors of 4.59%.

  Other options purchased includes $624 million of Treasury Float contracts. These contracts give CoreStates the right to sell Treasury securities at future dates at predetermined prices. Generally, the Treasury float contract customer is a municipality which has defeased a bond issue with government securities and has a mismatch in the timing of the maturity of the securities and the date the funds are needed to pay the debt service. The fees paid for these contracts represent CoreStates' maximum potential loss; at December 31, 1995 the unamortized fees totaled $0.8 million which was carried in other assets.

Liquidity

  Liquidity management allows a financial institution to meet potential cash needs at a reasonable price under various operating conditions. Liquidity comes from a variety of sources: the maturing of short-term assets, readily marketable unpledged securities, and the ability to attract new funds. The ability to securitize or sell other assets, such as loans, also enhances liquidity, as does the structure and stability of existing funding sources. It is CoreStates' practice to maintain a high degree of liquidity through a strong funding base of core deposits combined with modest and diversified use of market sources and relatively short-term maturities of discretionary asset portfolios.

  CoreStates maintains sufficient liquidity to meet its obligations in a timely and cost-effective manner. Management monitors current and projected cash flows, and adjusts positions as necessary to maintain adequate levels of liquidity. CoreStates emphasizes diversification of funding sources. By using a variety of markets, limiting funds borrowed from a single investor, and staggering maturities, the risk of potential funding pressure is significantly reduced. Management also maintains a detailed liquidity contingency plan designed to adequately respond to situations such as a decline in asset quality or credit ratings, which could lead to liquidity concerns. Management analyzes potential changes in major funding sources during difficult times, the amount of runoff that may be expected, as well as available options to replace those funds. The plan includes specific action steps to be taken in the event of funding disturbances.

  The cornerstone of CoreStates' liquidity position is a sizable and stable base of core deposits acquired through customer relationships. Core deposits are comprised of interest-bearing consumer savings products as well as non-interest bearing consumer and commercial deposits. Core deposits averaged 70.1% of assets in 1995 compared to 72.0% in 1994.

  Core deposits are supplemented by discretionary funding sources from direct customer contacts in both the domestic and international markets. These sources include large denomination certificates of deposit, deposits in foreign branches as well as federal funds, repurchase agreements, commercial paper and long-term debt. Commercial paper is used primarily to fund Congress Financial. In addition to commercial paper, Congress Financial is funded through the issuance of medium-term notes and long-term debt. Growth in loans at Congress Financial during 1995 accounted for most of the growth in discretionary funding sources. At December 31, 1995, CoreStates had a $650 million revolving credit facility from unrelated banks. The facility was established in support of commercial paper borrowings, medium-term notes and general corporate purposes. There were no borrowings under this facility at year-end 1995. CoreStates' liquidity is further enhanced by its ability to raise funds in a variety of domestic and international money and capital markets.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

ASSET AND LIABILITY MANAGEMENT - continued

Liquidity -  continued

  Under a shelf registration filed with the Securities and Exchange Commission ("the SEC"), CoreStates had a broad range of debt and capital securities that were registered but unissued of approximately $294 million at December 31, 1995. During 1995, approximately $430 million of debt having various terms and interest rates was issued under the shelf registration. Maturities and retirements of long-term debt during 1995 were approximately $533 million. A new shelf registration statement is expected to become effective in the first half of 1996 increasing registered but unissued debt and capital securities to $1.75 billion.

  The tables on pages 92, 94 and 95 illustrate the maturity characteristics of CoreStates' domestic certificates of deposit over $100 thousand, loan portfolio and investment portfolio, respectively. For information regarding the maturity characteristics of CoreStates' short-term funds borrowed and long-term debt, see notes 10 and 11 to the financial statements.

Investment Portfolio

  Within the context of the policies and practices previously outlined, CoreStates maintains a portfolio of marketable debt securities to contribute to a balanced interest rate risk position and to provide liquidity reserves. Interest rate risk management disciplines require strict matching of interest rate sensitivities and, therefore, CoreStates generally does not consider changes in the market value of individual portfolios as significant to the management of its interest sensitivity. The investment securities portfolio at December 31, 1995 consisted of investments held-to-maturity with a carrying value of $3,060 million and investments available-for-sale with a carrying value of $2,572 million, compared to $6,298 million and $964 million, respectively on December 31, 1994. Most of the decline in the investment portfolio from 1994 resulted from maturities. Late in 1995, the FASB permitted all institutions to reassess the appropriateness of the designation of investment securities as held-to-maturity, and reclassify such securities to available-for-sale. CoreStates reclassified $1,727 million in securities to available-for-sale. The net unrealized gain on the securities reclassified was $3.8 million, for a $2.5 million net of tax increase to shareholders' equity. The available-for-sale portfolio also includes a bank stock portfolio and other marketable equity securities. The accumulated net unrealized gain on available-for-sale securities was $52 million at December 31, 1995, compared to $11 million at December 31, 1994. The increase in the net unrealized gain was primarily due to the decline in interest rates and appreciation in the bank stock portfolio.

SOURCES AND USES OF FUNDS

  Total assets were $46.0 billion at year-end 1995, down slightly from year-end 1994. The loan portfolio grew to $31.7 billion at year-end 1995, up $959 million, or 3.1%, from year-end 1994. The increase in loans was primarily in the commercial portfolio, including asset-based loans at Congress Financial, and credit card outstandings. Loan growth at banking subsidiaries was funded by maturities of investment securities, as the investment portfolio was reduced by $1.6 million, or 22.4%, from year-end 1994. The book value of loans sold during 1995 was approximately $1.1 billion and was comprised of approximately $814 million of residential mortgages, $141 million of student loans and $132 million of fixed-rate home equity loans. The impact of loan sales on results of operations was not material.

  Total deposits declined $811 million, or 2.3%, from year-end 1994. Domestic interest-bearing deposits declined $1.1 billion, or 4.6%, from year-end 1994 principally as a result of merger-related attrition and the impact of lower interest rates. Domestic non-interest bearing deposits increased $312 million, or 3.6%, reflecting a year-end 1995 increase in customer activity. The net decline in deposits was offset by loan sales and the decline in the investment portfolio.

  Total assets averaged $44.7 billion in 1995, up $874 million, or 2.0%, from 1994. Average loans increased $1.2 billion, or 3.8%, while average investment securities decreased $933 million or 12.7%. Loans comprised 77.7% of CoreStates' average earning assets in 1995, compared to 76.2% in 1994. A $491 million, or 2.0% increase in average interest bearing deposits resulted primarily from the Germantown Savings Bank acquisition in December 1994.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

REVIEW AND ANALYSIS OF EARNINGS

Operating Revenue

  Operating revenue has two primary sources, net interest income and non-interest income. On the accompanying chart ("Operating Revenue"), net interest income is presented excluding the earnings benefit of balances maintained by commercial customers as compensation for transaction oriented non-credit
products.   Non-interest income and the previously mentioned earnings benefit of balances maintained are presented separately. Net interest income and non-interest income are discussed in further detail on the following pages.

Operating Revenue
- -----------------
(tax equivalent net interest income plus non-interest income-in millions)


                 Operating Revenue
        ------------------------------------
                         Derived
          Loan and        from        Non-
         Investment    Non-credit   Interest
          Interest      Balances     Income     Total
        -------------  -----------  --------  ---------
1995    $1,993.8       $206.4       $882.2    $3,082.4
1994     1,923.5        184.0        788.5     2,896.0
1993     1,892.7        167.9        832.7     2,893.3

  Operating revenue for 1995, as adjusted for significant and unusual items, increased 5.4% over 1994, primarily due to a $92.7 million, or 4.4%, increase in total net interest income. The growth in net interest income for 1995 was primarily in Consumer Financial Services, which experienced growth of 9.4%. The items excluded from the 1995 to 1994 operating revenue comparison were: a $19.0 million 1995 gain related to changes in CoreStates' investment in the EPS affiliate joint venture, a $7.4 million 1995 gain on the sale of the Corporate Trust business, a $1.9 million 1994 gain on the sale of two Virgin Islands branches, and investment securities gains in both years.

  Operating revenue for 1994 adjusted for significant and unusual items, experienced a 1.5% improvement over 1993, principally in the Wholesale Banking business. The items excluded from the 1994 to 1993 comparison were gains of: a $1.9 million from the sale of two Virgin Islands branches in 1994, $9.1 million on the prepayment of long-term debt in 1993, $11.0 million on the sale of five Virgin Islands branches in 1993, and net investment securities gains in both years.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

Net Interest Income

  The largest source of CoreStates' operating revenue is net interest income. For analytical purposes, net interest income is adjusted to a taxable equivalent basis to recognize the income from tax exempt assets as if the interest were taxable. Net interest income on a taxable equivalent basis increased $92.7 million, or 4.4% in 1995, compared to an increase of $46.9 million, or 2.3% in 1994. The strength of CoreStates' net interest income and net interest margin stems from the combination of wide spreads on both loans and deposits and a balance sheet which has a relatively high portion of loans and a large base of non-interest bearing funding. The following table compares taxable equivalent net interest income for the years ended December 31, 1995, 1994 and 1993.

Taxable Equivalent Net Interest Income
- --------------------------------------
For the Years Ended December 31,
(in millions)
                                                                                Percentage
                                                                            increase(decrease)
                                                                          ------------------
                                           1995        1994        1993      '95/'94   '94/'93
                                         --------    --------    --------     ------    ------
Total interest income..............      $3,475.1    $3,014.6    $2,904.9       15.3%      3.8%
Tax equivalent adjustment..........          33.3        39.4        49.5      (15.5)    (20.4)
                                         --------    --------    --------
Tax equivalent interest income.....       3,508.4     3,054.0     2,954.4       14.9       3.4
Total interest expense.............       1,308.2       946.5       893.8       38.2       5.9
                                         --------    --------    --------
Tax equivalent net interest income..      $2,200.2    $2,107.5    $2,060.6        4.4       2.3
                                         ========    ========    ========

Interest rate spread................         4.55%       4.61%       4.60%
Net interest margin.................         5.47%       5.33%       5.27%

  The increase in net interest income for 1995 was driven by improved spreads earned on both deposits and prime-based loans and by improved earnings on non-interest bearing funding sources in 1995's comparatively higher interest rate environment. Also contributing to the increase in 1995 net interest income were reduced non-performing loans and growth in relatively higher yielding loans, particularly in the commercial portfolio including commercial finance lending at Congress Financial, and credit card outstandings. Average commercial finance loans at Congress Financial grew by $274 million, or 12.2%, in 1995 and average credit card outstandings grew by $174 million, or 12.7%, on average.

  The net interest margin is a key measure of net interest income performance. It represents the difference between tax equivalent interest income, including net loan fees earned, and interest expense, reflected as a percentage of average earning assets. The net interest margin increased 14 basis points in 1995 to 5.47%, following a 6 basis point increase in 1994. The 1995 increase was driven by improved product spreads in consumer financial services, increased volumes in higher spread loan categories and improved earnings on non-interest bearing funding sources. The 1994 net interest margin increase was principally attributable to higher yields on loans due to a change in asset mix and the increase in the prime rate during that year, partially offset by a lower yield on the investment portfolio during 1994 as compared to 1993. The cost of interest bearing deposits decreased by 2 basis points in 1994 as changes in the pricing of consumer deposits in the rising rate environment lagged changes in financial market rates. The cost of borrowed funds, which are more sensitive to rising interest rates, increased during 1994 by 83 basis points.

  The increase in net interest income in 1994 resulted primarily from an improvement in interest rate spreads. While average total earning assets experienced little growth in 1994, a change in asset mix resulted in the yield on earning assets increasing to 7.73% in 1994 from 7.56%, partially offset by an increase in the average cost of liabilities to 3.12% from 2.96% in 1993. The loan portfolio experienced a $947 million increase in 1994 on average, mostly in the higher yield credit card and asset-based lending portfolios, while the comparatively lower yielding investment portfolio was reduced $670 million. An increase in non-interest bearing funding sources of $308 million also contributed to the 1994 increase in net interest income.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

Net Interest Income - continued

     For further detailed information regarding average balances, yields and costs, see the consolidated average balance sheet on pages 84-85, and the rate/volume analysis on page 88.


Non-Interest Income
For the Years Ended December 31,
(in millions)
                                                                                Percentage
                                                                            increase(decrease)
                                                                            ------------------
                                             1995      1994      1993      '95/'94     '94/'93
                                            ------    ------    ------      ------      ------
Basic banking transactional
  services(a)...........................    $585.4    $560.9    $532.0         4.4%        5.4%
Income from investment in
  EPS, Inc..............................      30.1      31.8      13.2        (5.3)      140.9
Third party processing fees(b)..........      47.7      23.5      17.5       103.0        34.3
Mortgage banking income.................      16.1      11.8      29.7        36.4       (60.3)
Investment banking fees.................      18.1      20.5      30.5       (11.7)      (32.8)
Trading gains...........................      35.4      23.4      44.5
Securities gains........................      17.9      18.3      43.3
Other operating income..................      91.5      96.4      99.9        (5.1)       (3.5)
                                            ------    ------    ------
Non-interest income before
  significant and unusual items.........     842.2     786.6     810.6         7.1        (3.0)
Significant and unusual
  items.................................      40.0(c)   1.9(d)    22.1(e)
                                           -------   -------   -------
Total non-interest income...............    $882.2    $788.5    $832.7        11.9        (5.3)
                                            ======    ======    ======
- ---------------------

 (a) Comprised of debit and credit card fees, service charges on deposit accounts, trust income, and fees for international services.
 (b) Includes revenues for CashFlex lockbox processing, Transys check processing, and SynapQuest credit card and merchant processing.
 (c) Reflects the $19.0 million pre-tax gain related to changes in the investment in the EPS, Inc. affiliate joint venture, $13.6 million of pre-tax gains recorded on the exchange of equity securities, and the $7.4 million pre-tax gain recorded on the sale of the Corporate Trust business.
 (d) Includes pre-tax gain of $1.9 million recorded on the sale of two Virgin Islands branches.
 (e) Includes pre-tax gains of $11.0 million recorded on the sale of five Virgin Islands branches, $9.1 million on prepayments of long-term debt, $1.4 million in excess recoveries from the settlement of a previously charged off loan at Independence, and $0.6 million recorded on the sale of United Counties' merchant credit card operations.

  Non-interest income for 1995, excluding significant and unusual items, increased 7.1% from 1994, primarily reflecting an increase in third-party processing fees. Third-party processing fee income for 1995 increased $24.2 million, or 103.0%, principally as a result of the January 27, 1995 acquisition of Nationwide Remittance Centers, Inc. ("NRC"). Revenues in CoreStates' basic banking transactional businesses (discussed in detail below) grew 4.4% in 1995 as fees for international services increased $7.0 million, or 8.0%, trust income increased $9.6 million, or 6.2%, and service charges on deposit accounts increased $4.6 million, or 1.9%.

  For 1994, reported total non-interest income decreased $44.2 million or 5.3%, and total non-interest income in 1994 before significant and unusual items decreased $24.0 million or 3.0%. The decline is primarily due to a reduction in mortgage banking activities. Mortgage banking income declined $17.9 million or 60.3% due to lower origination and servicing volumes due to rising interest rates and the sale of most of the mortgage loan servicing portfolio. Investment banking revenues declined $10.0 million or 32.8% and trading gains declined $21.1 million or 47.4% due to financial market conditions and an unfavorable interest rate environment which resulted in reduced trading volumes and a valuation adjustment of the trading portfolio. Partially offsetting these declines were increases in fees from basic banking transactional services, income from CoreStates' investment in EPS, Inc. and third party processing fees.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

Non-Interest Income - continued

  Income from basic banking transactional services increased 4.4% in 1995, following growth of 5.4% in 1994. The components of basic banking transactional services are discussed in the following paragraphs:

 . Service charges on deposit accounts, paid in fees, increased $4.6 million, or 1.9%, in 1995, compared to an increase of $3.3 million, or 1.4%, in 1994. The increase in service charges on deposits is attributable to increases in certain fees for deposit products as well as the introduction of new consumer-related demand deposit products. After adding the value of service charges paid through the maintenance of deposit balances by commercial and correspondent customers, which is included in net interest income, total service charge compensation for 1995 was $450.8 million, up $27.0 million, or 6.4%, from 1994 reflecting growth in transaction volume. Total service charge compensation on this basis for 1994 was $423.8 million, an increase of $19.4 million or 4.8% over 1993.

 . Fees for international services increased $7.0 million, or 8.0%, in 1995, following an increase of $11.5 million, or 15.1%, in 1994. The growth in revenues for 1995 and 1994 reflects a continuing emphasis on non-credit products and international transaction processing services and resulting volume increases at overseas branches which were opened in recent years. For 1995, foreign exchange fees increased $3.1 million, or 16.5%, and fees on other international transaction processing services increased $3.9 million, or 4.5%.

 . Trust income increased $9.6 million, or 6.2%, in 1995 and $8.6 million, or 6.0%, in 1994. The 1995 and 1994 increases are due to the acquisition of McGlinn Capital Management, Inc. in July 1994, as well as increases in personal trust and investment advisory fees. Partially offsetting the increase in 1995 is the impact of the October 1995 sale of CoreStates' corporate trust business. Revenues recorded on CoreStates' Corporate Trust services were $6.5 million, $8.4 million and $8.1 million for 1995, 1994 and 1993, respectively. The pre-tax gain recorded in 1995 on the sale of Corporate Trust was $7.4 million. The Corporate Trust transaction provides for potential additional gains in 1996, pending determination of customer retention by the buyers. Impacting the 1994 increase was the decline in the financial markets which generated lower asset values and some customer attrition.

 . Debit and credit card fees increased $3.3 million, or 4.1% in 1995, following an increase of $5.5 million, or 7.3%, in 1994. Credit card fees for 1995 were $25.5 million, level with 1994 fees. Competitive pricing pressures adversely impacted fee income for this product in 1995. At year-end 1995, CoreStates' credit card portfolio included approximately 614,000 active accounts, compared to 601,000 active accounts at year-end 1994. Debit card fees were up $3.4 million or 6.2% from 1994.

  CoreStates recorded net securities gains of $17.9 million in 1995, compared to $18.3 million in 1994 and $43.3 million in 1993. Investment securities gains for 1995 included $7.8 million of gains recorded on sales of equity securities acquired in connection with prior loan arrangements. Included as a significant and unusual item in 1995 is $13.6 million of gains recorded by United Counties on the exchange of equity securities. Investment securities gains in 1994 included $5.0 million recorded on sale of certain investments acquired with Constellation and $10.7 million recorded on sales of certain bank stocks. Investment securities gains for 1993 included $22.2 million on sales of domestic equity securities, $8.6 million on sales of foreign equity securities and $8.3 million for gains on sales of mortgage-backed securities, partially offset by $6.1 million for partial writedowns of foreign equity securities.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

Non-Financial Expenses                                                         Percentage
For the Years Ended December 31,                                           increase(decrease)
(in millions)                                                               -----------------
                                          1995        1994        1993      '95/'94   '94/'93
                                        --------    --------    --------    -------   -------
Salaries, wages and benefits.......     $  904.4    $  947.9    $  938.6      (4.6)%     1.0 %
Net occupancy expense..............        159.5       162.0       159.4       (1.5)      1.6
Equipment expense..................        118.5       117.7       114.8        0.7       2.5
Amortization of intangible assets..         44.8        29.4        31.3       52.4      (6.1)
FDIC premiums......................         40.1        69.6        78.8      (42.4)    (11.7)
OREO expense.......................          6.4         5.8        33.3       10.3     (82.6)
Other operating expenses...........        473.2       464.5       462.0        1.9       0.5
                                        --------    --------    --------
Non-financial expenses before
   significant and unusual items...      1,746.9     1,796.9     1,818.2       (2.8)     (1.2)
Significant and unusual
   items...........................        138.6(a)    121.3(b)    51.3(c)
                                       ---------   ---------   ---------
Total non-financial expenses.......     $1,885.5    $1,918.2    $1,869.5       (1.7)      2.6
                                        ========    ========    ========
- --------------------------

(a) Reflects net restructuring charges of $128.6 million related to the 1995 process redesigns and a $10 million merger related charge. See "Process Redesign" on page 48 for more detail regarding the net restructuring charges.
(b) Includes merger-related costs of $75.0 million and $33.7 million for the Constellation and Independence acquisitions, respectively, writedowns of purchased mortgage servicing rights of $10.5 million, a restructuring credit of $1.6 million and $3.7 million related to Germantown branch closings and signage.
(c) Comprised of purchased mortgage servicing rights writedowns of $23.8 million, $10.0 million related to the establishment of Transys, a check processing business, and a restructuring charge of $17.5 million related to the Meridian mortgage banking unit.

  Total non-financial expenses for 1995, excluding the significant and unusual items as noted in the above table, were $1,746.9 million, a decrease of $49.9 million, or 2.8% from 1994. This decline reflects the impacts of a hiring freeze, the benefits of those aspects of the process redesign implemented to date, merger-related synergies and the approximately $29.5 million impact of reduced Federal Deposit Insurance Corporation ("FDIC") premiums. A further reduction in FDIC premiums is effective January 1, 1996. Most of the reduction in FDIC premiums will be used to fund investments in technology to support improved products and services and increased volume. Affecting comparability of expenses period-to-period are the acquisitions of GSB on December 2, 1994 and NRC on January 27, 1995. Excluding the amortization of intangible assets created in the acquisitions, in 1995 GSB added approximately $21.3 million to non-financial expenses and NRC added approximately $19.9 million. Expense for amortization of intangible assets created in the two acquisitions added $13.7 million to 1995 expenses. Excluding the significant and unusual items as noted in the above table and the impact of GSB and NRC related expenses, non-financial expenses for 1995 declined 5.8% from the prior year.

  Salaries, wages and benefits decreased 4.6% in 1995 reflecting reduced staff levels resulting from the hiring freeze, the process redesigns and full-year impact of merger consolidations, partially offset by increases of $11.4 million and $11.0 million for GSB and NRC, respectively. For 1995, salaries and wages declined 4.5%, while benefits expense declined 5.0%. Contributing to the higher decline in benefits expense for 1995 was reduced employee medical costs arising from efficiencies associated with CoreStates transition to managed care plans in the beginning of the year. The number of full-time equivalent employees at December 31, 1995, 1994 and 1993 was: 19,957; 22,621; and 23,569,
respectively.

  In 1995, net occupancy expense declined $2.5 million or 1.5%, and equipment expense increased $0.8 million, or 0.7%. The decline in net occupancy expense was primarily due to the process redesign and merger-related synergies. The increase in equipment expense reflects investments in technology and NRC expenses.

CORESTATES FINANCIAL CORP AND SUBSIDIARIES
Management's Discussion and Analysis of
Financial Condition and Results of Operations: continued

Non-Financial Expenses - continued

  Comparison of 1994 to 1993 - Reported total non-financial expenses in 1994 were 2.6% higher than 1993. However, excluding significant and unusual items, non-financial expenses for 1994 were 1.2% lower than 1993 primarily due to lower OREO expense. Salaries, wages and benefits increased 1.0% in 1994 largely as the result of normal salary increases offset by partial year staff reductions due to merger consolidations. At year-end 1994, the number of full-time equivalent employees declined by over 900 as operations and systems mergers were completed for acquired companies. Net occupancy expense increased 1.6% in 1994. Equipment expenses increased 2.5% in 1994, as technological improvements were made in delivery systems and support areas. FDIC premium expense was lower by 11.7%.

Provision for Income Taxes

  The provision for income taxes was $364.4 million in 1995 compared to $225.9 million in 1994 and $246.9 million in 1993. The $138.5 million increase in 1995 tax expense was primarily due to higher pre-tax income. The provision for income taxes for 1995, 1994 and 1993 were at effective rates of 35.7%, 34.3% and 31.5%, respectively.

Accounting Standards Effective in 1996

 FAS 121 - Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") was issued in March 1995. FAS 121, which is effective beginning with 1996, addresses the accounting for and the measurement of the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. The impact that FAS 121 will have on CoreStates' future results of operations cannot be estimated with certainty at the current time. However, the adoption of FAS 121 is not expected to have a material impact on CoreStates' financial condition.

 FAS 122 - Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65" ("FAS 122") was issued in May 1995 to modify the treatment of capitalized mortgage servicing rights by mortgage banking enterprises. FAS 122, which is effective beginning with 1996, amends FASB Statement No. 65 to eliminate the separate treatment of servicing rights acquired through loan originations versus those acquired through purchase. The adoption of FAS 122 is not expected to have a material impact on CoreStates' results of operations or financial condition.

 FAS 123 - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued in October 1995 to establish accounting and reporting standards for stock-based employee compensation plans such as stock option and restricted stock plans ("stock-based plans"). FAS 123 defines a fair value based method of accounting for measuring compensation expense for stock-based plans and encourages all entities to adopt that method of accounting. However, FAS 123 also permits entities to continue to measure compensation expense for stock-based plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the intrinsic value based method must make pro forma disclosures of net income and earnings per share as if the fair value based method defined by FAS 123 was applied.

  Under the fair value based method, compensation expense would be measured as the value of an award under a stock-based plan on the date the award is granted, and would be recognized over the vesting period of the award. Under the intrinsic value based method, compensation expense is measured as the excess, if any, of the market price of the stock underlying the award on the date the award is granted, over the exercise price. Under CoreStates' stock-based long-term incentive plan, awards have no intrinsic value on the date of grant as the exercise price equals the market price on that date. Currently, CoreStates does not expect to adopt the FAS 123 fair value based method of accounting for its stock-based plans, but will provide the required pro forma disclosures in the December 31, 1996 financial statements.


CORESTATES FINANCIAL CORP AND SUBSIDIARIES                                                             Page 1 of 2
SUPPLEMENTAL FINANCIAL DATA
CONSOLIDATED AVERAGE BALANCE SHEET AND TAXABLE EQUIVALENT INCOME/EXPENSE AND RATES
                                         1995                                1994                                1993
                             --------------------------------   ---------------------------------   --------------------------------

                              Average                Income/     Average                Income/      Average               Income/
                              balance      Rate      expense     balance      Rate      expense      balance    Rate       expense
                             -----------  -------  ----------   ----------  ---------  ----------   ---------  --------  -----------

INTEREST EARNING ASSETS        (000,000)                 (000)   (000,000)                   (000)   (000,000)                (000)
Time deposits, principally
 Eurodollars (a)............  $   1,929    6.32%   $  121,993   $   1,623    4.37%     $   70,996   $   1,423    3.39%  $   48,214
Investment securities (b):
  U.S. Government...........      4,946    5.87       290,474       5,498    5.48         301,515       6,120    6.09      372,738
  State and municipal.......        665    8.42        56,018         778    7.97          62,027         890    8.26       73,500
  Other.....................        819    6.15        50,366       1,087    5.54          60,252       1,023    5.34       54,649
                              ---------            ----------   ---------              ----------   ---------           ----------
         Total investment
          securities........      6,430    6.17       396,858       7,363    5.76         423,794       8,033    6.24      500,887
Federal funds sold and
 securities purchased
    under agreement to
     resell.................        322    6.12        19,695         289    4.38          12,652         336    3.26       10,959
Trading account securities..        280    7.42        20,785         139    6.78           9,419         150    7.38       11,072
Loans (b)(c)(d):
  Domestic:
    Commercial, industrial
     and other..............     12,743    9.39     1,196,623      11,164    8.30         927,082      10,135    7.80      790,553
    Real estate.............     11,547    8.84     1,021,029      11,978    7.95         951,681      12,459    7.78      968,967
    Consumer................      3,773   12.66       477,713       4,117   10.44         429,832       3,851   10.79      415,390
    Financial institutions..        716    7.03        50,320         626    8.00          50,106         716    6.15       44,058
    Factoring receivables...        543   10.63        57,747         587    9.95          58,389         554    9.62       53,312
    Lease financing.........      1,125    7.93        89,284       1,041    8.45          87,982         897    9.31       83,466
  Foreign...................        820    6.87        56,303         597    5.39          32,155         551    5.00       27,565
                              ---------            ----------   ---------              ----------   ---------           ----------
          Total loans, net
           of discounts.....     31,267    9.43     2,949,019      30,110    8.43       2,537,227      29,163    8.17    2,383,311

                              ---------            ----------   ---------              ----------   ---------           ----------

          Total interest
           earning assets(d). $  40,228    8.72     3,508,350   $  39,524    7.73       3,054,088   $  39,105    7.56    2,954,443

                              =========   -----    ----------   =========   -----      ----------   =========   -----   ----------
FUNDING SOURCES
Interest bearing
 liabilities (b):
  Deposits in domestic
   offices (e):
    Commercial..............  $     669    5.58%   $   37,321   $     580    4.15%     $   24,061   $     752    3.97%  $   29,842
    NOW accounts............      3,377    1.51        46,724       3,540    1.15          37,384       3,343    1.43       43,308
    Money Market Accounts...      6,023    3.29       197,431       6,386    2.27         144,475       6,672    2.01      134,091
    Consumer savings........      5,040    2.28       114,700       5,509    1.87         103,142       5,269    1.93      101,471
    Consumer certificates...      9,132    5.39       492,610       7,993    4.28         341,843       8,519    4.32      368,122
  Time deposits of
   overseas branches
    and subsidiaries........      1,089    4.80        52,261         831    3.56          29,602         718    2.57       18,453
                              ---------            ----------   ---------              ----------   ---------           ----------
          Total interest
           bearing deposits.     25,330    3.76       941,047      24,839    2.77         680,507      25,273    2.79      695,287
  Short-term funds
   borrowed:
    Federal funds
     purchased and
     securities sold
      under agreements to
       repurchase...........      2,203    5.68       125,117       2,092    4.17          87,276       1,951    2.99       58,291
    Commercial paper........      1,051    5.94        62,459         757    4.24          32,089         606    3.14       19,051
    Other...................        498    5.33        26,543         587    5.15          30,253         480    4.45       21,347
                              ---------            ----------   ---------              ----------   ---------           ----------
          Total short-term
           funds borrowed...      3,752    5.71       214,119       3,436    4.35         149,618       3,037    3.25       98,689
  Long-term debt (b)(f).....      2,262    6.76       152,989       2,040    5.71         116,419       1,894    5.27       99,837
                              ---------            ----------   ---------              ----------   ---------           ----------
          Total interest
           bearing
           liabilities......     31,344    4.17     1,308,155      30,315    3.12         946,544      30,204    2.96      893,813
Portion of non-interest
 bearing funding sources....      8,884                             9,209                               8,901
                              ---------            ----------   ---------              ----------   ---------           ----------
          Total funding
           sources..........  $  40,228    3.25     1,308,155   $  39,524    2.40         946,544   $  39,105    2.29      893,813
                              =========   -----    ----------   =========   -----      ----------   =========   -----   ----------
Net interest income and
 net interest margin........               5.47%   $2,200,195                5.33%     $2,107,544                5.27%  $2,060,630
                                          =====    ==========               =====      ==========               =====   ==========
- --------------------

(a) Yields and income on time deposits include net Eurodollar trading profits.
(b) The net impact of interest rate swaps is recognized as an adjustment to interest income or expense of the related hedged asset or liability.
(c)  Yields and income on loans include fees on loans.
(d)  Non-performing loans are included in interest earning assets.
(e) Average balances on interest bearing demand deposits in domestic offices are reduced by specified reserve amounts for purposes of rate calculations.
(f) Rates on long-term debt are based on average balances excluding capital lease obligations.

  CORESTATES FINANCIAL CORP AND SUBSIDIARIES                       Page 2 of 2
  SUPPLEMENTAL FINANCIAL DATA
  CONSOLIDATED AVERAGE BALANCE SHEET AND TAXABLE EQUIVALENT INCOME/EXPENSE AND
                                                             RATES

                                         1995                                1994                                1993
                             --------------------------------   ---------------------------------   --------------------------------

                              Average                Income/     Average                Income/      Average               Income/
                              balance      Rate      expense     balance      Rate      expense      balance    Rate       expense
                             -----------  -------  ----------   ----------  ---------  ----------   ---------  --------  -----------

                                (000,000)               (000)    (000,000)                (000)     (000,000)                 (000)
Non-Interest Earning Assets
  Cash.......................  $   2,779                        $   2,982                          $   2,956
  Allowance for loan losses..       (685)                            (692)                              (641)
  Other assets...............      2,383                            2,017                              2,016
                               ---------                        ---------                          ---------
       Total non-interest
        earning assets.......  $   4,477                        $   4,307                          $   4,331
                               =========                        =========                          =========
  Total average assets.......  $  44,705                        $  43,831                          $  43,436
                               =========                        =========                          =========

  Non-Interest Bearing
   Funding Sources
  Demand deposits:
    Domestic.................  $   7,352                        $   7,698                          $   7,646
    Foreign..................        420                              417                                369
  Other liabilities..........      1,847                            1,775                              1,771
  Shareholders' equity.......      3,742                            3,626                              3,446
  Non-interest bearing
   funding sources used
    to fund earning assets...     (8,884)                          (9,209)                            (8,901)
                               ---------                        ---------                          ---------
       Total net
        non-interest
        bearing
           funding sources...  $   4,477                        $   4,307                          $   4,331
                               =========                        =========                          =========

  Supplementary Averages
  Net demand deposits........  $   6,190                        $   6,189                          $   6,194
  Net Federal funds
   purchased and
   securities sold under
    agreements to
     repurchase..............      1,881     5.60%    $105,422      1,803    4.14%   $74,624           1,615    2.93%      $47,332
  Commercial certificates
   of deposit in domestic
    offices over $100,000....        669     5.46       36,520        550    4.09     22,499             680    3.97        27,004
  Average prime rate.........                8.84                            6.60                               6.00


CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data: Continued
CONDENSED CONSOLIDATED STATEMENT OF INCOME
 AND SELECTED FINANCIAL DATA

(In thousands, except per share amounts)
Condensed Consolidated Statement of Income

                                                                             Year Ended December 31,
                                     ---------------------------------------------------------------------------------------------
                                        1995                    1994                   1993                1992            1991

                                     ----------              ----------             ----------          ----------      ----------
Interest income and fees.........    $3,475,080              $3,014,559             $2,904,949          $3,086,072      $3,716,204
Interest expense.................     1,308,155                 946,544                893,813           1,197,856       1,895,051
                                     ----------              ----------             ----------          ----------      ----------
 Net interest income.............     2,166,925               2,068,015              2,011,136           1,888,216       1,821,153
Provision for losses on loans....       144,002                 279,195                189,372             260,809         429,870
                                     ----------              ----------             ----------          ----------      ----------
  Net interest income after
   provision for losses
     on loans....................     2,022,923               1,788,820              1,821,764           1,627,407       1,391,283
Non-interest income..............       882,222                 788,487                832,720             854,051         878,908
Non-financial expenses...........     1,885,528               1,918,242              1,869,544           1,867,602       1,806,383
                                     ----------              ----------             ----------          ----------      ----------
Income before income taxes.......     1,019,617                 659,065                784,940             613,856         463,808
Provision for income taxes.......       364,441                 225,859                246,854             187,424         145,549
                                     ----------              ----------             ----------          ----------      ----------
Income from continuing
 operations before cumulative
  effect of a change in
   accounting principle..........       655,176                 433,206                538,086             426,432         318,259
Loss from discontinued
 operations, net of tax..........             -                       -                      -                   -          (6,500)
                                     ----------              ----------             ----------          ----------      ----------
Income before cumulative
 effect of a change in accounting
  principle......................       655,176                 433,206                538,086             426,432         311,759
Cumulative effect of a
 change in accounting principle,
  net of tax.....................             -                       -                (15,740)           (107,715)              -
                                     ----------              ----------             ----------          ----------      ----------
Net income.......................    $  655,176              $  433,206             $  522,346          $  318,717      $  311,759
                                     ==========              ==========             ==========          ==========      ==========
Per common share data:
 Income from continuing
  operations before
    cumulative effect of a
     change in accounting
      principle.................         $2.95(a)                $1.91(b)         $     2.35          $     1.97      $     1.51
 Income before cumulative
  effect of a change in
   accounting  principle........          2.95(a)                 1.91(b)                2.35                1.97            1.48
 Net income.....................          2.95(a)                 1.91(b)                2.29                1.47            1.48
 Dividends paid.................          1.36                    1.20                   1.11                1.00            0.96
 Dividends declared (c).........          1.44                    1.24                   1.14                1.02            0.97
Average common shares
 outstanding....................        222,268                 226,234                228,580             216,707         210,422
Operating Ratios:
 Income before cumulative
  effect of a change in
   accounting principle as a
    percent of:
     Average common
      shareholders' equity......         17.51%(a)               11.95%(b)              15.61%              13.87%          11.11%
     Average total assets.......          1.47(a)                 0.99(b)                1.24                1.00            0.74
Average total shareholders'
 equity as a percent of average
  total assets..................          8.37                    8.27                   7.93                7.20            6.68
Dividends declared as a
 percent of income from
  continuing operations.........         48.81(a)                64.92(b)               48.51               51.78           64.24

Full Time Equivalent Staff......         19,957                  22,621                 23,569              23,652          23,483

(a) Includes the impact of after-tax net restructuring charges of $0.37 per share, merger-related charges of $0.05 per share, after-tax gains of $0.04 per share on the exchange of equity securities, and an after-tax gain of $0.05 per share related to a change in ownership interests in a joint venture. Excluding the impact of these items, net income per common share was $3.28, return on average common shareholders' equity was 19.43%, and return on average total assets was 1.63%.
(b) Includes the impact of after-tax merger-related charges of $0.74 per share recorded for the acquisitions of Constellation Bancorp and Independence Bancorp, Inc. Excluding the impact of these merger-related charges, per share income before the cumulative effect of a change in accounting principle was $2.65, return on average common shareholders' equity was 16.54%, and return on average total assets was 1.37%.
(c) Cash dividends declared per share for the periods prior to the acquisitions of Meridian on April 9, 1996, Independence on June 27, 1994 and Constellation on March 16, 1994 assume that the Corporation would have declared cash dividends equal to the cash dividends per share actually declared by the Corporation.

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data: Continued
CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except per share amounts)
                                                                         December 31,
                                          -------------------------------------------------------------------------
                                                1995          1994           1993           1992          1991
                                          --------------  ------------  -------------  -------------  -------------
ASSETS
Cash and due from banks.................    $ 3,662,143   $ 3,024,589    $ 3,187,390    $ 3,282,948    $ 2,925,512
Time deposits, principally Eurodollars..      1,909,260     1,874,066      1,421,317      1,981,443      1,852,468
Federal funds sold......................        719,937       923,630        256,221        407,150        426,850
Trading account securities..............        147,218       347,376         43,009         68,053         61,032
Investment securities...................      5,632,232     7,261,905      7,768,755      8,036,613      7,097,860
Loans...................................     31,714,152    30,755,394     29,838,397     28,524,547     28,768,804
Allowance for loan losses...............       (670,265)     (681,124)      (636,915)      (620,039)      (662,770)
Due from customers on acceptances.......        560,707       352,347        342,065        666,351        221,923
Premises, equipment and other assets....      2,321,858     2,189,890      1,988,353      2,344,210      2,249,678
                                            -----------   -----------    -----------    -----------    -----------
        Total assets....................    $45,997,242   $46,048,073    $44,208,592    $44,691,276    $42,941,357
                                            ===========   ===========    ===========    ===========    ===========

LIABILITIES
Deposits:
  Domestic:
    Non-interest bearing................    $ 8,937,147   $ 8,625,125    $ 8,767,602    $ 8,531,732    $ 7,673,469
    Interest bearing....................     23,883,726    25,023,283     24,298,434     25,506,339     25,688,542
  Overseas branches and subsidiaries....      1,142,947     1,125,997        797,987        781,622        839,327
                                            -----------   -----------    -----------    -----------    -----------
        Total deposits..................     33,963,820    34,774,405     33,864,023     34,819,693     34,201,338
Short-term funds borrowed...............      3,677,013     3,461,249      2,766,750      2,876,506      3,041,047
Bank acceptances outstanding............        549,048       346,239        347,011        668,919        223,512
Other liabilities.......................      1,719,697     1,571,985      1,515,718      1,370,861      1,075,151
Long-term debt..........................      2,212,099     2,163,263      2,010,581      1,671,376      1,385,656
                                            -----------   -----------    -----------    -----------    -----------
        Total liabilities...............     42,121,677    42,317,141     40,504,083     41,407,355     39,926,704
                                            -----------   -----------    -----------    -----------    -----------

SHAREHOLDERS' EQUITY
Common..................................      3,875,565     3,730,932      3,704,509      3,283,921      3,014,653
                                            -----------   -----------    -----------    -----------    -----------
        Total shareholders' equity......      3,875,565     3,730,932      3,704,509      3,283,921      3,014,653
                                            -----------   -----------    -----------    -----------    -----------
        Total liabilities and
         shareholders' equity...........    $45,997,242   $46,048,073    $44,208,592    $44,691,276    $42,941,357
                                            ===========   ===========    ===========    ===========    ===========
Book value per common share.............         $17.45        $16.23         $16.13         $14.46         $14.04
                                            ===========   ===========    ===========    ===========    ===========

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data: continued


Rate/Volume Analysis Taxable Equivalent Basis
(in thousands)
                                                  1995 vs. 1994                              1994 vs. 1993
                                    -----------------------------------------  -----------------------------------------
                                         Increase (decrease) in interest           Increase (decrease) in interest
                                    -----------------------------------------  -----------------------------------------
                                     Income/           Change attributable to    Income/          Change attributable to
                                                       ----------------------                     ----------------------
                                     expense           Volume         Rate       expense         Volume          Rate
                                    --------------   -----------   ----------  ------------   ------------   -----------
Interest earning assets
- -----------------------
Time deposits, principally
   Eurodollars.....................       $ 50,997      $ 13,372     $ 37,625      $ 22,782       $  6,780      $ 16,002
Investment securities..............        (26,936)      (54,103)      27,167       (77,093)       (43,713)      (33,380)
Federal funds sold.................          7,043         1,445        5,598         1,693         (1,532)        3,225
Trading account securities.........         11,366         9,560        1,806        (1,653)          (812)         (841)
Loans:
   Domestic........................        387,644        70,798      316,846       149,326         82,587        66,739
   Foreign.........................         24,148        12,020       12,128         4,590          2,300         2,290
                                          --------      --------     --------      --------       --------      --------
      Total interest income........        454,262        53,092      401,170        99,645         45,610        54,035
                                          --------      --------     --------      --------       --------      --------

Interest bearing funds
- ----------------------
Deposits:
  Domestic.........................        237,881        33,558      204,323       (25,929)       (27,851)        1,922
  Overseas.........................         22,659         9,185       13,474        11,149          2,904         8,245
Short-term funds borrowed:
  Federal funds purchased..........         37,841         4,629       33,212        28,985          4,216        24,769
  Other............................         26,660         7,882       18,778        21,944          9,503        12,441
Long-term debt.....................         36,570        12,676       23,894        16,582          7,694         8,888
                                          --------      --------     --------      --------       --------      --------
      Total interest expense.......        361,611        67,930      293,681        52,731         (3,534)       56,265
                                          --------      --------     --------      --------       --------      --------

Net interest income................       $ 92,651      $(14,838)    $107,489      $ 46,914       $ 49,144      $ (2,230)
- -------------------                       ========      ========     ========      ========       ========      ========

Notes to Rate/Volume Analysis

Changes in interest income or expense not arising solely as a result of volume or rate variances are allocated to rate variances due to the interest sensitivity of consolidated assets and liabilities.

Included in interest income is $69.8 million, $80.6 million, $76.9 million of loan fees for the years ended 1995, 1994 and 1993, respectively.

Non-performing loans are included in interest earning assets.

The changes in interest expense on domestic deposits attributable to volume and rate are adjusted by specific reserves as average balances are reduced by such reserve amounts for purposes of rate calculations.

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data:  Continued


LOAN PORTFOLIO

The following are summaries of certain loan categories, net of unearned discounts, for the five years ended December 31, 1995 (in thousands):

                                              1995         1994         1993         1992         1991
                                          -----------  -----------  -----------  -----------  ------------
Domestic loans:
  Commercial, industrial and other....    $12,597,470  $11,834,603  $10,707,727  $10,141,267   $10,699,269
  Real estate loans:
    Construction and development......        607,845      599,331      652,940      832,014     1,218,551
    Residential.......................      5,648,661    6,148,469    6,329,149    6,404,682     5,634,324
    Other, primarily commercial
     mortgages and commercial loans
      secured by owner-occupied
       real estate....................      4,712,473    5,059,676    5,165,790    5,056,874     4,746,057
                                          -----------  -----------  -----------  -----------   -----------
        Total real estate loans.......     10,968,979   11,807,476   12,147,879   12,293,570    11,598,932
  Consumer loans:
    Installment.......................      2,758,468    2,686,024    2,727,286    2,578,420     2,874,110
    Credit card.......................      1,681,649    1,492,004    1,269,980    1,056,153     1,077,063
                                          -----------  -----------  -----------  -----------   -----------
        Total consumer loans..........      4,440,117    4,178,028    3,997,266    3,634,573     3,951,173
  Financial institutions..............        961,289      675,047      879,700      795,033     1,009,603
  Factoring receivables...............        557,272      622,380      555,211      454,244       402,752
  Lease financing.....................      1,167,356    1,043,932      999,311      800,603       710,358
                                          -----------  -----------  -----------  -----------   -----------
         Total domestic loans.........     30,692,483   30,161,466   29,287,094   28,119,290    28,372,087
Foreign loans:
  Loans to or guaranteed by foreign
    banks:
      Government owned and central
        banks.........................              -            -            -          257         1,506
      Other foreign banks.............        615,166      301,080      332,288      203,572       135,279
  Commercial and industrial...........        406,503      283,535      218,655      201,428       242,479
  Loans to other
   financial institutions.............              -        9,313          360                     17,453
                                          -----------  -----------  -----------  -----------   -----------
        Total foreign loans...........      1,021,669      593,928      551,303      405,257       396,717
                                          -----------  -----------  -----------  -----------   -----------
                       Total loans....    $31,714,152  $30,755,394  $29,838,397  $28,524,547   $28,768,804
                                          ===========  ===========  ===========  ===========   ===========

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data:  Continued

Risk Elements

NON-PERFORMING ASSETS

The following represents the Corporation's non-accrual loans, renegotiated loans and other real estate owned for the five years ended December 31, 1995 (in thousands):

                                      1995        1994         1993        1992         1991
                                   ----------  -----------  ----------  ----------  ------------
Non-accrual loans
Domestic.........................   $223,602     $348,885    $449,340    $713,559    $  888,840
Foreign..........................          -          158         171       3,047         8,797
                                    --------     --------    --------    --------    ----------
     Total non-accrual loans.....    223,602      349,043     449,511     716,606       897,637
                                    --------     --------    --------    --------    ----------
Renegotiated loans (a)...........      7,202        8,067      66,399      73,041        62,531
                                    --------     --------    --------    --------    ----------
     Total non-performing loans..    230,804      357,110     515,910     789,647       960,168
                                    --------     --------    --------    --------    ----------
Other real estate owned (OREO)...     37,502       83,546     109,871     107,494       100,587
                                    --------     --------    --------    --------    ----------
Total non-performing assets......   $268,306     $440,656    $625,781    $897,141    $1,060,755
                                    ========     ========    ========    ========    ==========

Non-performing assets as a
  percentage of loans plus OREO..       0.85%        1.43%       2.09%       3.13%         3.67%
                                    ========     ========    ========    ========    ==========

Non-performing assets as a
  percentage of total assets.....       0.58%        0.96%       1.42%       2.01%         2.47%
                                    ========     ========    ========    ========    ==========
- -------------------

(a)  There were no foreign renegotiated loans in any periods presented.


The following reflects the effect of non-accrual and renegotiated loans on both interest income and net interest income for the three years ended December 31, 1995 (in thousands):

                                            1995     1994      1993
                                          -------  --------  -------
Interest income which would have been
 recorded in accordance with
  original terms:
    Domestic..........................    $27,452   $35,554  $41,053
    Foreign...........................          8         9       38
                                          -------   -------  -------
       Total..........................     27,460    35,563   41,091
                                          -------   -------  -------
Interest income reflected in total
 operating income:
    Domestic..........................     14,354    12,599   18,006
    Foreign...........................          -         -        -
                                          -------   -------  -------
       Total..........................     14,354    12,599   18,006
                                          -------   -------  -------

Net reduction in interest income and
 net interest income..................    $13,106   $22,964  $23,085
                                          =======   =======  =======

ACCRUING LOANS PAST DUE 90 DAYS OR MORE

Accruing loans 90 days or more past due as to payment of interest or principal for the five years ended December 31, 1995 were as follows (in thousands):

                         1995      1994      1993       1992       1991
                       --------  --------  --------  ---------  ---------

Total (a)..........    $88,671   $77,860   $80,718   $138,615   $165,869
                       =======   =======   =======   ========   ========
- -------------------

(a) There were no foreign loans past due 90 days or more in any periods presented.

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data:  Continued


CONSOLIDATED ALLOWANCE FOR LOAN LOSSES

The following table summarizes the distribution of loan charge-offs and recoveries by type of loan for the five years ended December 31, 1995 (in thousands):

                                             1995        1994          1993           1992           1991
                                          ----------  ----------  --------------  -------------  -------------
Balance at beginning of year:
 Domestic............................      $661,124    $626,915     $610,039       $652,770       $661,332
 Foreign.............................        20,000      10,000       10,000         10,000         16,513
                                           --------    --------     --------       --------       --------
                                            681,124     636,915      620,039        662,770        677,845
                                           --------    --------     --------       --------       --------

Allowance for loans purchased  at date
 of purchase:
    Domestic.........................             -      24,931        5,797          3,182              -
                                           --------    --------     --------       --------       --------

Allowance for loans sold at date of
 sale:
    Domestic.........................             -      (2,377)           -        (14,700)       (27,486)
    Foreign..........................             -           -         (353)             -              -
                                           --------    --------     --------       --------       --------
                                                  -      (2,377)        (353)       (14,700)       (27,486)
                                           --------    --------     --------       --------       --------
Recoveries, by type of loan:
 Domestic:
    Commercial, industrial and other.        35,535      29,845       48,659         30,296         28,841
    Real estate......................        26,477      24,058       12,438          9,485          6,980
    Consumer.........................        22,690      26,741       22,574         26,708         25,151
    Financial institutions...........           231         654        2,246          2,776          1,966
 Foreign.............................           293       2,616       12,645         13,138         26,586
                                           --------    --------     --------       --------       --------
        Total recoveries.............        85,226      83,914       98,562         82,403         89,524
                                           --------    --------     --------       --------       --------

Charge-offs, by type of loan:
 Domestic:
    Commercial, industrial and other.        71,199     124,610      123,661        155,742        203,281
    Real estate......................        67,184     149,738       91,103        129,123        132,202
    Consumer.........................        99,652      67,065       60,922         86,360        153,941
    Financial institutions...........         2,052          41          816          3,195         14,669
 Foreign.............................             -           -            -              5          2,890
                                           --------    --------     --------       --------       --------
        Total loans charged off......       240,087     341,454      276,502        374,425        506,983
                                           --------    --------     --------       --------       --------

Total net charge-offs................       154,861     257,540      177,940        292,022        417,459
                                           --------    --------     --------       --------       --------

Provision charged to operating expense:
 Domestic............................       139,295     271,811      201,664        273,942        460,079
 Foreign.............................         4,707       7,384   (12,292)(a)     (13,133)(a)    (30,209)(a)
                                           --------    --------   ----------      ---------      ---------
                                            144,002     279,195      189,372        260,809        429,870
                                           --------    --------     --------       --------       --------
Balance at end of year:
 Domestic............................       645,265     661,124      626,915        610,039        652,770
 Foreign.............................        25,000      20,000       10,000         10,000         10,000
                                           --------    --------     --------       --------       --------
                                           $670,265    $681,124     $636,915       $620,039       $662,770
                                           ========    ========     ========       ========       ========
Ratios
Net charge-offs as a percentage
 of average loans outstanding........          0.50%       0.86%       0.61 %          1.01%          1.42%
                                           ========    ========     ========       ========       ========
Allowance for loan losses as a
 percentage of year-end loans........          2.11%       2.21%        2.14%         2.17 %          2.30%
                                           ========    ========     ========       ========       ========
- ---------------------

(a) Reflects reallocation of the foreign allowance for loan losses to the domestic allowance for loan losses.

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data:  Continued

DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES (a)

The distribution of the allowance for loan losses and the percentage of each loan type to total loans for the five years ended December 31, 1995 is illustrated in the table below (in millions):

December 31,
                                      1995                1994               1993                1992               1991
                             --------------------  -----------------  ------------------  -----------------  -----------------
                                            %                   %                  %                   %                  %
                                         of Loan             of Loan            of Loan             of Loan            of Loan
                                        category            category           category            category           category
                                           to                  to                 to                  to                 to
                                          total               total              total               total              total
                             Allowance    loans   Allowance   loans   Allowance  loans   Allowance   loans   Allowance  loans
                            ------------ -------- --------- --------  ---------- ------ ----------- ------- ---------- -------
Loan type
- ---------
Domestic:...................  $  321.4      41%     $314.5     41%      $314.9     38%     $313.8      37%     $358.3     39%
      Commercial and
       industrial
Real estate:
       Construction.........      33.7      20        60.9     22         74.0     23       110.8      25       108.7     24
       Other................     118.6      15       127.8     16        105.1     17        65.5      18        70.7     16
     Consumer...............     151.1      14       125.1     13        113.4     13        99.7      13       103.0     14
     Other domestic loans...      20.5       7        32.8      6         19.5      7        20.2       6        12.1      6
Foreign.....................      25.0       3        20.0      2         10.0      2        10.0       1        10.0      1
                                --------   -----     ------   ---        ------    ---      ------     ---      ------    ---
        Total...............  $  670.3     100%     $681.1    100%      $636.9    100%     $620.0     100%     $662.8    100%
                                ========   =====    ======    ===       ======    ===      ======     ===      ======     ===

(a) This distribution is made for analytical purposes. It does not represent specific allocations of the allowance. The total allowance is available to absorb losses from any segment of the portfolio.

COMMERCIAL CERTIFICATES OF DEPOSIT OVER $100,000 ISSUED BY DOMESTIC OFFICES (in thousands)

                                                  December 31,
                             ---------------------------------------------------------
                                         1995                      1994
                             ------------------------   ------------------------------
                               Amount      Percent           Amount       Percent
                             ------------  ----------   ------------  ----------------
Maturity Distribution
  3 months or less.........      $547,738        78.7%   $486,247        79.6%
  3 through 6 months.......        78,725        11.3      67,757        11.1
  6 through 12 months......        55,445         8.0      50,012         8.2
  Over 12 months...........        14,062         2.0       7,190         1.1
                                 --------     --------    -------     --------
     Total.................      $695,970       100.0%   $611,206       100.0%
                                 ========     ========    ========    ========


CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data:  Continued

INTEREST SENSITIVITY ANALYSIS AT DECEMBER 31, 1995
(in millions)
                                                                        Rate Maturity Period
                                          ----------------------------------------------------------------------------
                                                                                                    Greater
                                             1-90       91-181     182-365       1-2       2-5       than 5
                                             Days        Days        Days       Years     Years      Years     Total
                                          ----------   --------   ---------   --------   --------   -------   --------
EARNING ASSETS
Federal funds sold, resale agreements
 and trading account securities..........    $   867                                                          $    867
Time deposits............................      1,063    $   408    $    438                                      1,909
Investment securities....................        949        527       1,100    $ 1,246    $ 1,486   $   324      5,632
Interest rate swaps......................      1,668      1,003       1,759      1,561      3,042       914      9,947
Asset financial futures..................          7         23         396         52        101        48        627
                                             -------    -------    --------    -------    -------   -------   --------
     Total discretionary assets..........      4,554      1,961       3,693      2,859      4,629     1,286     18,982
Total loans(a)...........................     20,226      1,736       2,035      2,606      3,924     1,187     31,714
                                             -------    -------    --------    -------    -------   -------   --------
Total earning assets.....................     24,780      3,697       5,728      5,465      8,553     2,473     50,696
                                             -------    -------    --------    -------    -------   -------   --------

FUNDING SOURCES
Federal funds purchased, repurchase
   agreements and other short-term funds
   borrowed..............................      3,564        103          10          -          -         -      3,677
Domestic and foreign time deposits(b)....      1,659         78          55          8         28        19      1,847
Long-term debt...........................      1,120         21          23          4        162       882      2,212
Interest rate swaps......................      9,423         25         200         71        224         4      9,947
Liability financial futures..............        327        259          41          -          -         -        627
                                             -------    -------    --------    -------    -------   -------   --------
     Total discretionary liabilities.....     16,093        486         329         83        414       905     18,310
                                             -------    -------    --------    -------    -------   -------   --------
Savings certificates.....................      2,426      1,547       2,352      1,411        906       332      8,974
Money market, savings and NOW............      3,753      1,498       2,217      2,102      3,751       885     14,206
 accounts(c)
Net non-interest bearing funds(d)(e).....      3,118          6          (6)        28        141     5,919      9,206
                                             -------    -------    --------    -------    -------   -------   --------
  Total savings certificates and
   indefinite
    maturity liabilities.................      9,297      3,051       4,563      3,541      4,798     7,136     32,386
                                             -------    -------    --------    -------    -------   -------   --------
Total net funding sources................     25,390      3,537       4,892      3,624      5,212     8,041     50,696
                                             -------    -------    --------    -------    -------   -------   --------

Period gap...............................       (610)       160         836      1,841      3,341    (5,568)         -
Cumulative gap...........................       (610)      (450)        386      2,227      5,568         -          -
Adjustments(f)...........................        775       (272)       (422)    (1,779)    (4,155)    5,853          -
                                             -------    -------    --------    -------    -------   -------   --------
Adjusted period gap......................    $   165    $  (112)   $    414    $    62    $  (814)  $   285   $      -
                                             =======    =======    ========    =======    =======   =======   ========
Cumulative gap............................   $   165    $    53    $    467    $   529    $  (285)        -   $      -
                                             =======    =======    ========    =======    =======   =======   ========

Notes to interest sensitivity analysis:

(a)  Non-performing loans are included in 1-90 days.
(b)  Deposit volumes exclude time deposits not at interest.
(c) Adjustments to the interest sensitivity of savings and NOW account balances reflect managerial assumptions based on historical experience, simulation results as to the behavior of both the balances and rates on these products in potential future rate environments and CoreStates' intent for positioning these products.
(d) Net non-interest bearing funds is the sum of non-interest bearing liabilities and shareholders' equity minus non-interest earning assets.
(e) The estimated volume of stable net non-interest bearing funds is allocated to the over 1 year interest sensitivity period. Allocations to the under 1 year periods include: estimated volumes that are expected to vary inversely with interest rates; and the temporary difference between the actual volume of total net non-interest bearing funds on December 31, 1995 and the trend volume at the current level of interest rates.
(f) Adjustments reflect managerial assumptions as to the appropriate investment maturities for non-interest bearing funding sources, along with the funding of current investment and loan commitments.

CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data:  Continued

Loan Maturity and Interest Sensitivity, Net of Unearned Discounts


The contractual maturity of loans outstanding at December 31, 1995 was as follows (in thousands):

                                                    Due after one
                                       Due in one   year through    Due after
                                      year or less   five years    five years      Total
                                      ------------  -------------  -----------  ------------
 Commercial (includes Real Estate -
    Commercial Mortgage)...........    $13,402,199     $4,784,551   $2,381,080   $20,567,830

Real Estate - Construction.........        345,260        217,516       46,335       609,111
                                       -----------     ----------   ----------   -----------

 Total loans (excluding loans to
individuals)(a)....................    $13,747,459     $5,002,067   $2,427,415   $21,176,941
                                       ===========     ==========   ==========   ===========

- -----------------
(a) Loans due after one-year totaling $4,013,413 have fixed interest rates. The remaining 46% of such loans or $3,416,069 have floating or adjustable rates.


CoreStates Financial Corp and Subsidiaries
Supplemental Financial Data: Continued

INVESTMENT SECURITIES
(in thousands)

Carrying Value at December 31,
                                               1995(a)        1994(a)     1993(a)
                                          ---------------  -----------  -----------
U.S. Treasury and government agencies.....     $2,564,646   $3,103,635   $2,795,191
State and municipal.......................        549,035      695,655      779,270
Mortgage-backed...........................      1,758,883    2,665,138    3,354,546
Other.....................................        759,668      797,477      839,748
                                               ----------   ----------   ----------
   Total..................................     $5,632,232   $7,261,905   $7,768,755
                                               ==========   ==========   ==========

- ----------------------------
(a) Held-to-maturity and available-for-sale portfolios combined.

 Maturity Distribution and Weighted Average Yield at December 31, 1995(a)

                                           U.S. Treasury
                                          and Government    State and                          Total
                                                                                     ------------------------
                                             Agencies       Municipal      Other        Amount      Yield(b)
                                          ---------------  -----------  -----------  -------------  ---------

1 year or less...........................      $1,029,768   $  175,526   $  149,835     $1,355,129    6.09%
1 year through 5 years...................       1,459,424      207,146      250,469      1,917,039    6.21
5 years through 10 years.................          33,061      111,019       73,350        217,430    7.16
After 10 years...........................          42,393       55,344      286,014        383,751    6.34
                                               ----------   ----------   ----------     ----------
  Subtotal...............................      $2,564,646   $  549,035   $  759,668      3,873,349    6.23
                                               ==========   ==========   ==========
Mortgage-backed..........................                                                1,758,883    5.89
                                                                                        ----------
  Total..................................                                               $5,632,232    6.13
                                                                                        ==========

(a) Held-to-maturity and available-for-sale portfolios combined.
(b) The weighted average yield has been computed on a tax equivalent basis using an effective tax rate of 35%. The amount of the tax equivalent adjustment by range of maturity is as follows: 1 year or less - $4,479; 1 year to 5 years - $5,750; 5 years to 10 years - $2,995 and after 10 years - $4,339.